AGREEMENT AND PLAN OF MERGER

BY AND AMONG

LEEF BRANDS, INC.,

LEEF MERGER SUB INC.,

STANDARD HOLDINGS, INC.

AND

ROBERT J. MENDOLA, JR., AS THE REPRESENTATIVE

APRIL 14, 2026

TABLE OF CONTENTS

CONFIDENTIAL

LIST OF EXHIBITS

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this "**Agreement**") is made and entered into as of April 14, 2026 (the "**Agreement Date**") by and among Leef Brands, Inc., a British Columbia corporation ("**Parent**"), LEEF Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("**Merger Sub**"), Standard Holdings, Inc., a Delaware corporation (the "**Company**"), and Robert J. Mendola, Jr., as representative of the Stockholders (the "**Representative**").

RECITALS

A. The parties intend that Merger Sub shall merge with and into the Company (the "**Merger**"), with the Company to be the Surviving Company of the Merger as a direct wholly owned subsidiary of Parent (the "**Surviving Company**"), on the terms and subject to the conditions set forth in this Agreement and pursuant to the Delaware General Corporation Law (the "**DGCL**").

B. Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger as set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below.

"**Acquisition Proposal**" means any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Parent or any Affiliate of Parent), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (i) any acquisition or purchase by any Person of any securities of the Company or any tender offer or exchange offer for outstanding securities of the Company or any merger, consolidation, business combination or similar transaction involving the Company or its securities, (ii) any sale, lease, mortgage, pledge, exchange, transfer, license, acquisition, or disposition of any of the assets of the Company in any single transaction or series of transactions (other than assets of a de minimis value,) and (ii) the sale of Company products in the Ordinary Course of Business or nonexclusive, revocable (upon no more than 30 days' notice) licenses to the Company's intellectual property granted in the Ordinary Course of Business), (iii) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company, or any extraordinary dividend, whether of cash or other property or (iv) any other transaction outside of the ordinary course of business consistent with past practice the consummation of which would impede, interfere with, prevent or delay, or would reasonably be expected to impede, interfere with, prevent or delay, the consummation of the Merger or the other transactions contemplated hereby.

"**Action**" means any action, order, writ, injunction, demand, claim, suit, litigation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, arbitration, mediation, audit, inquiry, dispute, examination or investigation commenced, brought, conducted or heard

by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

"**Affiliate**" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and the term "**control**" (including the terms "**controlled by**" and "**under common control with**") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise. References herein to Affiliates of Parent shall be deemed to include the Surviving Company following the Effective Time.

"**Balance Sheet Date**" means February 28, 2026.

"**Base Stock Consideration**" means 12,592,960 Parent Common Shares.

"**Business Day**" means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in California.

"**Cannabis License**" means the local commercial cannabis licenses issued to Korben by the City of Sacramento and the Type 6 License (DCC-10002731) and a Type 11 License (C11-0000834-LIC) issued to Korben by the DCC.

"**Cash Payment Amount**" means an aggregate amount of cash equal to $10,000.00.

"**Certificate of Incorporation**" means the Company's Certificate of Incorporation, as amended and/or amended and restated from time to time, as in effect on the Agreement Date.

"**CGCL**" means the California General Corporation Law.

"**Claim**" means a claim for indemnification, compensation or reimbursement for Damages under Article 10.

"**Closing Financial Certificate**" means a certificate of the Company, certified as accurate and complete by the chief executive officer of the Company and dated as of the Closing Date, (i) attaching the Company's balance sheet as of March 31, 2026, (ii) setting froth all Debt outstanding as of the Closing and (iii) setting forth any unpaid Transaction Expenses as of the Closing.

"**Closing Price**" means, with respect to a share of Parent Common Shares, an amount equal to CAD$0.25 as converted to U.S. Dollars using the Bank of Canada's published exchange rate on February 26, 2026.

"**Closing Shares**" means the (i) the Base Stock Consideration *minus* (ii) the Closing Share Adjustment Amount.

"**Closing Share Adjustment Amount**" means a number of Parent Common Shares with a Closing Price equal to 0.92 *multiplied by* the *sum* of (i) the Company's Debt *plus* (ii) the Company's Transaction Expenses, in each case that remain unpaid as of the Closing and calculated immediately prior to the Effective Time.

"**COBRA**" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“**Code**” means the Internal Revenue Code of 1986, as amended.

“**Company Ancillary Agreement**” means each agreement or document (other than this Agreement) that the Company is to enter into as a party thereto pursuant to this Agreement.

“**Company Balance Sheet**” means the Company’s unaudited consolidated balance sheet as of the Balance Sheet Date.

“**Company Business**” means the business of the Company Group as of the Agreement Date and as of the Effective Time, consisting of the manufacturing and wholesale distribution of licensed Cannabis consumer packaged goods within the State of California.

“**Company Capital Stock**” means the Company Common Stock, the Company Series Seed Preferred Stock and the Company Senior Preferred Stock.

“**Company Common Stock**” means the Company’s Common Stock, $0.0001 par value per share.

“**Company Employee Agreement**” means each management, employment, retention, change in control, severance, Tax gross-up, consulting, relocation, repatriation or expatriation agreement or other similar Contract between the Company and any current or former employee, officer, independent contractor, director or other service provider of the Company.

“**Company Employee Plan**” means each (i) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (ii) stock option plan, stock purchase plan, other equity-based plan, bonus or incentive award plan, severance pay plan, program or arrangement, deferred compensation arrangement or agreement, employment agreement, consulting agreement, executive compensation plan, program, agreement or arrangement, retention plan, change in control plan, program or arrangement, supplemental income arrangement, vacation or paid-time off plan, death, hospitalization, health and welfare and fringe benefit plan, retirement, postretirement or retiree welfare arrangement, educational or employee assistance plan, employee loan and all other employee benefit plan, agreement, and arrangement, not described in (i) above; and (iii) plan or arrangement providing compensation to employee and non-employee directors, in each case in which the Company or any ERISA Affiliate sponsors, contributes to, or provides benefits under or through such arrangement, or has any obligation to sponsor, contribute to or provide benefits under, for the benefit of any current or former employee, officer, director, independent contractor or other service provider of the Company or any ERISA Affiliate (or their spouses, dependents, or beneficiaries) or with respect to which the Company or any ERISA Affiliate has or may have any Liability or obligation.

“**Company Financial Statements**” means (i) the unaudited consolidated balance sheets of the Company as of December 31, 2023, December 2024 and December 31, 2025 and the unaudited consolidated statements of operations, stockholders’ equity and cash flows of the Company for each of the 12 months then ended and (ii) the Company Balance Sheet and the unaudited consolidated statement of operations, stockholders’ equity and cash flows of the Company for the two month period then ended.

“**Company Group**” means the Company and Korben.

“**Company Intellectual Property Right**” means any Intellectual Property Right that is owned, purported to be owned, used, held for use, or practiced by, or exclusively licensed to, the Company, including any Intellectual Property Right incorporated into or otherwise used, held for use or practiced in connection with (or planned by the Company to be incorporated into or otherwise used, held for use or practiced in connection with) any Company Product.

"**Company Material Contract**" means any Contract required to be listed on the Company Disclosure Letter pursuant to Section 3.12 (whether or not so listed).

"**Company Options**" means all issued and outstanding options to purchase or otherwise acquire Company Capital Stock (whether or not vested) held by any Person.

"**Company Products**" means the products serviced, including manufactured, cultivated, processed, extracted, tested, stored, or delivered), from time to time by any of the Company Group.

"**Company Senior Preferred Stock**" means the Company's Senior Preferred Stock, $0.0001 par value per share.

"**Company Series Seed Preferred Stock**" means the Company's Series Seed-1 Preferred Stock, the Company's Series Seed-2 Preferred Stock and the Company's Series Seed-3 Preferred Stock.

"**Company Series Seed Preferred-1 Stock**" means the Company's Series Seed-1 Preferred Stock, $0.0001 par value per share.

"**Company Series Seed Preferred-2 Stock**" means the Company's Series Seed-2 Preferred Stock, $0.0001 par value per share.

"**Company Series Seed Preferred-3 Stock**" means the Company's Series Seed-3 Preferred Stock, $0.0001 par value per share.

"**Company Stockholder**" means any holder of Company Capital Stock as of immediately prior to the Effective Time.

"**Company Technology**" means any and all Technology owned, used, held for use or practiced by the Company, including any Technology incorporated into or otherwise used, held for use or practiced in connection with (or planned by the Company to be incorporated into or otherwise used, held for use or practiced in connection with) any Company Product.

"**Company Warrants**" means all issued and outstanding warrants to purchase or otherwise acquire Company Capital Stock (whether or not vested) held by any Person.

"**Company Web Site**" means any public or private web site owned, maintained, or operated at any time by or on behalf of the Company and any online service made available by the Company.

"**Contaminants**" means any material present in the Company Products that is a prohibited material, or is present in a prohibited quantity, under any applicable regulations, as well as any material not intended by the Company to be present in the Company Products or not disclosed in the applicable product labelling.

"**Contract**" means any written or oral legally binding contract, agreement, instrument, arrangement, commitment, understanding or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, purchase orders and sale orders).

"**Copyright**" means any copyright, mask work right, exclusive exploitation right, or similar or equivalent right with respect to Works of Authorship and any registration of the foregoing or application for the foregoing (including any moral or economic right, however denominated).

"**DCC License**" means all Cannabis Licenses issued to the Company by the State of California Department of Cannabis Control, as required for, or in connection with, the Company's business operations.

"**Debt**" means, without duplication, (i) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Company, whether or not represented by bonds, debentures, notes or other securities (whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise, (ii) all deferred indebtedness of the Company for the payment of the purchase price of property or assets purchased (other than accounts payable incurred in the ordinary course of business), (iii) all outstanding reimbursement obligations of the Company with respect to letters of credit, bankers' acceptances or similar facilities, (iv) all obligations of the Company under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (v) all obligations secured by any Encumbrance existing on property owned by the Company, whether or not indebtedness secured thereby will have been assumed, (vi) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing on prepayment (regardless if any of such are actually paid), as a result of the consummation of the Merger or any of the other transactions contemplated hereby or in connection with any lender consent, and (vii) all guaranties, endorsements, assumptions and other contingent obligations of the Company in respect of, or to purchase or to otherwise acquire, any of the obligations and other matters of the kind described in any of the clauses (i) through (vi) appertaining to third parties. Notwithstanding anything to the contrary set forth herein, the parties hereto acknowledge and agree that the Auto Loans (as defined in the Company Disclosure Letter) shall not constitute Debt hereunder.

"**Debt Conversion**" means all Debt outstanding pursuant to the Secured Note Documents shall have been cancelled and converted into Senior Preferred Stock of Company pursuant to the Debt Conversion Agreement.

"**Debt Conversion Agreement**" means that certain debt conversion agreement dated as of the Agreement Date between Company and certain of the Company Stockholders.

"**Dissenters Deadline Date**" means the first date at or after the Effective Time on which no holder of Company Capital Stock as of immediately prior to the Effective Time has an opportunity to perfect dissenters rights or appraisal rights in accordance with the DGCL and/or the CGCL under or in connection with the Merger in respect of any Company Capital Stock.

"**Dissenting Shares**" means any share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights and/or dissenters rights have been perfected prior to the Dissenters Deadline Date in accordance with the DGCL and/or the CGCL in connection with the Merger.

"**Encumbrance**" means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, exclusive license or covenant, option to obtain an exclusive license or covenant, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

"**Environmental Law**" means any Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata),

including any Law or regulation relating to any emission, discharge, release or threatened release of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

"**ERISA**" means the Employee Retirement Income Security Act of 1974, as amended.

"**ERISA Affiliate**" means any entity that would have ever been considered a single employer with the Company under Section 4001(b) of ERISA or part of the same "controlled group" as the Company for purposes of Section 302(d)(3) of ERISA.

"**Exchange Act**" means the Securities Exchange Act of 1934, as amended.

"**Expiration Date**" means the date that is twelve (12) months after the Closing Date.

"**Federal Cannabis Law**" means any U.S. federal law, civil, criminal or otherwise, that is directly or indirectly related to the cultivation, harvesting, production, marketing, distribution, sale or possession of cannabis, marijuana or related substances or products containing cannabis, marijuana or related substances, including the prohibition on drug trafficking under the Controlled Substances Act (21 U.S.C. § 801, et seq.).

"**Forfeited Shares**" means the number of Parent Common Shares equal to the Stockholder Indemnity Amount divided by the Closing Price.

"**Fraud**" shall mean common law fraud that is committed with actual (as opposed to imputed or constructive) knowledge of falsity and with the intention to deceive or mislead (as opposed to reckless indifference to the truth) another who is relying thereon (excluding, for the avoidance of doubt, any theory of fraud premised upon recklessness or gross negligence).

"**Fundamental Representations**" means the representations and warranties of (i) the Company set forth in Sections 3.1 (Organization and Good Standing), 3.2 (Subsidiaries), 3.3 (Power, Authorization and Validity), 3.4 (Capitalization of the Company), 3.5(a) (No Conflict), 3.7 (Taxes), 3.8 (Related Party Transactions), and 3.25 (Brokers).

"**GAAP**" means United States generally accepted accounting principles.

"**General Representation Cap**" means an amount equal to 20%of the Merger Consideration.

"**General Representation Claim**" means any Claim under Section 10.2(a), in each case with respect to any of the General Representations or any of the certifications made with respect thereto pursuant to Section 8.2(a), other than any such Claim involving Fraud.

"**General Representations**" means the representations and warranties of the Company set forth in Article 3, other than Fundamental Representations.

"**Governmental Authority**" means any (i) multinational or supranational body exercising legislative, judicial, taxing or regulatory powers, (ii) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (iii) federal, state, local, municipal, foreign or other government or (iv) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, bureau, commission, instrumentality, official, organization, unit, body, court, arbitrator or other tribunal and any authority with responsibility for overseeing and/or enforcing Privacy Laws).

"**Holdback Amount**" means the Holdback Shares.

"**Holdback Shares**" means 20% of the Closing Shares.

"**Incentive Shares**" means the (i) Parent Incentive Stock and (ii) the Parent Common Shares issuable upon exercise of the Parent Incentive Warrants.

"**Incentive Stockholder**" means any Person designated to receive Incentive Shares.

"**Indemnification Agreement**" means the Indemnification Agreement, in the form attached hereto as Exhibit I.

"**Intellectual Property License**" means any license, sublicense, right, covenant, non-assertion or similar covenant, permission, immunity, consent, release or waiver under or with respect to any Intellectual Property Rights or Technology.

"**Intellectual Property Right**" means any right in Technology and/or industrial property (anywhere in the world, whether statutory, common law or otherwise) including any (i) Patent, (ii) Copyright, (iii) other right with respect to Software, including any registration of such right or any application to register such right, (iv) industrial design right or registration of such right and any application to register such right, (v) right with respect to any Mark, and any registration for any Mark and any application to register any Mark, along with all goodwill associated with each of the foregoing, (vi) right with respect to any Domain Name, including any registration for any Domain Name, along with all goodwill associated with each of the foregoing, (vii) right with respect to any Proprietary Information, including any right to limit the use or disclosure of Proprietary Information by any Person, (viii) right with respect to any Database, including any registration of such right and any application to register such right, (ix) right of publicity and personality, including any right with respect to use of a Person's name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials, (x) moral right, (xi) renewal, reissue, reversion, reexamination, or extension of any of the foregoing, and (xii) any right equivalent or similar to any of the foregoing.

"**Investor Questionnaire**" mean the Investor Questionnaire, in the form attached hereto as Exhibit B.

"**IRS**" means the United States Internal Revenue Service.

"**IT System**" means any information technology and computer system (including Software, information technology and telecommunication hardware, network and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information and any support, disaster recovery and online service whether or not in electronic format, used in or necessary to the conduct of the Company Business.

"**Junior Shares**" means the Company Common Stock and the Company Series Seed Preferred Stock.

"**Junior Stockholders**" means the Company Stockholders holding Junior Shares.

"**Junior Stockholder Joinder Agreement**" mean the Joinder Agreement, in the form attached hereto as Exhibit A-2.

"**Junior Per Share Cash Amount**" means an amount equal to the quotient of (i) the Cash Payment Amount divided by (ii) the total number of issued and outstanding Junior Shares.

"**Key Employees**" means Benjamin Burack, Noah Farb and Rebecca Halpin.

"**Knowledge**" means the knowledge of a particular fact, circumstance, event or other matter in question of any of Benjamin Burack and Noah Farb, after reasonable inquiry of all relevant employees, consultants and advisors of the Company Group who would reasonably be expected to have knowledge of the matters in question.

"**Korben**" means Korben Labs LLC, a California limited liability company and wholly-owned Subsidiary of the Company.

"**Law**" means any foreign, federal, state, local or municipal law, statute, ordinance, directive, edict, regulation, standard, or rule, any order, ruling, writ, injunction, award, judgment or decree (and any regulations promulgated thereunder), and any other legislative measure or decision having the force of law, treaty, convention or other agreement between states, or between states and supranational bodies, rule of common law, customary law and equity and any civil or other code, applicable to any of the assets, properties, operations and business of the applicable Person.

"**Letter of Transmittal**" means the Letter of Transmittal, in the form attached hereto as Exhibit D.

"**Liability**" means any debt, duty, obligation or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, duty, obligation or liability would be required to be disclosed on a balance sheet prepared in accordance with the Company's historical accounting practices applied on a consistent basis and regardless of whether such debt, duty, liability or obligation is immediately due and payable.

"**Lock-Up Agreement**" means the Lock-Up Agreement, in the form attached hereto as Exhibit G.

"**Mark**" means any trademark, service mark, logo and design mark, trade dress, trade name, fictitious or other business name, and brand name, together with all goodwill associated with any of the foregoing.

"**Material Adverse Effect**" when used in connection with an entity means any change, event, circumstance, condition or effect that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the financial condition, assets, Liabilities, business, operations or results of operations of such entity and its Subsidiaries, taken as a whole; provided, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company Group or Parent operate; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in applicable Laws or accounting rules; (vi) any natural or man-made disasters or acts of God; (vii) any epidemics, pandemics, or disease outbreaks or any worsening thereof; and (viii) any failure to meet internal projections, estimates or forecasts for any period after Closing, providing in each case such events, occurrences, facts or conditions set forth in the preceding clauses (i) through (vii) do not have a disproportional impact upon the Company Group.

"**Materials of Environmental Concern**" means any chemical, pollutant, contaminant, waste, toxic substance, petroleum or petroleum product or any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment.

"**Merger Certificate**" means the Merger Certificate, in the form attached hereto as Exhibit C.

"**Merger Consideration**" means the consideration payable to Company Stockholders in respect of Company Capital Stock pursuant to Section 2.3.

"**Merger Sub Ancillary Agreements**" means each agreement or document (other than this Agreement) that Merger Sub is to enter into as a party thereto pursuant to this Agreement.

"**Multiemployer Plan**" means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

"**Non-Competition Agreement**" means the Non-Competition Agreement, in the form attached hereto as Exhibit F.

"**Non-Negotiated Vendor Contract**" means a Contract that meets all of the following conditions: (i) such Contract grants to the Company a non-exclusive license to download or use generally commercially available, non-customized Software or Technology or a non-exclusive right to access and use the functionality of such Software or Technology on a hosted or "software-as-a-service" basis (and does not include any other Intellectual Property Licenses), (ii) such Contract is a non-negotiable "shrink-wrap," "browsewrap," or "click-through" Contract, (iii) the Software or Technology is not included, incorporated or embedded in, linked to, combined, distributed or made available with, or used in the development, design, delivery, distribution or provision of, any Company Software, Technology or Company Product, (iv) such Contract does not require the Company to pay any license fee, subscription fee, service fee or other amount except for a one-time license fee of no more than $20,000 or ongoing subscription or service fees of no more than $5,000 per year, and (v) such Contract is not a license for Open Source Software.

"**Offer Letter**" means a written letter of employment between the Parent or its Affiliates and each of the Key Employees.

"**Ordinary Commercial Agreement**" means any agreement entered into in the Ordinary Course of Business and is not primarily related to Taxes.

"**Ordinary Course of Business**" means a course of business that is in the ordinary course of the business of the Company and consistent with its past practices, including, if applicable, with respect to frequency and amounts.

"**Outstanding Shares**" means the aggregate number of shares of Company Capital Stock that are issued and outstanding as of immediately prior to the Effective Time (including Dissenting Shares, if any, but excluding any shares of Company Capital Stock that are to be cancelled pursuant to Section 2.3(b)).

"**Parent Ancillary Agreements**" means each agreement or document (other than this Agreement) that Parent is to enter into as a party thereto pursuant to this Agreement.

"**Parent Common Shares**" means shares of Parent's Common Shares, no par value.

"**Parent Incentive Stock**" means the Parent Common Shares issued pursuant to Section 6.3.

"**Parent Incentive Warrants**" means warrants, in the form attached as Exhibit H hereto, to purchase in the aggregate 547,520 Parent Common Shares.

"**Patent**" means any patent or patent application, utility model or application for any utility model, inventor's certificate or application for any inventor's certificate, or invention disclosure statement.

"**Permitted Encumbrance**" means (i) any statutory lien for Taxes (a) not yet due and payable or (b) the validity or amount of which is being contested in good faith by appropriate proceedings; *provided*, that in the case of clause (b), adequate reserves have been established therefor on the Company Financial Statements; (ii) any mechanics', carriers', workers', repairers' or other similar lien arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of the Company or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established therefor on a basis consistent with prior periods and are reflected on the Company Financial Statements; (iii) any pledge, deposit or other lien securing the performance of bids, trade contracts, leases or statutory obligations (including workers' compensation, unemployment insurance or other social security legislation); and (iv) with respect to any real property leased by the Company (a) any Encumbrance on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising therefrom or benefiting or created by any superior estate, right or interest, (b) any Encumbrance that would be set forth in any title policies, endorsements, title commitments, title certificates and/or title reports and any zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities, and (c) any minor encroachment; *provided, however*, that none of the foregoing Encumbrances or encroachments described in clause (iv) does, or would reasonably be expected to, individually or in the aggregate, impair, in any material respect, the continued use and operation of the property to which they relate in the Company Business.

"**Person**" means any individual, corporation, company, limited liability company, partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, or other entity of any kind or nature or any Governmental Authority.

"**Personal Information**" means, in addition to all information defined or described by the Company as "personal data", "personal information," "personally identifiable information," "PII," or any similar term in the Company's privacy policies or other public-facing statement, any information that is subject to any Privacy Law or regarding or capable of being associated with an individual consumer or device, including: (i) information that identifies, could be used to identify (alone or in combination with other information) or is otherwise identifiable with an individual or a device, including name, physical address, telephone number, email address, financial account number, government-issued identifier (including Social Security number and driver's license number), medical, health or insurance information, gender, date of birth, educational or employment information, any religious or political view or affiliation, marital or other status, photograph, face geometry, or biometric information, and any other data used or intended to be used to identify, contact or precisely locate an individual, (ii) any data regarding any activity of an individual online or on a mobile device or other application (*e.g.*, any search conducted, web page or content visited or viewed), whether or not such information is associated with an identifiable individual, and (iii) any Internet Protocol address or other persistent identifier. Personal Information may relate to any individual, including any user of any Internet or device application who views or interacts with any Company Product, or a current, prospective or former customer, employee or vendor of any Person. Personal Information includes information in any form, including paper, electronic and other forms.

"**Per Share Stock Amount**" means a number of Parent Common Shares equal to the quotient of (i) the total number of Closing Shares divided by (ii) the total number of issued and outstanding Senior Shares, rounded down to the nearest whole share.

"**Per Share Senior Holdback Stock Amount**" means a number of Parent Common Shares equal to the quotient of (i) the Closing Shares divided by (ii) the Senior Shares, rounded down to the nearest whole share.

"**Pre-Closing Tax**" means (i) any Tax imposed on the Company, or for which the Company is liable, for any Pre-Closing Tax Period, (ii) any Tax imposed on the Company, or for which the Company is liable, resulting from the transactions contemplated by this Agreement, including (A) 50% of any Transfer Taxes, and (B) any withholding taxes required to be deducted from payments made pursuant to this Agreement, (iii) any Tax for which the Company is liable as a result of being or having been (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group on or before the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Tax Law) by reason of the Company being included in any consolidated, affiliated, combined or unitary group in any Pre-Closing Tax Period, and (iv) any Tax of another Person for which the Company is liable as a result of being a successor or transferee of such Person on or prior to the Closing Date or as a result of any express or implied obligation existing on or prior to the Closing Date to indemnify any such Person, by Contract or otherwise, and (v) any Taxes of the Stockholders. For purposes of the foregoing, in the case of a Straddle Period, the amount of any Tax based on or measured by income or receipts or imposed in connection with any transaction that is allocable to the portion of a Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Tax period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time), and the amount of any other Tax of the Company that is allocable to the portion of a Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on and including the Closing Date, and the denominator of which is the total number of days in the entire Straddle Period.

"**Pre-Closing Tax Period**" means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on and including the Closing Date.

"**Privacy Law**" means any Law that governs the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information or User Data and any such Law governing breach notification, any penalties and compliance with any order, including the Children's Online Privacy Protection Act, the Telephone Consumer Protection Act, the California Online Privacy Protection Act, the Video Privacy Protection Act, the Communications Decency Act, the Payment Card Industry Data Security Standard, the CAN-SPAM Act and Canada's Anti-Spam Legislation, Health Insurance Portability and Accountability Act, the UK Data Protection Act 1998, Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016, any Law or regulation implementing either or both of EU Directive 95/46/EC and EU Directive 2002/58/EC (each as amended from time to time) and the California Consumer Privacy Act of 2018 (Cal. Civ. Code §§ 1798.100-1798.199).

"**Privacy Policy**" means a legal statement or document that discloses to users or customers of Company Products and/or the Company website the ways that the Company gathers, uses, discloses, and manages customer's/user's data.

"**Pro Rata Share**" means, with respect to any Senior Stockholder, the fraction having (i) a numerator equal to the total number of Senior Shares held by such Senior Stockholder as of immediately prior to the Effective Time and (ii) a denominator equal to the total number of Senior Shares held by all Senior Stockholders as of immediately prior to the Effective Time.

"**Proprietary Information**" means any information or material not generally known to the public, including any trade secret, know-how, mailing and/or customer lists, account lists/notes, standard operating procedures (SOPs), research and development (R&D) notes, marketing plans or other confidential and proprietary information.

"**Protected Communications**" means, at any time, any and all communications in whatever form, whether written, oral, video, electronic or otherwise, that shall have occurred between or among, or to or from, any of the Company Group, Company Stockholders, or any of their respective Affiliates, equityholders, directors, officers, employees, agents and advisors (collectively, the "**Protected Parties**"), on the one hand, and their respective attorneys, on the other hand, relating to or in connection with this Agreement, the events and negotiations leading to this Agreement, any of the transactions contemplated herein or any other potential sale or transfer of control transaction involving the Company.

"**Qualified Investor**" means a Stockholder that either (i) qualifies as an accredited investor, as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act, as determined by Parent in its reasonable discretion, or (ii) otherwise may receive Parent Common Shares in the Merger pursuant to an available exemption from the registration requirements of the Securities Act, as determined by Parent in its sole discretion.

"**Registered Company Intellectual Property Right**" means (i) any issued Patent, pending Patent application, Mark registration, application for Mark registration, Copyright registration, application for Copyright registration and Domain Name registration owned, purported to be owned, filed or applied for by or on behalf of the Company, and (ii) any other application, registration, recording and filing filed by or on behalf of the Company (or otherwise authorized by or in the name of the Company) with respect to any Company Intellectual Property Right.

"**Requisite Stockholders**" means Company Stockholders holding (i) all of the Company Senior Preferred Stock, (ii) a majority of the Company Series Seed Preferred Stock, and (iii) a majority of the Company Common Stock, including each of the Key Employees.

"**Second Amended and Restated Certificate of Incorporation**" means the Second Amended and Restated Certificate of Incorporation of the Company, in the form attached hereto as Exhibit E.

"**Secured Note Documents**" means that certain Secured Note dated as of June 3, 2022 by and among the Company, Korben, [Aaron Edelheit] as Agent thereunder, and each of the lenders thereunder, together with all documents and instruments executed, delivered or made in connection therewith.

"**Securities Act**" means the Securities Act of 1933, as amended.

"**Senior Shares**" means the Company Senior Preferred Stock.

"**Senior Stockholders**" means the Company Stockholders holding Senior Shares.

"**Senior Stockholder Joinder Agreement**" mean the Joinder Agreement, in the form attached hereto as Exhibit A-1.

"**Software**" means any (i) computer program, including any API or SDK, software implementation of any algorithm, model or methodology, whether in source code, object or executable code, or other form, (ii) Database, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, subroutines, user interfaces, report formats, firmware, development

tools, templates, menus, buttons and icons and (iv) documentation, including user manuals and other training documentation, related to any of the foregoing.

"**Spreadsheet**" means a spreadsheet reasonably acceptable to Parent, certified as accurate and complete by the chief executive officer of the Company and dated as of the Closing Date, which spreadsheet shall set forth: (i) the names of all of the Company Stockholders and their respective last known addresses and email addresses and country of citizenship (if known), (ii) the number of shares of Company Capital Stock held by such Persons, (iii) the Outstanding Shares, (vi) the Closing Shares, (vii) the Closing Share Adjustment Amount, (viii) the Per Share Stock Amount, (ix) the Junior Per Share Cash Amount, (x) each Company Stockholders' Pro Rata Portion, (xi) the Holdback Shares. Parent shall be entitled to rely on the information in the Spreadsheet for all relevant purposes hereunder, it being acknowledged and agreed that its use therefor shall not affect, in any manner whatsoever, any Parent Indemnified Party's right to indemnification, compensation or reimbursement pursuant to Section 10.2 if any of the information on the Spreadsheet is not accurate or complete.

"**Stockholder Indemnity Amount**" means, with respect to any Claim for indemnification by a Parent Indemnified Party pursuant to Section 10.2, the amount of Damages determined, agreed or deemed agreed to be owed in accordance with Section 10.5 by the Company Stockholders multiplied by 0.92.

"**Straddle Period**" means any Tax period beginning before or on the Closing Date and ending after the Closing Date.

"**Subsidiary**" means, with respect to any Person, any entity (whether or not incorporated) of which (i) such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such entity or a majority of the profit interests in such entity is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

"**Target Working Capital**" means $1,300,000.00.

"**Tax**" (and, with correlative meaning, "**Taxes**") means (i) any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, sales, use, VAT, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, escheat, unclaimed property, estimated or windfall profit tax, custom duty, national insurance tax, health tax or other tax or other charge in the nature of a tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), whether disputed or not, (ii) any Liability for the payment of any amount of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Tax period, and (iii) any Liability for the payment of any of the type described in clause (i) or (ii) as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person, by Contract or otherwise by operation of Law.

"**Tax Return**" means any return, amended return, election declaration, report, voluntary disclosure, claim for refund, information return or statement filed or required to be filed in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"**Technology**" means any: (i) technology, formulae, algorithm, procedure, process, method, technique, idea, know-how, creations, inventions, discoveries and improvement (whether patentable or unpatentable and whether or not reduced to practice); (ii) technical, engineering, manufacturing, product, marketing, servicing, business, financial, supplier, personnel or other information and materials; (iii) customer list, customer contact and registration information, customer correspondence and customer purchasing history; (iv) specification, design, industrial design, model, device, prototype, schematic, configuration and development tool; (v) Software, website, content, image, logo, graphic, text, photographs, artwork, audiovisual works, sound recording, graph, drawing, reports, analysis, writing, of any other work of authorship and copyrightable subject matter ("**Work of Authorship**"); (vi) database or other compilation or collection of data or information ("**Database**"); (vii) mask work, layout, topography or other design feature with respect to any integrated circuit; (viii) Mark; (ix) domain name, uniform resource locator, social media accounts or other name or locator associated with the Internet ("**Domain Name**") or social media identifier; and (x) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed in this definition.

"**Transaction Expenses**" means any out-of-pocket cost or expense incurred by the Company and the Representative in connection with the Merger and this Agreement and the transactions contemplated by this Agreement, as well as any related sale or financing process, in each case arising out of any Contract or commitment entered into by the Company prior to the Effective Time, including, without duplication, (i) any fee or expense of any investment banker, financial advisor, legal counsel, accountant or other professional advisor engaged by the Company or Representative.

"**Transfer**" means, with respect to any security, to sell, offer, pledge, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, grant any right or warrant to purchase, lend or otherwise transfer (including by gift or operation of law), dispose of, hypothecate or encumber, directly or indirectly, such security, or to enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such security.

"**Treasury Regulations**" means the United States Treasury Regulations promulgated under the Code.

"**User Data**" means any Personal Information or other data or information collected by or on behalf of the Company from any user of any website or any Company Product or Company Software.

"**VAT**" means any ad valorem, value added, goods and services or similar tax.

"**WARN Act**" means the Workers Adjustment and Retraining Notification Act, as amended, and all state and local statutory equivalents.

"**Working Capital**" means (i) the current assets of the Company (as determined in accordance with the Company's historical accounting practices applied on a consistent basis) as of immediately prior to the Closing minus (ii) all current liabilities of the Company (as determined in accordance with the Company's historical accounting practices applied on a consistent basis) as of immediately prior to the Closing. Working Capital shall not (x) include any Debt and/or Transaction Expenses repaid at or prior to Closing or that remained unpaid at Closing and that were taken into account in determining the number of Closing Shares issuable under this Agreement or (y) any income Tax assets or income Tax liabilities. Notwithstanding anything to the contrary set forth herein, the parties hereto acknowledge and agree that the following items shall be deemed to be included in Working Capital: (A) consignment sales payables and (B) amounts owed to Northern Investor's Insurance Finance Co. in respect of the Company Group's Package Insurance Policy and Auto Insurance Policy; and (C) an accrual for income Taxes for the pre-Closing portion of the 2026 taxable period.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Article 1 shall have the meanings assigned to such terms in this Agreement.

ARTICLE 2
THE MERGER

2.1 The Closing. Subject to the earlier termination of this Agreement pursuant to Article 9, the closing of the Merger (the "**Closing**") will take place as promptly as reasonably practicable, but no later than five (5) Business Days following satisfaction or waiver of the conditions set forth in Article 8, remotely via the exchange of documents and signatures, unless another manner or time is agreed to by Parent and the Company. The date on which the Closing occurs is referred to herein as the "**Closing Date**". On the Closing Date or at such later date and time as may be mutually agreed in writing by the Company and Parent, the Company and Merger Sub shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the Act. The time of such filing and acceptance by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent and the Company prior to the Closing and specified in the Certificate of Merger, shall be referred to herein as the "**Effective Time**".

2.2 Effects of the Merger. At the Effective Time, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease and the Company shall be the surviving entity of the Merger pursuant to the terms of this Agreement and the Certificate of Merger. The effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Act. Without limiting the foregoing, from and after the Effective Time, all of the property, rights, powers, privileges and franchises of the Company and Merger Sub shall be vested in the Surviving Company and all of the debts, obligations, liabilities, restrictions and duties of the Company and Merger Sub shall become the debts, obligations, liabilities, restrictions and duties of the Surviving Company, all as provided under the DGCL.

2.3 Conversion of Shares.

(a) Conversion of Merger Sub Shares. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any Person, each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of the common stock of the Surviving Company, and the shares of common stock of the Surviving Company into which the shares of capital stock of Merger Sub are so converted shall be the only units of the Surviving Company that are issued and outstanding immediately after the Effective Time.

(b) Cancellation of Company-Owned Shares. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Capital Stock, each share of Company Capital Stock held in the Company's treasury or owned by the Company, Parent or Merger Sub immediately prior to the Effective Time shall be cancelled and extinguished without any payment of any consideration therefor (such units of Company Capital Stock, together with any Dissenting Shares, the "**Disregarded Shares**").

(c) Conversion of Company Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Capital Stock, each share of Company Capital Stock (other than any Disregarded Shares) issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and automatically converted into the right to receive (following satisfaction of the Payment Condition):

(i) with respect to each Senior Share, a right to receive a number of Parent Common Shares equal to (A) the Per Share Stock Amount, *minus* (B) the Per Share Senior Holdback Stock Amount, required to be delivered in accordance with Section 2.3(d), as, when and in such amounts as such shares are required to be made; and

(ii) with respect to any Junior Share, a right to receive an amount of cash equal to the Junior Per Share Cash Amount, required to be delivered in accordance with Section 2.5, as and when such deliveries are required to be made.

(d) Issuance of Parent Common Shares. The Parent Common Shares payable pursuant to Section 2.3(c)(i) above shall be issued by DRS registration in book entry form at the Parent's transfer agent, Olympia Trust, as soon as reasonably practicable following the Effective Time.

(e) Calculations. For purposes of calculating the amount of Closing Shares issuable hereunder with respect to Senior Shares held by a particular Senior Stockholder, including for purposes of calculating the allocation of the Holdback Shares, the consideration payable shall be calculated after aggregating all such Senior Shares held by such Senior Stockholder. No fraction of a Parent Common Share will be issued by virtue of the Merger.

(f) Cancellation of Options and Warrants. Parent shall not assume or continue any Company Options (whether vested or unvested), Company Warrants (whether vested or unvested) or substitute any Company Option or Company Warrants with other options, warrants, rights or awards in connection with the Merger. Effective as of immediately prior to the Effective Time, each outstanding and unexercised Company Option and Company Warrant shall be cancelled and extinguished at the Effective Time without the payment of any consideration therefor.

2.4 Holdback.

(a) Holdback Shares. Subject to the terms and conditions of this Agreement, at the Effective Time, Parent shall retain and hold back from issuance the Holdback Shares.

(b) Withholding of Shares. In the event that, at the time any portion of the Holdback Shares would otherwise be issued, Parent (i) may be entitled to payment of an indemnity Claim or Claims under Article 10 pursuant to a pending Claim that has not yet been finally resolved or (ii) is entitled to payment of an indemnity Claim or Claims that has been finally resolved but not yet satisfied, Parent may withhold issuance of that portion of the Holdback Shares necessary to satisfy such pending or finally resolved Claim or Claims.

(c) Security. The Holdback Shares shall be held by Parent as partial security for the indemnification obligations of the Company Stockholders under this Agreement in accordance with the terms and conditions set forth in this Agreement, and the Holdback Shares shall be subject to forfeiture by the Company Stockholders for Claims as provided in Article 10.

2.5 Exchange.

(a) Prior to the Effective Time, the Company shall deliver to each Company Stockholder as of immediately prior to the Effective Time a Letter of Transmittal. Parent shall deliver, or cause to be delivered, as promptly as reasonably practicable following the Closing, to any Company Stockholder who delivers a duly completed and validly executed Letter of Transmittal (and any other documents as Parent shall reasonably require, including an Investor Questionnaire, as applicable) (such

delivery, the "**Payment Condition**"), the consideration that such Company Stockholder has the right to receive pursuant to Section 2.3(c).

(b) From and after the Effective Time, no Outstanding Shares will be deemed to be issued and outstanding, and such former holders of Outstanding Shares shall cease to have any rights with respect thereto except as provided herein or by Law.

(c) At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Outstanding Shares shall thereafter be made.

(d) Notwithstanding anything to the contrary contained herein, none of Parent, Merger Sub, the Company, the Surviving Company or an exchange agent, if engaged by Parent, shall be liable to any Company Stockholder for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any Merger Consideration remaining undistributed to Company Stockholders immediately prior to such time as such Merger Consideration would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Parent free and clear of all claims or interest of any Person previously entitled thereto.

2.6 Dissenting Shares. If, in connection with the Merger, holders of Company Interests shall have demanded and perfected their appraisal rights and/or dissenters rights in accordance with Section 262 of the DGCL or Section 1300 et seq. of the CGCL, respectively, none of such Dissenting Shares shall be converted into a right to receive the Merger Consideration otherwise payable to the holder of such Dissenting Shares (as provided in Section 2.3(c), but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL and/or CGCL, as applicable. Each holder of Dissenting Shares who, pursuant to the provisions of the DGCL and/or the CGCL, becomes entitled to payment of the fair value of such shares shall receive payment therefor in accordance with the DGCL and/or the CGCL, as applicable (but only after the value therefor shall have been agreed upon or finally determined pursuant to the DGCL and/or the CGCL, as applicable). In the event that any Company Stockholder fails to make an effective demand for payment or fails to perfect its appraisal as to its shares of Company Capital Stock or any Dissenting Shares shall otherwise lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the consideration payable pursuant to Section 2.3(c) in respect of such shares as if such shares had never been Dissenting Shares, and Parent shall deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 2.5, following the satisfaction of the Payment Condition, the Merger Consideration to which such Company Stockholder would have been entitled under Section 2.3(c) with respect to such shares. The Company shall give Parent (a) prompt written notice (and in no event more than two Business Days) of (i) any demand received by the Company for appraisal of Company Capital Stock or notice of exercise of a Company Stockholder's appraisal and/or dissenters rights in accordance with the DGCL and/or the CGCL, as applicable, and (ii) the withdrawals of any such demands or rights and (b) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal or dissenters rights under the DGCL and/or the CGCL, as applicable. The Company agrees that, except with Parent's prior written consent, it shall not voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any such demand for appraisal or exercise of appraisal and/or dissenters rights.

2.7 Tax Withholding. Each of Parent, the Surviving Company and the exchange agent engaged by Parent, if applicable, shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the Merger Consideration or any other payment otherwise payable pursuant to this Agreement, the amounts required to be deducted and withheld under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment and, to the extent that amounts are so deducted and

withheld and paid over to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. Each of Parent and the Surviving Company shall cooperate with the recipients of the Merger Consideration in order to reduce or eliminate any such withholding, including requesting and providing recipients of Merger Consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings.

2.8 Further Assurances. If, at any time before or after the Effective Time, any of the parties hereto reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the Company, Parent, the Surviving Company, and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary to consummate the Merger and to carry out the purposes and intent of this Agreement.

2.9 Tax Treatment. The Merger shall constitute a taxable acquisition by Parent of the Company Capital Stock held by the Company Stockholders. The parties agree to treat all payments of Merger Consideration pursuant to this Agreement as the payment for the purchase and sale of Company Capital Stock and report such payments under the "installment method" in accordance with Section 453 of the Code.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions set forth in the disclosure letter of the Company addressed to Parent, dated as of the Agreement Date and delivered to Parent concurrently with the parties' execution of this Agreement (the "**Company Disclosure Letter**") (which exceptions will correspond to the specifically identified section or subsection of the representations and warranties contained in this Article 3; *provided however*, that matters disclosed pursuant to any section or subsection of this Article in the Company Disclosure Letter will qualify other sections or subsections of this Article to the extent that is reasonably apparent on the face of an exception, without any independent knowledge of the subject matter thereof or the contents of any documents referenced therein, that such exception is relevant or applicable to such other section or subsection), the Company hereby represents and warrants to Parent and Merger Sub (with the understanding and acknowledgement that Parent and Merger Sub would not have entered into this Agreement without being provided with the representations and warranties set forth herein, that Parent and Merger Sub are relying on these representations and warranties, and that these representations and warranties constitute an essential and determining element of this Agreement), as of the date of this Agreement and as of the Closing that:

3.1 Organization and Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, operate and lease its properties and to carry on the Company Business. The Company is duly qualified or licensed to do business, and is in good standing, in the State of California, and there is no other jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary. The Company has made available to Parent true and complete copies of the Certificate of Incorporation, including all amendments thereto (the "**Charter Documents**"). The Company is not in violation of its Charter Documents.

3.2 Subsidiaries. Korben is a limited liability company formed, validly existing and in good standing under the laws of the State of California. The Company is sole member of Korben. Korben has

all requisite limited liability company power and authority to own, operate and lease its properties and to carry on the Company Business. Korben is not duly qualified or licensed to do business in any jurisdiction other than the State of California, and there is no other jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary. The Company has made available to Parent true and complete copies of the Certificate of Formation and operating agreement, including all amendments thereto, of Korben (the "**Subsidiary Charter Documents**"). Korben is not in violation of its Subsidiary Charter Documents. Other than Korben, neither the Company nor Korben has, and each have never had, any Subsidiaries. None of the Company Group owns, and have never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Person. There is no obligation, contingent or otherwise, of any of the Company Group to provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any other Person.

3.3 Power, Authorization and Validity.

(a) Power and Authority. The Company has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Company Ancillary Agreements and to consummate the transactions contemplated hereby and thereby, subject only to receipt of the Stockholder Approval. The execution, delivery and performance by the Company of this Agreement and each of the Company Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby, have been duly and validly approved and authorized by all requisite corporate action, subject only to receipt of the Stockholder Approval.

(b) No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Authority is necessary or required to be made or obtained by any of the Company Group to enable the Company to lawfully execute and deliver, enter into, and perform its obligations under this Agreement and each of the Company Ancillary Agreements or to consummate the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

(c) Enforceability. This Agreement has been duly executed and delivered by the Company. This Agreement and each of the Company Ancillary Agreements are, or when executed and delivered by the Company shall be, assuming the due authorization, execution and delivery by Parent or the other Persons party hereto or thereto, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to rights of creditors generally, and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(d) Board Approval. The Board of Directors of the Company have by written consent unanimously: (i) approved and declared advisable this Agreement, (ii) determined that the Merger and other transactions contemplated by this Agreement are advisable, fair to, and in the best interests of the Company and the Company Stockholders and approved the same, (iii) approved the Company Ancillary Agreements and the transactions contemplated thereby, (iv) resolved to recommend to the Company Stockholders the adoption of this Agreement, and (v) directed that this Agreement be submitted to the Company Stockholders for adoption (such manager approval in (i)-(v), the "**Board Approval**").

(e) Required Vote of Company Stockholders. The affirmative vote or consent of the Requisite Stockholders are the only votes or consents of the holders of any class or series of Company Capital Stock necessary to adopt or approve this Agreement, the Merger, the Company Ancillary Agreements, the other transactions contemplated hereby and thereby (such vote or consent, the

"**Stockholder Approval**"). Upon receipt of the Stockholder Approval, no further vote or consent of the holders of any class or series of Company Capital Stock is necessary to adopt this Agreement and approve the Merger, the Company Ancillary Agreements, the transactions contemplated hereby and thereby.

3.4 Capitalization of the Company.

(a) Authorized and Outstanding Capital Stock of the Company. The shares of Company Capital Stock (including the class and/or series of such Company Capital Stock) held by each Company Stockholder as of the Agreement Date is set forth on Schedule 3.4(a) of the Company Disclosure Letter, no shares of Company Capital Stock are issued or outstanding as of the Agreement Date that are not set forth on Schedule 3.4(a) of the Company Disclosure Letter, and, other the issuance of the Senior Shares pursuant to the Debt Conversion, no shares of Company Capital Stock will be issued or outstanding as of the Closing Date that are not set forth on Schedule 3.4(a) of the Company Disclosure Letter. Schedule 3.4(a) of the Company Disclosure Letter also sets forth for each Company Stockholder the number of shares held and the addresses of record and email addresses (if known) of such Company Stockholder and the date of issuance of the shares held by such Company Stockholder. All issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued, are fully paid and nonassessable, and were not issued in violation of and, are not subject to any right of rescission, right of first refusal or preemptive right under, and have been offered, issued, sold and delivered by the Company in compliance with, Law and all requirements set forth in applicable Contracts. There is no Liability for dividends accrued and unpaid by the Company.

(b) No Other Rights. Except as set forth on Schedule 3.4(b) of the Company Disclosure Letter, there are no outstanding options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which any of the Company Group is a party or by which any of the Company Group is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any Company Capital Stock or other equity interests of any of the Company Group. Except as set forth on Schedule 3.4(b) of the Company Disclosure Letter, there is no registration right, rights of first refusal, preemptive right, co-sale right or other similar right or restriction or, to the Knowledge of the Company, voting agreement, applicable to any outstanding security of any of the Company Group.

(c) Schedule 3.4(c) of the Company Disclosure Letter sets forth a true, correct and complete list of all Debt as of the Agreement Date, including, for each item of Debt, the Contract(s) governing such item of Debt. All Debt may be prepaid prior to or at the Closing without penalty under the terms of the Contract(s) governing such Debt.

3.5 No Conflict. Neither the execution and delivery of this Agreement or any of the Company Ancillary Agreements by the Company, nor the performance of the Company's obligations hereunder or thereunder or the consummation of the transaction contemplated hereby or thereby, shall conflict with, result in a termination, breach, impairment, violation of (with or without notice or lapse of time, or both), acceleration of any obligation or loss of any material benefit, or constitute a default, or require the consent, release, waiver or approval of, or notice to, any third party, under: (a) any provision of any Charter Documents of the Company or Subsidiary Charter Documents, each as currently in effect, (b) any Law applicable to the Company Group or any of its assets or properties, (c) any Company Material Contract, (d) any Governmental Permit, or (e) any judgment, decree or order to which any of the Company Group is subject.

3.6 Litigation. There is no Action pending or, to the Knowledge of the Company, threatened, against any of the Company Group (or against any of their respective officers, directors, members, managers, employees or agents in their capacity as such or relating to their employment, services or

relationship with any of the Company Group), nor, to the Knowledge of the Company, is there any reasonable basis existing therefor. There is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator binding on any of the Company Group or any of its assets or properties, nor is there any reasonable basis existing therefor. None of the Company Group has any Action pending against any Governmental Authority or any other Person, nor, to the Knowledge of the Company, is there any reasonable basis existing therefor.

3.7 Taxes.

(a) Tax Returns, Taxes and Audits.

(i) Each of the Company Group (A) has properly completed and timely filed all Tax Returns required to be filed by or with respect to it, and all Tax Returns filed or required to be filed by or with respect to it are true, correct and complete in all material respects, (B) has timely paid all Taxes required to be paid by it for which payment was due (whether or not shown on any Tax Return), (C) has established an adequate accrual or reserve for the payment of all Taxes payable in respect of the periods or portions thereof prior to the Balance Sheet Date (which accrual or reserve as of the Balance Sheet Date is fully reflected on the face of the Company Balance Sheet (rather than in any notes thereto)), (D) has made (or will make on a timely basis) all estimated Tax payments required to be made sufficient to avoid any underpayment, penalties or interest, and (E) since the Balance Sheet Date has not incurred any Liability for Taxes except for: (i) in the Ordinary Course of Business or otherwise consistent with past custom and practice; (ii) as a result of the transactions contemplated by this Agreement; and (iii) any income Taxes that are imposed upon the Company Group in connection with the Debt Conversion. Schedule 3.7(a)(i) of the Company Disclosure Letter sets forth an accurate and complete list of each federal, state, local and non-U.S. jurisdiction in which the Company is required to file a Tax Return following the Closing with respect to any Pre-Closing Tax Period, including the type of Tax Return and the type of Tax required. No power of attorney with respect to Taxes has been granted by the Company. The Company has made available to Parent correct and complete copies of all federal and state income and other Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company filed or received for all taxable years remaining open under the applicable statute of limitations.

(ii) No deficiency for any Tax has been threatened, claimed, proposed or assessed in writing, or to the Knowledge of the Company, unwritten against any of the Company Group.

(iii) None of the Company Group has received from the IRS or any other Governmental Authority (including any sales or use Tax authority) any (A) notice indicating an intent to open an audit or other review related to any Tax matter, or (B) request for information related to any Tax matter. No Tax Return of any of the Company Group is under audit by the IRS or any other Governmental Authority and any past audits (if any) have been completed and fully resolved and all Taxes determined by such audit to be due from the Company Group have been paid in full to the applicable Governmental Authorities. No written, or to the Knowledge of the Company, unwritten, claim has ever been made by a Governmental Authority in a jurisdiction where any of the Company does not file Tax Returns that it is or may be required to file any Tax Return in that jurisdiction.

(iv) No Tax liens are currently in effect against any of the assets of any of the Company Group other than liens for Taxes not yet due and payable. There is not in effect any waiver by any of the Company Group of any statute of limitations with respect to any Taxes nor

has any of the Company Group agreed to any extension of time for filing any Tax Return that has not been filed. None of the Company Group has consented to extend the period in which any Tax may be assessed or collected by any Tax agency or authority which extension is still in effect.

(v) The Company has received, from each employee or former employee of the Company who holds stock that is subject to a substantial risk of forfeiture as of the Agreement Date, if any, a copy of the election(s) made under Section 83(b) of the Code with respect to all such shares, and, to the Company's Knowledge, such elections were validly made and filed with the IRS in a timely fashion.

(vi) Except for any income Taxes that are imposed upon the Company Group in connection with the Debt Conversion, neither Parent (as a result of its acquisition of the Company) nor any of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of: (A) any change in method of accounting made prior to the Closing Date for a taxable period ending on or prior to the Closing Date, including the application of Section 481 or Section 263A of the Code (or any corresponding or similar provisions of state, local or foreign Tax Laws) to transactions, events or accounting methods employed prior to the Closing, (B) any use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (C) any "closing agreement," as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (D) intercompany transactions or any excess loss account described in Treasury Regulations under section 1502 of the Code (or any corresponding or similar provisions of applicable Law), (E) any installment sale, open transaction or other transaction made on or prior to the Closing Date, (F) any deferred revenue accrued or prepaid amount received or paid on or prior to the Closing Date, or (G) any election made under Section 108(i) of the Code prior to the Closing.

(b) Withholding. The Company has complied with all Laws relating to the payment, collection and withholding of any Tax (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or any corresponding or similar provisions of state, local or foreign Tax Law), and has, within the time and in the manner prescribed by Law, collected and withheld from employee wages and other amounts payable to or from third parties and paid over to the proper Governmental Authorities all amounts required to be so collected and withheld and paid over under all Laws (including the Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act and relevant state income and employment Tax withholding Laws), including federal, state, local and foreign Taxes, and has timely filed or provided all Tax Returns (including Forms W-2, K-1 and 1099) in accordance with Law.

(c) Tax Status and Indemnification Obligations.

(i) None of the Company Group is a party to or bound by any Tax sharing, indemnity, allocation or similar Contract (other than an Ordinary Commercial Agreement), and none of the Company Group has any Liability to another party under any such Contract.

(ii) None of the Company Group is now, and has never been, a member of a consolidated, combined, unitary or aggregate group of which any of the Company Group was not the ultimate parent corporation. None of the Company Group has any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Tax Law), as a transferee or successor, by Contract (other than an Ordinary Commercial Agreement) or otherwise by operation of Law.

(iii) None of the Company Group is and has never been party to any joint venture, partnership or other arrangement or Contract that is treated as a partnership for federal income Tax purposes. There have been no entity classification elections filed pursuant to Treasury Regulations Section 301.7701-3 (or any analogous provision of state or local income Tax Law), with respect to any of the Company Group. The Company is classified, and has since the date of its formation been classified, as a C-corporation for U.S. federal, state and local income Tax purposes. Korben is classified, and has since the date of its formation been classified, as a partnership or disregarded entity for U.S. federal, state and local income Tax purposes. Each of the Company uses, and has always used, the accrual method of accounting for income Tax purposes and the taxable year of the Company is the calendar year ending December 31.

(d) No Tax Shelters. None of the Company Group has (i) any disclosure obligation under Section 6662 of the Code or comparable provisions of state, local or foreign Law (ii) participated in any reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b) or any transaction that is substantially similar to any of those transactions. None of the Company Group has consummated, has participated in, and is currently participating in any transaction which was or is a "tax shelter" transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder.

(e) Nonqualified Deferred Compensation. Each "nonqualified deferred compensation plan" under which any of the Company Group makes, is obligated to make or promises to make, payments subject to Section 409A of the Code, if any, has, since the inception of the applicable member of the Company Group, been operated in compliance with Section 409A of the Code, and the applicable Treasury Regulations and IRS guidance thereunder so as to avoid any Tax pursuant to Section 409A of the Code and the document or documents that evidence each such plan have, since the inception of the applicable member of the Company Group, conformed to the provisions of Section 409A of the Code and the Treasury Regulations thereunder. No Company Benefit Arrangement or other Contract provides a gross-up, reimbursement or other indemnification for any Tax or related interest or penalty that may be imposed for failure to comply with the requirements of Section 409A of the Code

3.8 Related Party Transactions. (a) No officers, directors, employees, members, managers or other stockholders of any of the Company Group (each, a "**Related Party**") has any interest in any material asset used in or otherwise relating to the Business, except for the Related Party's indirect interest therein as an officer, director, stockholder, member or manager of any of the Company Group, as applicable; (b) no Related Party is indebted to any of the Company Group (other than for advances for ordinary travel and other reimbursable business expenses); and (c) no Related Party is a party to, or has any financial interest in, any Contract, transaction or business dealing or involving any of the Company Group; (d) to the Company's Knowledge, no Related Party is competing with any of the Company Group; and (e) to the Company's Knowledge, no Related Party has any claim or right against any of the Company Group, in each case, other than (i) for payment of salaries for services rendered; (ii) reimbursement of customary and reasonable expenses incurred on behalf of any of the Company Group; (iii) benefits due under Company Employee Plans, if any, and fringe benefits not required to be listed on the Company Disclosure Letter; (iv) agreements relating to outstanding shares of Company Capital Stock or options; and (v) as provided in the Charter Documents.

3.9 Company Financial Statements. Complete copies of the Company Financial Statements have been delivered to Parent. The Company Financial Statements have been prepared in accordance with the Company's historical accounting practices applied on a consistent basis throughout the periods indicated. The Company Financial Statements present fairly the Company's financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject to the absence of information or notes customarily omitted from.

(b) interim financial statements that, if furnished, would not, individually or in the aggregate, disclose any material obligation or liability not otherwise accrued for in such Company Financial Statements, and to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The books and records of each of the Company Group have been, and are being, maintained in all material respects in accordance with applicable Law and the Company's historical accounting practices and the Company Financial Statements are based upon such books and records. None of the Company Group has any Liabilities, except for (a) those shown on the Company Balance Sheet, (b) those that were incurred after the Balance Sheet Date in the Ordinary Course of Business, (c) Transaction Expenses, (d) executory obligations provided for in any of the Company Group's Contracts that have been made available to Parent and which have not arisen as a result of any of the Company Group's breach of any such Contract and (e) those which have been incurred in the ordinary course of business consistent with past practice and which are not, individually or in the aggregate, material in amount. None of the Company Group has any "off-balance sheet arrangement" within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act. Each of the Company Group has in place systems and processes that are customary for companies at the same stage of development as the Company Group designed: (A) to provide reasonable assurances regarding the reliability of the Company Financial Statements; and (B) in a timely manner accumulate and communicate to the Company's principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Company Financial Statements.

3.10 Title to Properties. Each of the Company Group has good and marketable title to, or in the case of leased assets and properties, valid leasehold interests in, all of its respective tangible assets and properties (including those shown on the Company Balance Sheet), free and clear of all Encumbrances, other than Permitted Encumbrances. Such tangible assets constitute all the tangible assets used by the Company Group to conduct the Company Business. All machinery, vehicles, equipment and other tangible personal property owned or leased by any of the Company Group that are used in the Company Business are maintained in a manner consistent with standards generally followed with respect to similar properties. All leases of real or personal property to which any of the Company Group is a party are fully effective and afford the Company Group a valid leasehold possession of the real or personal property that is the subject of the lease. All rents, required deposits and additional rents which are due under the terms of the leases have been paid in full. None of the Company Group has ever owned any real property. Schedule 3.10 of the Company Disclosure Letter sets forth a complete and accurate list of all real property leases to which any of the Company Group is a party ("**Company Leased Real Property**"). There are no Contracts that preclude or restrict, in any material respect, the ability of any of the Company Group to use any Company Leased Real Property for the purposes for which it is presently being used (or currently contemplated to be used, including any contemplated plans to expand any cannabis-related business activities). The activities carried on by the Company Group in all buildings, structures, improvements or fixtures included as part of, or located on or at, the Company Leased Real Property, have not been and are not in material violation of, or in material conflict with, any applicable building, zoning, environmental, health or safety regulations or ordinances or any other similar Laws (other than any applicable Federal Cannabis Law).

3.11 Absence of Certain Changes. Since the Balance Sheet Date, the Company Business has been operated in the Ordinary Course of Business and there has not been any Material Adverse Effect. From the Balance Sheet Date through and including the Agreement Date, there has not been with respect to any of the Company Group any:

(a) Except for the Second Amended and Restated Certificate of Incorporation, amendment or change in its Charter Documents, Subsidiary Charter Documents, or adoption of a plan or agreement of complete or partial liquidation, dissolution, restructuring, consolidation or other reorganization;

(b) termination, suspension or other lapse in connection with any Cannabis License or any submission or withdrawal of any application for any Cannabis License;

(c) incurrence, creation or assumption of (i) any Encumbrance on any of its assets or properties (other than Permitted Encumbrances) or (ii) any Debt;

(d) acceleration or release of any vesting condition to the right to exercise any option, warrant or other right to purchase or otherwise acquire any shares of its capital stock, or any acceleration or release of any right to repurchase shares of its capital stock upon the securityholder's termination of employment or services with it or pursuant to any right of first refusal;

(e) payment or discharge of any of its Liabilities except for (i) Liabilities shown on the Company Balance Sheet, (ii) Liabilities incurred in the Ordinary Course of Business after the Balance Sheet Date, (iii) Liabilities incurred after the Balance Sheet Date in connection with the Debt Conversion, (iv) Transaction Expenses or (v) trade payables;

(f) purchase, license, sale, grant, assignment or other disposition or transfer, or any Company Material Contract for the purchase, license, sale, grant, assignment or other disposition or transfer, of any of its assets (including Company Intellectual Property Rights and other intangible assets), properties or goodwill, other than the non-exclusive license of its products or services to its customers in the Ordinary Course of Business;

(g) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, its capital stock or equity, or any split, combination or recapitalization of its capital stock or equity or any direct or indirect redemption, purchase or other acquisition of any of its capital stock or any change in any right, preference, privilege or restriction of any of its outstanding securities (other than applicable Contracts in connection with the termination of service of employees or other service providers, in each case in effect on the Agreement Date and disclosed on the Company Disclosure Letter);

(h) except for the issuance of the Senior Shares in connection with the Debt Conversion, issuance of any Company Capital Stock or any securities convertible or exchangeable for shares of Company Capital Stock or equity of Korben;

(i) hiring or terminating of any officer, employee, independent contractor or other service provider of any of the Company Group except to fill a vacancy in the Ordinary Course of Business;

(j) change or increase in the compensation or benefits payable or to become payable to any of their respective current or former officers, directors, managers, employees, advisors, independent contractors, consultants, or in any bonus, pension, severance, change-of-control, retention, insurance or other benefit payment or arrangement (including any equity awards) made to or with any of such officers, directors, employees, advisors, independent contractors, or consultants, except as required by written Contract in effect as of the Agreement Date and made available to Parent;

(k) change with respect to title, reporting or principal roles or responsibilities of any of its management, supervisory or other key personnel, any termination of employment or of a consulting agreement, or any labor dispute or claim of unfair labor practices;

(l) Liability incurred by it to any of their respective current or former officers, directors, managers, members or stockholders, except for normal and customary compensation and expense allowances payable to officers and managers in the Ordinary Course of Business;

(m) loan, advance or capital contribution by any of the Company Group to, or any investment by any of the Company Group in, any Person (other than the advance of travel expenses to employees in the Ordinary Course of Business);

(n) entering into, amendment of, relinquishment, termination or nonrenewal by it of any Company Material Contract, Company Employee Agreement, or Company Employee Plan (or any other right or obligation) except as required by such Company Material Contract, Company Employee Agreement, Company Employee Plan, or Law;

(o) entering into any new line of business or material change in the manner in which it extends discounts, credits or warranties;

(p) change in accounting or Tax reporting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) or any revaluation of any of its assets;

(q) settlement or compromise of any claim, audit report or assessment in respect of Taxes; entry into any closing agreement in respect of Taxes, amendment to any Tax Return; making of, change in, or revocation of any material election in respect of Taxes; adoption, change in, or revocation of any accounting method in respect of Taxes; surrender of any right to claim a refund of Taxes; entering into of any Tax allocation, sharing or indemnity agreement or closing agreement relating to Taxes; or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(r) deferral of the payment of any accounts payable other than in the Ordinary Course of Business, or any discount, accommodation, customer credit or other concession made in order to accelerate or induce the collection of any receivable;

(s) Action initiated by or against, or settled or otherwise resolved by, any of the Company Group;

(t) capital expenditure made by it in excess of $25,000; or

(u) entry into, any Contract to do any of the things described in the preceding clauses (a)-(s) (other than negotiations and agreements with Parent and its representatives regarding the transactions contemplated by this Agreement).

3.12 Contracts, Agreements, Arrangements, Commitments and Undertakings. Schedule 3.12 of the Company Disclosure Letter sets forth a list of each effective Contract as of the Agreement Date of the following types to which any of the Company Group is a party or to which any of the Company Group or any of their assets or properties is bound, including the applicable subsection(s) to which such Contract is responsive:

(a) (i) any Contract, other than supplier contracts, providing for payments (whether fixed, contingent or otherwise) by or to any of the Company Group in an aggregate annual amount of $50,000 or more and (ii) any supplier contracts providing for payments (whether fixed, contingent or otherwise) by the Company in an aggregate annual amount of $100,000;

(b) any dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar Contract under which any third party is authorized to sell, license, sublicense, lease, distribute, market or take orders for any Company Product or Company Technology;

(c) any Contract under which any of the Company Group contracts for transportation, freight or warehousing services;

(d) any Contract pursuant to which a third party manufactures any of the Company Group's products or pursuant to which any of the Company Group manufactures products for any third party;

(e) any Contract that (i) provides for the authorship, invention, creation, conception or other development of any Technology or Intellectual Property Rights (A) by any of the Company Group for any other Person or (B) for any of the Company Group by any other Person (other than agreements with the Company's employees on the Company's standard form of employee proprietary information and invention assignment agreement), (ii) provides for the assignment or other transfer of any ownership interest in Technology or Intellectual Property Rights (1) to any of the Company Group from any other Person (other than agreements with the Company's employees on the Company's standard form of employee proprietary information and invention assignment agreement) or (2) by any of the Company Group to any other Person, (iii) includes any grant of an Intellectual Property License to any other Person by any of the Company Group (other than, with respect to this subsection (iii) only, non-exclusive licenses granted to the Company's end users in the Ordinary Course of Business), or (iv) includes any grant of an Intellectual Property License to any of the Company Group by any other Person;

(f) any Contract that relates to a partnership, joint venture, joint marketing, joint development or similar arrangement with any other Person;

(g) any Contract for or relating to the employment by the Company of any director, manager or officer, or employee (other than (i) any Contract related to the ownership of any Company Interests or (ii) any at-will employment offer letter or consulting agreement terminable on not more than 30 days' notice without Liability);

(h) any Contract involving any bonus, commission, pension, profit sharing, retirement or any other form of deferred compensation or incentive plan or any equity purchase, option, hospitalization, insurance or similar employee benefit plan or practice, whether formal or informal (other than (i) any Contract related to the ownership of any Company Interests or (ii) any at-will employment offer letter or consulting agreement terminable on not more than 30 days' notice without Liability);

(i) any Contract involving any severance, change-of-control, retention or similar type of agreement;

(j) any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract for or with respect to the borrowing of money, a line of credit, any hedging arrangement, a leasing transaction of a type required to be capitalized in accordance with GAAP or evidencing Debt of any of the Company Group;

(k) any Contract that restricts any of the Company Group or any of its employees from, or following the Effective Time will restrict Parent or any of its Affiliates from, (i) engaging in any aspect of its business, (ii) participating or competing in any line of business, market or geographic area, (iii) freely setting prices for its products, services or technologies (including most favored customer pricing provisions), or (iv) soliciting potential employees, independent contractors or other suppliers or customers;

(l) any Contract under which any of the Company Group grants or is bound by or, following the Closing, purports to have Parent or any of its Affiliates grant or be bound by, any exclusive rights, noncompetition rights, rights of refusal, rights of first negotiation or similar rights to any Person;

(m) any Contract that following the Closing would or would purport to: (i) require Parent or any of its Affiliates to grant any Intellectual Property License, or (ii) restrict Parent or any of its Affiliates from performing any of the activities listed in Section 3.12(k)(i) through (iv);

(n) any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Company Capital Stock, any equity of the Subsidiary or other securities or any options, warrants or other rights to purchase or otherwise acquire any such Company Capital Stock, any equity of the Subsidiary, other securities or options, warrants or other rights for the foregoing;

(o) any Contract with any labor union or any collective bargaining agreement or similar Contract with the Company's employees;

(p) any Contract relating to the settlement or other resolution of any Action (including any agreement under which any employment-related claim is settled);

(q) (i) any Contract that includes an obligation by any of the Company Group to indemnify any other Person against any claim of infringement, misappropriation, misuse, dilution or violation of any Intellectual Property Rights or Technology, and (ii) any other Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, Liabilities or indebtedness of any other Person, other than, in the case of each of clauses (i) and (ii) Non-Negotiated Vendor Contracts and non-exclusive licenses granted to any of the Company Group's end users entered into in the Ordinary Course of Business;

(r) any Contract that would be required to be set forth on Schedule 3.8 (other than those referenced in Section 3.12(g);

(s) any Contract pursuant to which any of the Company Group has acquired a business or entity, any securities of any entity, or any significant assets of a business or entity, whether by way of merger, consolidation, amalgamation, plan or scheme of arrangement, purchase of stock, purchase of assets, license or otherwise;

(t) any Contract with any Person with whom any of the Company Group does not deal at arm's length;

(u) any Contract that involves the sharing of profits with other Persons or the payment of royalties or referral fees to any other Person; or

(v) any Contract or subcontract to which any Governmental Authority, university, college other educational institution or research center is a party.

All Contracts to which any of the Company Group is a party are in written form. True, correct and complete copies of each Company Material Contract (including schedules, exhibits and amendments). of the Company Material Contracts is in full force and effect as to the applicable Company Group members and is valid and enforceable against the applicable Company Group member (and, to the Knowledge of the Company, is in full force and effect as to, and enforceable against, the other parties thereto) in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereinafter in effect relating to rights of creditors generally, and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. Each of the Company Group, as applicable, has performed in all material respects all of the obligations required to be performed by it and is entitled to all of the benefits under, and is not alleged to be in default in respect of, any Company Material Contract. To the Knowledge of the Company, there exists no default or event of

default or event, occurrence, condition or act, with respect to the Company Group or, to the Knowledge of the Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (1) become a default or event of default under any Company Material Contract, or (2) give any third party (A) the right to declare a default or exercise any remedy under any Company Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Company Material Contract, (C) the right to accelerate the maturity or performance of any obligation of the Company Group under any Company Material Contract, or (D) the right to cancel, terminate or modify any Company Material Contract. None of the Company Group has ever received any written, or, to the Knowledge of the Company, oral notice or other communication regarding any actual or possible violation or breach of or default under, or intention to cancel or modify, any Company Material Contract.

None of the Company Group is a party to, and no asset or property of any of the Company Group is bound by, any judgment, injunction, order or decree, that restricts or prohibits any of the Company Group or, following the Merger, will restrict or prohibit Parent or any of its Affiliates, from freely engaging in the Company Business or from competing anywhere in the world (including any judgments, injunctions, orders or decrees restricting the geographic area in which the Company Group or, following the Merger, Parent or any of its Affiliates may sell, license, market, distribute or support any products, Intellectual Property Rights or Technology or provide services or restricting the markets, customers or industries that the Company or, following the Merger, Parent or any of its Affiliates may address in operating the Company Business or restricting the prices that any of the Company Group or, following the Merger, Parent or any of its Affiliates may charge for Company Intellectual Property Rights, Company Technology or Company Products (including most favored customer pricing provisions)), or includes any grants by any of the Company Group or, following the Merger, Parent or any of its Affiliates of exclusive rights or licenses, noncompetition rights, rights of refusal, rights of first negotiation or similar rights.

3.13 Intellectual Property.

(a) Schedule 3.13(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all (i) material unregistered Marks owned by, or exclusively licensed to, the Company; and (ii) Domain Names owned by the Company, listing the applicable Domain Name registrar, the name of the registrant and the expiration date for the registration. With the exception of the Domain Names listed on Schedule 3.13(a) of the Company Disclosure Letter, none of the Company Group owns any Registered Company Intellectual Property Rights.

(b) Each of the Company Group owns all Company Intellectual Property Rights and Company Technology owned or purported to be owned by, or subject to an obligation to be assigned to, the Company Group (collectively, the "**Owned Company IP**"), free and clear of all Encumbrances (other than Permitted Encumbrances). Each of the Company Group has the sole and exclusive right to bring a claim or suit against a third party for infringement or misappropriation of Owned Company IP. None of the Company Group has (i) transferred to any Person ownership of, or granted any exclusive license with respect to, any Intellectual Property Rights that are or would have been, but for such transfer or grant, Owned Company IP or (ii) permitted the rights of the Company Group in any Intellectual Property Rights that are or were, at the time, material Owned Company IP to lapse or enter into the public domain. No Owned Company IP is subject to any claim, proceeding or outstanding decree, order, judgment, stipulation or Contract restricting in any material manner, the use, transfer, or, (except for non-exclusive licenses granted pursuant to Intellectual Property Licenses listed in Schedule 3.12 of the Company Disclosure Letter) licensing thereof by any of the Company Group, or which may affect the validity, use or enforceability of such Owned Company IP. All Company Intellectual Property Rights and Company Technology that are not Owned Company IP ("**Licensed IP**") are validly licensed to the applicable Company Group member pursuant to Intellectual Property Licenses contained in the Contracts listed on

Schedule 3.12(e) of the Company Disclosure Letter that have been made available to Parent.. Each of the Company Group has (and will continue to have immediately following the Closing) valid and continuing rights (under such Contracts) to use, sell, license and otherwise exploit, as the case may be, all Licensed IP as the same are currently used, sold, licensed and otherwise exploited by the Company Group.

(c) All Owned Company IP is fully and freely transferable and assignable and may be transferred and assigned to Parent without restriction and without payment of any kind to any third Person.

(d) The Owned Company IP and the Licensed IP constitute all of the Intellectual Property Rights and Technology used by the Company Group to conduct the Company Business. The Company Intellectual Property Rights owned by or exclusively licensed to the Company are valid and enforceable (excluding any applications related thereto).

(e) The Company does not license any Intellectual Property under Patents from third parties.

(f) Neither the conduct of the Company Business as it is currently conducted, nor any Company Product (including the design, development, use, practice, offering, licensing, provision, import, branding, advertising, promotion, marketing, sale, distribution, making available, or other exploitation of any Company Product) (i) has been or is infringing, misappropriating (or resulting from the misappropriation of), diluting, using or disclosing without authorization, or otherwise violating any Intellectual Property Rights of any third Person, or (ii) has been or is constituting unfair competition or trade practices under the Laws of any relevant jurisdiction.

(g) None of the Company Group has received any written notice, or to the Knowledge of the Company, any other, Person: (i) alleging any infringement, misappropriation, misuse, dilution, violation, or unauthorized use or disclosure of any Intellectual Property Rights or Technology of any third Person, (ii) alleging the Company has been or is contributing to or inducing any infringement, misappropriation, or other violation of any Intellectual Property Rights of any third Person or unfair competition; (iii) inviting any of the Company Group to take a license under any Intellectual Property Rights or consider the applicability of any Intellectual Property Rights to any Company Products or the conduct of the Company Business; or (iv) challenging the ownership, use, validity or enforceability of any Company Intellectual Property Rights or Company Technology. To the Knowledge of the Company, there is no reasonable basis for any Person to make any such allegation, invitation, or challenge. The Company Group has no reason to believe that any such claim is or may be forthcoming. None of the Company Group is not in violation of the material terms of any Intellectual Property License.

(h) To the Knowledge of the Company, no Person is infringing, misappropriating, misusing, diluting or violating any Owned Company IP, Company Technology owned by or exclusively licensed to any of the Company Group, or Company Products. None of the Company Group has made any written or unwritten claim against any Person alleging any infringement, misappropriation, misuse, dilution or violation of any Company Intellectual Property Rights, Company Technology owned by or exclusively licensed to the Company, or Company Products.

(i) None of the Company Group is restricted or limited from engaging in any line of business or from developing, using, making, selling, offering for sale any product, service or Technology or from hiring or soliciting potential employees or independent contractors. Neither the execution and delivery of this Agreement nor the transactions contemplated by this Agreement, will result in the Company Group or any of its Affiliates, as of the Agreement Date, or Parent (or any of its Affiliates as of the Agreement Date) as a result of or in connection with any Intellectual Property Licenses or other Contract to which any of the Company Group is a party: (i) granting to any third Person any right to or with respect

to any Intellectual Property Rights owned by, or licensed to any of them (other than rights granted by the Company Group on or prior to the Closing Date under Intellectual Property Rights held by the Company Group as of the Closing Date) or being required to provide any source code for any Company Product to any third Person, (ii) being bound by, or subject to, any non-compete or other restriction on its freedom to engage in, participate in, operate or compete in any line of business, or (iii) being obligated to pay any royalties or other license fees with respect to Intellectual Property Rights of any third Person in excess of those payable by any of the Company Group in the absence of this Agreement or the transactions contemplated hereby.

(j) Each of the Company Group has taken commercially reasonable measures to protect all Proprietary Information of the Company and all Proprietary Information of any third Person in any of the Company Group's possession or control, or to which any of the Company Group has access, with respect to which any of the Company Group has a confidentiality obligation. No such Proprietary Information has been authorized to be disclosed or has been actually disclosed by or on behalf of any of the Company Group to any Person other than pursuant to a written confidentiality Contract restricting the disclosure and use of such Proprietary Information. All Persons who have contributed, developed or conceived any Company Intellectual Property or Company Products have done so pursuant to a valid and enforceable agreement that protects the confidential information of the Company and grants the Company exclusive ownership of such Person's contribution, development or conception.

(k) The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of any right of any of the Company Group to own, use, practice or otherwise exploit any Company Intellectual Property Rights or Company Technology, and in the case of Licensed IP in the manner in which the Company Group uses, practices or otherwise exploits such Licensed IP as of the Agreement Date. Neither the execution, delivery and performance of this Agreement or any Company Ancillary Agreement, nor the consummation of the transactions contemplated by this Agreement or any Company Ancillary Agreement will, pursuant to any Contract to which any of the Company Group is a party or otherwise bound, result (or purport to result) in the transfer or grant by the Company Group or Parent or any of their respective Affiliates to any Person (other than Parent and its Affiliates) of any ownership interest or Intellectual Property License with respect to any Company Intellectual Property Rights or Company Technology or any Intellectual Property Rights or Technology of Parent or any of its Affiliates.

3.14 Privacy and Data Protection. There has been no loss or damage, or unauthorized or illegal use, disclosure, modification, possession, interception, or other processing of or access to, or other misuse of, any of any Personal Information or User Data, and none of the Company Group is aware of any facts reasonably suggesting the likelihood of the foregoing, including any breach of security or receipt of any notice or complaint from any Person regarding Personal Information or User Data.

3.15 Compliance with Laws.

(a) Except as is not material in any case or in the aggregate, each of the Company Group has at all times complied with, and is not (and has not been) in violation of, applicable Law, other than Federal Cannabis Law.

(b) Each of the Company Group holds all permits, licenses and approvals from, and has made all filings with, Governmental Authorities that are required to be held to conduct the Company Business in compliance with Law and applicable Contracts, including without limitation all Cannabis Licenses (collectively, "**Governmental Permits**"), and all such Governmental Permits are valid and in full force and effect. Schedule 3.16(b) of the Company Disclosure Letter sets forth a complete and accurate list of each Governmental Permit, including the issuer, date of issuance and expiration date of each such

Governmental Permit. None of the Company Group has ever received any written notice or other written communication, or to the Knowledge of the Company, any oral notice or other oral communication, from any Governmental Authority regarding (i) any actual or possible violation of Law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit. The rights and benefits of each Governmental Permit will be available to the Surviving Company immediately after the Effective Time on terms substantially identical to those enjoyed by the Company Group as of the Agreement Date and immediately prior to the Effective Time and will not be cancelled, terminated, revoked, limited in scope or otherwise adversely affected by the Merger or the other transactions contemplated hereby.

(c) All materials, products and services distributed or marketed by any of the Company Group have at all times made all material disclosures to customers required by Law, and none of such disclosures made or contained in any such materials have been inaccurate, misleading or deceptive in any material respect.

3.16 Employees, ERISA and Other Compliance.

(a) Schedule 3.17(a)-1 of the Company Disclosure Letter accurately lists all current employees of the Company Group as of the Agreement Date, and for each such employee, his or her: (i) job position, (ii) classification as full-time, part-time or seasonal, (iii) classification as exempt or non-exempt under applicable state, federal or foreign overtime regulations, (iv) accrued but unused vacation or paid-time off, (v) visa type (if any), (vii) commencement date of employment with the Company, and (viii) work location. Schedule 3.17(a)-2 of the Company Disclosure Letter accurately lists all independent contractors of the Company Group as of the Agreement Date, and for each such independent contractor, his or her: (A) terms of compensation, (B) commencement date with the Company Group or any Affiliate of the Company Group, (C) service location; (D) description of services provided; (E) notice required to terminate the relationship, and (F) whether engaged directly or through a third party.

(b) The Company Group has correctly classified and paid employees as exempt employees and nonexempt employees under the Fair Labor Standards Act and other Laws. All employees of the Company Group are, and have been since their respective start of employment by the Company Group, legally permitted to be employed by the Company Group in the jurisdiction in which such employee is employed in their current job capacities for the maximum period permitted by Law. All independent contractors providing services to the Company Group have been properly classified and paid as independent contractors for purposes of federal and applicable state Tax Laws, Laws applicable to employee benefits and other Laws. The Company Group does not have any employment or consulting Contracts currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of Proprietary Information or assignment of inventions).

(c) The Company Group and each of its ERISA Affiliates: (i) are, and at all times have been, in compliance in all material respects with all Laws respecting employment, employment practices, terms and conditions of employment, employee safety and wages and hours, overtime pay, sick leave, payroll documents, equal opportunity, immigration compliance, occupational health and safety, termination or discharge, plant closing and mass layoff requirements, affirmative action, workers' compensation, disability, unemployment compensation, whistleblower laws, collective bargaining, the proper classification and treatment of employees as exempt or non-exempt and the proper classification and treatment of independent contractors, health care continuation requirements of COBRA, the requirements of the Family and Medical Leave Act of 1993, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and any similar provisions of state Law and all provisions of the California Labor Code, (ii) have withheld, paid and reported all amounts required by Law

or by Contract to be withheld, paid and reported with respect to compensation, wages, salaries and other payments to employees or independent contractors of the Company Group, (iii) are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any Law, and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or any other applicable social insurance, or other benefits or obligations for employees of the Company Group (other than routine payments to be made in the Ordinary Course of Business). There are no pending or, to the Knowledge of the Company, threatened Actions against any of the Company Group or any of their Affiliates under any worker's compensation policy or long-term disability policy.

(d) None of the Company Group is a party to or currently negotiating any collective bargaining or similar agreement with any labor union or organization, nor are any organized groups of its employees represented by any labor union. There is no, and there has been no pending, or to the Company's Knowledge, threatened, labor dispute, work slowdown, work stoppage, strike, investigation by a Governmental Authority, involving any of the Company Group. To the Knowledge of the Company, no employee of the Company Group currently intends to terminate his or her employment with the Company Group.

(e) Each of the Company Group is in compliance with the requirements of the Immigration Reform Control Act of 1986 and has a complete and accurate copy of U.S. Citizenship and Immigration Services Form I-9 for each of its employees.

(f) None of the Company Group has ever been a party to any Action, or received written notice of any threatened Action, in which any of the Company Group was, or is, alleged to have violated any Contract or Law relating to employment, including equal opportunity, discrimination, retaliation, harassment, immigration, wages, hours, unpaid compensation, classification of employees as exempt from overtime or minimum wage Laws, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and/or privacy rights of employees.

(g) There is no pending, or to the Knowledge of the Company, threatened, that any of the Company Group has received notice of any, investigation or audit by a Governmental Authority responsible for the enforcement of labor, immigration or employment regulations and none of any the Company Group has been found by any Governmental Authority to have engaged in any unfair labor practice, as defined in the National Labor Relations Act (29 U.S.C. § 151 et seq.) or other applicable Laws.

(h) There has been no "mass layoff," "employment loss," or "plant closing" as defined by the WARN Act or any other Law in respect of any of the Company Group and none of the Company Group has been affected by any transaction or engaged in any lay-offs or employment terminations sufficient in number to trigger application of any such Law.

(i) To the Knowledge of the Company, no employee or independent contractor of the Company Group is in violation of (i) any term of any employment or independent contractor Contract with the Company Group or (ii) any term of any other Contract or any restrictive covenant relating to the right of any such employee or independent contractor to be employed by or to render services to the Company Group or to use Proprietary Information of others.

(j) Schedule 3.17(j) of the Company Disclosure Letter sets forth a true, complete and correct list of every Company Employee Plan

(k) True, complete and correct copies of the following documents, with respect to each Company Employee Plan, where applicable, have previously been delivered to Parent: (i) all documents

embodying or governing such Company Employee Plan and any funding medium for the Company Employee Plan; (ii) the most recently filed IRS Form 5500; (iii) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; and (iv) all non-routine correspondence to and from any state or federal agency.

(l) No Company Employee Plan is intended to qualify under Section 401(a) of the Code.

(m) (i) Each Company Employee Plan is, and has been operated in material compliance with applicable Laws and regulations and is and has been administered in all material respects in accordance with applicable Laws and regulations and with its terms. (ii) No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan or any fiduciary or service provider thereof, and, to the Knowledge of the Company, there is no reasonable basis for any such litigation or proceeding. (iii) All payments and/or contributions required to have been made with respect to all Company Employee Plan either have been made or have been accrued in accordance with the terms of the applicable Company Employee Plan and applicable Law.

(n) Neither any of the Company Group nor any ERISA Affiliate has ever maintained, contributed to, or been required to contribute to (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, or Section 302 of ERISA, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any "multiple employer plan" (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any "multiple employer welfare arrangement" (as such term is defined in Section 3(40) of ERISA), and neither the Company nor any ERISA Affiliate has ever incurred any Liability under Title IV of ERISA that has not been paid in full.

(o) None of the Company Employee Plans provide health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state Law) and none of the Company Group has ever promised to provide such post-termination benefits.

(p) Each Company Employee Plan may be amended, terminated, or otherwise modified by the Company Group to the greatest extent permitted by applicable Law. Neither any of the Company Group nor any of its ERISA Affiliates has announced its intention to modify or terminate any Company Employee Plan or adopt any arrangement or program which, once established, would come within the definition of a Company Employee Plan.

(q) No Company Employee Plan is subject to the laws of any jurisdiction outside the United States.

3.17 <u>Books and Records.</u>

(a) Each of the Company Group has made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, tax records and related work papers and other books and records of the applicable Company Group member (collectively, the "**Books and Records**") that are true, correct and complete and accurately and fairly reflect, in all material respects, the business activities of such Company Group Member. None of the Company Group has engaged in any transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records. At the Closing, the Books and Records of the Company Group will be in the possession of the Company Group.

(b) Schedule 3.17(b) of the Company Disclosure Letter sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which any of the Company Group maintains accounts of any nature and the names of all Persons authorized to draw thereon or make withdrawals therefrom.

3.18 Insurance. The Company Group maintains the policies of insurance and bonds set forth on Schedule 3.18 of the Company Disclosure Letter, which include all legally required workers' compensation and other insurance, correct and complete copies of which have been delivered to Parent. Schedule 3.18 of the Company Disclosure Letter sets forth the name of the insurer under each such policy and bond, the type of policy or bond, policy number and the term and amount of coverage thereunder. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policy or bond or for which its total value (inclusive of defense expenses) would reasonably be expected to exceed the applicable policy limits. All premiums due and payable under all such policies and bonds have been timely paid, and each member of the Company Group is otherwise in compliance in all material respects with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no Knowledge of any threatened termination of any of such policies or bonds.

3.19 Environmental Matters. Each of the Company Group and their respective predecessors have at all times been in material compliance with all Environmental Laws, which compliance includes the possession of all Governmental Permits and other governmental authorizations required under Environmental Laws and compliance with the terms and conditions thereof. Except as disclosed on Schedule 3.19, none of the Company has ever received any written notice or other written communication from a Governmental Authority that alleges that any of the Company Group is not in compliance with any Environmental Law, and to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by the Company Group with any current Environmental Law. All Governmental Permits held by any of the Company Group pursuant to any Environmental Law (if any) are identified in Schedule 3.20 of the Company Disclosure Letter.

3.20 Customers and Suppliers; Company Products.

(a) Schedule 3.20(a) of the Company Disclosure Letter sets forth the top ten (10) revenue sources of the Company based on revenue during each of (i) the twelve (12) months ending on December 31, 2025 and (ii) the year-to-date period ending on the last day of the calendar month immediately preceding the Agreement Date (each a "**Significant Customer**"). Since January 1, 2026, the Company has not received any written or, to the Knowledge of the Company, oral notice from any Significant Customer that such Significant Customer will not continue as a customer, as the case may be, of the Company or, following the Effective Time, Parent or any of its Affiliates or that such Significant Customer intends to terminate, breach or request a material modification to existing Contracts with the Company or following the Effective Time, Parent or any of its Affiliates. There are no pending material warranty claims made or refunds requested by any Significant Customer with respect to any Company Products except for normal warranty claims and refunds consistent with past history and that would not result in a reversal of any material amount of revenue by the Company. Neither the Company nor any of its representatives have made any oral commitments or promises with respect to the Company Product, including pricing, future features, or the like, to any current Significant Customer or prospective partner.

(b) Schedule 3.20(b) of the Company Disclosure Letter sets forth the top ten (10) vendors and suppliers of products and services to the Company Group based on amounts paid or payable by the Company Group to such vendors and suppliers during each of (i) the twelve (12) months ending December 31, 2025 and (ii) the year-to-date period ending on the last day of the calendar month immediately preceding the Agreement Date (each, a "**Significant Supplier**"). The Company Group is not

in default with any Significant Suppliers and none of the Company Group have, and has not had, any material dispute concerning Contracts with or products and/or services provided by any Significant Supplier that arose or remained unresolved. The Company Group has not received any written or, to the Knowledge of the Company, oral notice from any Significant Supplier that such supplier shall not continue as a supplier to the Company Group or, following the Effective Time, Parent or any of its Affiliates or that such supplier intends to terminate, breach or not renew existing Contracts with the Company or following the Effective Time, Parent or any of its Affiliates.

(c) The Company Products: (i) are in material compliance with applicable state and local regulations regarding lab testing requirements, including without limitation the DCC, (ii) have, to the Knowledge of the Company, been properly manufactured, handled and stored and are properly packaged and labeled in accordance with all DCC rules and regulations, and (iii) are in material compliance with all applicable Laws of the State of California governing the purity of the Products sold for human consumption as in effect as of the date hereof ("**Food Laws**").

(d) The Company Group have not voluntarily recalled, suspended, or discontinued manufacturing any Company Product at the request of any Governmental Authority, nor has any of the Company Group received any written notice from any Governmental Authority that it has commenced or threatened to initiate any action to withdraw approval, restrict sales or marketing, or request a recall of, any Company Product, or that a Governmental Authority has commenced or threatened to initiate any action to enjoin or place restrictions on the production of any Company Product.

(e) None of the Company Group has received written notice of, or been subject to, any finding of material deficiency or material noncompliance, material penalty, fine or sanction, request for corrective or remedial action or other material compliance or enforcement action, in respect of any of (i) the Company Products, (ii) the ingredients in the Company Products, or (iii) the facilities at which such Company Products are cultivated, manufactured, packaged or initially distributed.

(f) None of the Company Group has received any written or, to the Knowledge of the Company, oral notification from any Governmental Authority that remains unresolved indicating that any Company Product is unsafe or ineffective for its intended use or fails to comply with any applicable premarket authorization requirements.

(g) The Company Products are free from any material defect. None of the Company Products constitutes or contains any material Contaminants. The Company Group utilizes industry standard means and measures designed to prevent the introduction of any Contaminants into the Company Products. There are no errors or defects in Company Products which do, or may reasonably be expected to, materially affect the value, functionality or fitness of the intended purpose of such Company Product or that would reasonably be expected to adversely affect the Company Group's ability to perform any of its contractual obligations; nor has there been, and there are no claims asserted against the any of Company Group in writing, or to the Knowledge of the Company, otherwise, from any of its customers, partners or distributors related to Company Products or Company Intellectual Property Rights as a result of any such errors or defects; and none of the Company Group has been and is not required to recall any Company Products.

3.21 Accounts Receivable. The accounts receivable reflected in the Company Financial Statements derive from bona fide sales transactions entered into in the Ordinary Course of Business and are payable on the terms and conditions set forth in the applicable Contract.

3.22 Anti-Money Laundering Laws. Except with respect to the Company's operations conducted in accordance with its respective Cannabis Licenses under the laws of the State of California, each of the Company Group is, and has always been, in compliance with the Uniting and Strengthening

America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and all other applicable anti-money laundering and counter terrorist financing Laws.

3.23 Anti-Corruption and Anti-Bribery Laws.

(a) None of the Company Group, any of its directors, officers, managers, agents, employees, independent contractors or other representatives, and any other Person associated with or acting for or on behalf of the Company Group, has, directly or indirectly, in connection with the conduct of any activity of the Company Group violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§78dd-1, et seq. ("**FCPA**"), the United Kingdom Bribery Act of 2010 (the "**Bribery Act**") or any other applicable anti-corruption or anti-bribery Law.

3.24 Trade Compliance. The Company does not engage in export, import, or related transactions in the operation of its business.

3.25 Transaction Expenses. No investment banker, broker, finder or similar party is or shall be entitled to any payment of any fees of expenses in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement based upon arrangements made by or on behalf of the Company Group or any of its Affiliates at or prior to the Effective Time. The legal and accounting advisors and any other persons to whom the Company Group currently expects to owe fees and expenses that will constitute Transaction Expenses are set forth on Schedule 3.25 of the Company Disclosure Letter.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As a material inducement to the Company to enter into this Agreement, and with the understanding that the Company and the Company Stockholders will be relying thereon in consummating the transactions contemplated hereby, Parent and Merger Sub hereby represent and warrant to the Company (with the understanding and acknowledgement that the Company would not have entered into this Agreement without being provided with the representations and warranties set forth herein, that the Company is relying on these representations and warranties, and that these representations and warranties constitute an essential and determining element of this Agreement), as of the date of this Agreement and as of the Closing that:

4.1 Organization and Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the Province of British Columbia and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Parent's or Merger Sub's ability to consummate the Merger or to perform their respective obligations under this Agreement, the Parent Ancillary Agreements and the Merger Sub Ancillary Agreements.

4.2 Power, Authorization and Validity.

(a) Power and Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into, execute, deliver and perform its respective obligations under this Agreement and each of the Parent Ancillary Agreements to which it is or will be a party and to consummate

the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and each of the Parent Ancillary Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of each of Parent and Merger Sub.

(b) No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is necessary or required to be made or obtained by Parent or Merger Sub to enable Parent and Merger Sub to lawfully execute and deliver, enter into, and perform their respective obligations under this Agreement, each of the Parent Ancillary Agreements (as to Parent) and each of the Merger Sub Ancillary Agreements (as to Merger Sub) or to consummate the transactions contemplated hereby or thereby, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings, if any, that if not made or obtained by Parent or Merger Sub would not reasonably be expected to result in a material adverse effect on Parent's or Merger Sub's ability to consummate the Merger or to perform their respective obligations under this Agreement, the Parent Ancillary Agreements (as to Parent) and the Merger Sub Ancillary Agreements (as to Merger Sub), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (iii) any filings required under applicable securities Laws; (iv) any requests, filings or approvals required in connection with the preservation or transfer of the Cannabis Licenses.

(c) Enforceability. This Agreement has been duly executed and delivered by Parent and Merger Sub. This Agreement and each of the Parent Ancillary Agreements are, or when executed by Parent shall be, assuming the due authorization, execution and delivery by the Company or the other Persons party hereto or thereto, valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. This Agreement and each of the Merger Sub Ancillary Agreements to be entered into by Merger Sub are, or when executed by Merger Sub shall be, assuming the due authorization, execution and delivery by the Company or the other Persons hereto or thereto, valid and binding obligations of Merger Sub, enforceable against Merger Sub in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

4.3 No Conflict. Neither the execution and delivery of this Agreement, any of the Parent Ancillary Agreements (in the case of Parent) or any of the Merger Sub Ancillary Agreements (in the case of Merger Sub) by Parent or Merger Sub, nor the consummation of the Merger or any other transaction contemplated hereby or thereby, shall conflict with, or (with or without notice or lapse of time, or both) result in a breach, impairment, violation of or an acceleration of an obligation or loss of material benefit, or constitute a default under (a) any provision of the certificate of incorporation or bylaws (or in each case their equivalents) of Parent or Merger Sub, each as currently in effect, or (b) any Law (other than Federal Cannabis Law) applicable to Parent, Merger Sub or any of their respective material assets or properties, except in the case of clause (b) where such conflict, breach, impairment, violation or default would not reasonably be expected to result in a material adverse effect on Parent's or Merger Sub's ability to consummate the Merger or to perform their respective obligations under this Agreement, the Parent Ancillary Agreements and the Merger Sub Ancillary Agreements.

4.4 Brokerage. No Person will be entitled to receive any brokerage commission, finder's fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any contract made by or on behalf of the Parent or Merger Sub for which the Company or any Company Stockholder is or could become liable or obligated.

4.5 Parent Common Shares. All Parent Common Shares which may be issued pursuant to this Agreement will be, when issued in accordance with the terms of this Agreement for the consideration expressed herein, duly authorized and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions set forth herein or under the Securities Act and any other applicable Law.

4.7 No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

4.8 Capitalization of Merger Sub. All of the issued and outstanding capital stock of Merger Sub is owned, beneficially and of record, by Parent. There are no outstanding options, warrants, convertible securities or other rights to acquire any equity interest in Merger Sub, and there are no voting agreements or other arrangements relating to the equity interests of Merger Sub.

ARTICLE 5
CERTAIN COVENANTS

During the time period from the Agreement Date until the earlier to occur of (x) the Effective Time or (y) the termination of this Agreement in accordance with the provisions of Article 9, the Company covenants and agrees with Parent as follows:

5.1 Advise of Changes. The Company and Parent, as applicable, shall promptly advise the other Party in writing of (a) the occurrence or non-occurrence of any event that would render any representation or warranty of the Company Group or Parent, as applicable, untrue or inaccurate at or prior to the Closing, (b) any breach of any covenant or obligation of the Company or Parent, as applicable, pursuant to this Agreement or any Company Ancillary Agreement or Parent Ancillary Agreement, (c) any Material Adverse Effect with respect to the Company Group or Parent, or (d) any change, event, circumstance, condition or effect that would cause, or reasonably be expected to cause, any of the conditions set forth in Section 8.1 or Section 8.2 not to be satisfied; *provided, however,* that the delivery of any notice pursuant to this Section 5.1 shall not be deemed to amend or supplement the Company Disclosure Letter and shall not cure any breach of, or non-compliance with, any other provision of this Agreement or limit the right of Parent, Company or any Indemnified Party to indemnification, compensation or reimbursement under Article 10, or any right of Parent or the Company to claim a failure of a condition to Closing set forth in Section 8.1 or Section 8.2, as applicable, with respect to any matters disclosed pursuant to this Section 5.1.

5.2 Maintenance of Business.

(a) The Company shall use, and shall cause Korben to use, commercially reasonable efforts to carry on and preserve the Company Business and its business relationships with material users, customers, advertisers, suppliers, key employees and other material business partners. If so requested by Parent, the Company shall exercise, and shall cause Korben to exercise, commercially reasonable efforts to cooperate with Parent in facilitating an orderly and smooth transition of such relationships to Parent upon the consummation of the Merger. Such cooperation may include joint customer calls and cooperation in setting sales and marketing strategies. If the Company becomes aware of any material deterioration in the relationship with any material users, customers, advertisers, suppliers, key employees or other material business partners, it shall promptly bring such information to Parent's attention in writing and, if requested by Parent, shall use commercially reasonable efforts to promptly restore the relationship.

(b) The Company shall (i) pay all of its debts and Taxes when due and (ii) pay or perform its other Liabilities when due.

(c) The Company shall use, and shall cause Korben to use, commercially reasonable efforts to ensure that each Contract to which the Company Group is a party that is entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger.

(d) The Company shall, and its shall cause to Korben to, continue to collect accounts receivable and pay accounts payable with respect to the Company Business in the Ordinary Course of Business.

(e) The Company shall not, and shall cause Korben not to, without Parent's prior written consent, accelerate the payment of any commissions, cash bonuses or other cash compensation to any of its directors, officers, employees or independent contractors.

(f) The Company shall not, and shall cause Korben to no, grant or agree to grant any options to purchase any Company Capital Stock of the Company or membership interests of Korben.

(g) The Company shall not, and shall cause Korben to not, without Parent's prior written consent, settle or compromise or agree to settle or compromise any material Action or claim.

5.3 Conduct of Business. The Company shall, and cause Korben to, continue to conduct the Company Business in the Ordinary Course of Business and, notwithstanding the foregoing, the Company shall not, and shall cause Korben to not, without Parent's prior written consent, or except as specifically set forth on Schedule 5.3 of the Company Disclosure Letter, take any action that, had it been taken after the Balance Sheet Date but before the execution of this Agreement, would have been required to be disclosed in the Company Disclosure Letter pursuant to Section 3.11. Parent acknowledges and agrees that (a) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company Group prior to the Effective Time and (b) prior to the Effective Time, the Company Group shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

5.4 Approval of Company Stockholders.

(a) The Company shall, with the assistance of Parent, prepare an information statement (together with any amendments thereof or supplements thereto, the "**Information Statement**") to be used in connection with soliciting Company Stockholder approval of this Agreement, the Merger and other matters set forth herein in order to consummate the Merger and the other transactions contemplated hereby, as well as to facilitate the issuance of Parent Common Shares in the Merger in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act and applicable exemptions under state securities laws. The Information Statement shall include, among other things, a description of the terms of this Agreement, the Company Ancillary Agreements and the transactions contemplated hereby and thereby, the requisite notice of appraisal and dissenters rights under the DGCL and CGCL, and the recommendation of the Company Board to the Company Stockholders to vote in favor of the approval and adoption of this Agreement and the Merger, the other transactions contemplated hereby and the other matters set forth herein. The Company will send the Information Statement to each Company Stockholder in connection with soliciting such approval in accordance with applicable Law. The parties hereto shall cooperate with each other in connection with the preparation of the Information Statement, including by providing information reasonably necessary for the preparation of the Information Statement, and by

accepting all reasonable comments suggested in connection therewith. Whenever any event occurs which should be set forth in an amendment or supplement to the Information Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in making any appropriate amendment or supplement to the Information Statement, and the Company shall thereafter deliver to the Company Stockholders such amendment or supplement. No amendment or supplement to the Information Statement will be made by the Company without the approval of Parent, not to be unreasonably withheld, conditioned or delayed.

(b) The Company Board shall unanimously recommend that the Company Stockholders vote in favor of the adoption of this Agreement. The Company Board shall not (i) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, (ii) withdraw or modify or propose to withdraw or modify in a manner adverse to Parent or Merger Sub its approval or recommendation of the Merger, this Agreement or the transactions contemplated hereby, (iii) approve, enter into, or permit or cause any of the Company Group to enter into, any letter of intent, agreement in principle, acquisition agreement or other similar Contract or instrument related to any Acquisition Proposal, or (iv) resolve or announce its intention to do any of the foregoing.

(c) In connection with the solicitation from the Company Stockholders, the Company shall furnish to Parent, as soon as practicable upon the delivery and effectiveness of the written consents, a schedule that sets forth (i) the name of each Company Stockholder who has executed and delivered a written consent to the Company, (ii) the number of shares of Company Capital Stock owned of record by each such Company Stockholder, and (iii) the number of shares of Company Capital Stock with respect to which such written consent was delivered to the Company. Such schedule shall be updated on a regular basis by the Company as it receives additional written consents.

5.5 Necessary Consents. The Company shall use commercially reasonable efforts to obtain prior to the Closing such consents and authorizations of third parties, give notices to third parties and take such other actions as may be reasonably necessary or appropriate in order to effect the consummation of the Merger and the other transactions contemplated by this Agreement, to enable the Company Group to carry on the Company Business immediately after the Effective Time in the same manner in which it was conducted prior to the Effective Time, and to keep in effect and avoid the breach, violation of, termination of, or adverse change to, any Contract to which any of the Company Group is party, including the consents, authorizations, notices and actions which are listed on Schedule 5.6 of the Company Disclosure Letter.

5.6 No Other Negotiations.

(a) The Company shall not, and shall not authorize, encourage or permit Korben or any of the Company Group's officers, directors, managers, employees, Affiliates, agents, advisors (including any attorneys, financial advisors, investment bankers or accountants) or other representatives (collectively, "**Company Representatives**") to, directly or indirectly: (i) solicit, initiate, seek, entertain, knowingly encourage or facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent, term sheet, indication of interest, or Contract contemplating or otherwise relating to any Acquisition Proposal or (v) submit any Acquisition Proposal to

the vote of any Company Stockholders. The Company will, and will cause the Company Representatives to, (A) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal and (B) immediately revoke or withdraw access of any Person (other than Parent and its representatives) to any data room (virtual or actual) containing any non-public information with respect to the Company in connection with an Acquisition Proposal and request from each Person (other than Parent and its representatives) the prompt return or destruction of all non-public information with respect to the Company previously provided to such Person in connection with an Acquisition Proposal. If any Company Representative, whether in his, her or its capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 5.6(a) to cause such Company Representative not to take, then the Company shall be deemed for all purposes of this Agreement to have breached its obligations under this Section 5.6(a).

(b) The Company shall promptly (but in any event, within 24 hours) notify Parent orally and in writing after receipt by the Company (or, to the Knowledge of the Company, by any Company Representative), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal or (iv) any request for non-public information relating to the Company or for access to any of the properties, books or records of the Company by any Person or Persons other than Parent and its representatives. Such notice shall describe the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request and (B) the identity of the Person(s) making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. The Company shall keep Parent reasonably informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal, offer, notice or request and any correspondence or communications related thereto and shall provide to Parent a true, correct and complete copy of such inquiry, expression of interest, proposal, offer, notice or request and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing.

5.7 Access to Information. From the date hereof until the earlier of the termination of this Agreement and Closing, to the extent not prohibited by applicable Laws or in violation of attorney-client, attorney work-product or similar privilege or protection, subject to the terms of the Confidentiality Agreement the Company shall (a) provide Parent and its agents and advisors reasonable access to the files, books, records, Contracts, personnel and offices of the Company Group, including any and all information relating to the Taxes, Contracts, Liabilities, financial condition and real, personal and intangible property of the Company Group,(b) cause its accountants to reasonably cooperate with Parent and Parent's agents and advisors in making available all financial information reasonably requested by Parent and its agents and advisors, including the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants. Any investigation pursuant to this Section 5.7 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company Group. No review pursuant to this Section 5.7 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

5.8 Satisfaction of Conditions Precedent. From the date hereof until the Closing, the Company shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy all the conditions precedent set forth in Sections 8.1 and 8.2, and the Company shall use reasonable best efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement. In furtherance of, and without limiting, the foregoing, the Company shall use its best efforts to obtain as promptly as reasonably practicable after the Agreement Date and prior to the Closing Date, from each Senior Stockholder, an executed written consent and an executed

Senior Stockholder Joinder Agreement, from each Junior Stockholder, an executed written consent and an executed Junior Stockholder Joinder Agreement, and from each Incentive Stockholder, an Indemnification Agreement.

5.9 Satisfaction of Debt and Transaction Expenses.

(a) As soon as practicable following the Agreement Date, but in any event no later than two (2) Business Days prior to Closing, the Company shall obtain, in each case in form and substance reasonably acceptable to Parent, (i) executed pay-off letters with respect to the Debt of the Company set forth on Schedule 5.9 of the Company Disclosure Letter and any other Debt of the Company incurred prior to the Closing (collectively, the "**Closing Pay-Off Debt**"), which letters shall provide for the release of all Encumbrances relating to the Closing Pay-Off Debt following satisfaction of the terms contained in such pay-off letters (including any premiums above the principal amount of such Closing Pay-Off Debt or any fees payable in connection with such Closing Pay-Off Debt), and (ii) a UCC-3 termination statement terminating the security interests of each Person holding a security interest in the assets of the Company ((i)-(ii), collectively, the "**Closing Pay-Off Debt Documentation**"). Prior to Closing, the Company shall satisfy, pay and fully discharge all Debt (if any).

(b) As soon as practicable following the Agreement Date, but in any event no later than two (2) Business Days prior to Closing, the Company shall obtain, in each case in form and substance reasonably acceptable to Parent, written acknowledgments pursuant to which (i) the Company's outside legal counsel and any financial advisor, accountant or other Person who performed services for or on behalf of the Company, (ii) the Senior Shareholders' outside legal counsel and (iii) any other Person who is otherwise entitled to any fee, compensation or reimbursement from the Company, in connection with this Agreement or any of the transactions contemplated by this Agreement, acknowledges that: (1) it has been paid in full for all fees, costs and expenses of any nature that is or will become payable to such Person in connection with this Agreement and/or the transactions contemplated by this Agreement and (2) such Person is not to perform any further services, or incur any additional fees, costs and expenses, for the Company without the express written authorization of Parent other than in connection with the fulfillment of the Company's covenants required to be fulfilled prior to Closing (collectively, the "**Transaction Expense Documentation**"). Prior to Closing, the Company shall satisfy, pay and fully discharge all Transaction Expenses.

5.10 Debt Conversion.

(a) Prior to the Closing, the Company's Certificate of Incorporation shall have been amended and restated in its entirety in the form attached hereto as Exhibit E, and such Second Amended and Restated Certificate of Incorporation shall have been filed with the Delaware Secretary of State.

(b) Immediately prior, but subject, to the Closing, the Debt Conversion shall occur.

5.11 Closing Financial Certificate and Spreadsheet. The Company shall prepare and deliver to Parent drafts of the Closing Financial Certificate and the Spreadsheet not later than three (3) Business Days prior to the expected Closing Date. The Company shall provide Parent and its accounting and financial staff, auditors and advisors reasonable access to the books and records of the Company Group and its accounting and financial staff in connection with Parent's review thereof; *provided* that the Company will be entitled to withhold portions of any such books, records, documents or other information or access from Parent and its representatives the provision of which would, or would reasonably be likely to, (i) cause the attorney-client privilege thereof to be waived, (ii) result in the breach of any confidentiality agreement to which Company or any of its Affiliates are bound, or (iii) unreasonably interfere with the operations of the Company Group or their respective businesses. The Company will consider in good faith any comments

made by Parent and reflect any changes deemed appropriate by the Company in the final Closing Financial Certificate and the final Spreadsheet, which shall be delivered by the Company to Parent at least one (1) Business Day prior to the Closing Date (or such shorter period as agreed to by Parent). Parent's acceptance of the Closing Financial Certificate or Spreadsheet for purposes of satisfying the closing conditions in Section 8.2(h) and Section 8.2(i), respectively, shall not be deemed to be an agreement by Parent that the Closing Financial Certificate or the Spreadsheet is accurate or complete and shall not affect, in any manner whatsoever, any Parent Indemnified Party's right to indemnification, compensation or reimbursement pursuant to Section 10.2(d) if the Closing Financial Certificate or the Spreadsheet is not accurate or complete.

5.12 Working Capital. No later than 90 days after the Closing Date, Parent shall prepare and deliver to the Representative (i) an unaudited balance sheet of the Company as of the Closing Date (the "**Parent Closing Date Balance Sheet**") prepared in a manner consistent with the non-GAAP Company Financial Statements and (ii) a calculation of the Working Capital of the Company as of the Closing Date (the "**Closing Date Working Capital**"). The Representative and its representatives will have the right to review during normal business hours all records, work papers and calculations that are necessary for the purpose of reviewing and confirming the calculations of the Parent Closing Date Balance Sheet and the Closing Date Net Working Capital; *provided* that Parent will be entitled to withhold portions of any such books, records, documents or other information or access from the Representative and its representatives the provision of which would, or would reasonably be likely to, (i) cause the attorney-client privilege thereof to be waived, (ii) result in the breach of any confidentiality agreement to which Parent or any of its Affiliates are bound, or (iii) unreasonably interfere with the operations of Parent, the Surviving Corporation, or their respective businesses. If the Closing Date Working Capital as mutually agreed to between the Parent and Representative is greater than 150% of Target Working Capital or less than 50% of Target Net Working Capital, then Parent and Representative shall negotiate in good faith for a period of 60 days to a proportionate increase (in the case of any amount in excess of 150% of the Target Working Capital) or a proportionate reduction (in the case of any amount of less than 50% of the Target Working Capital) to the Closing Shares issuable pursuant to this Agreement based on the amount such Target Working Capital exceeds or falls below such threshold amounts, which shall be reflected in a written amendment hereto. In the event Parent and Representative are unable to reach agreement within such 60-day period, the Parties shall mutually select an independent third party with a certified public accountant background (the "**Accounting Arbitrator**") to resolve the dispute. Each Party shall submit to the Accounting Arbitrator its proposed adjustment to the Closing Shares, and the Accounting Arbitrator shall select one of the two proposed adjustments. The determination of the Accounting Arbitrator shall be final, binding and non-appealable by the Parties.

ARTICLE 6
PARENT COVENANTS

Except as otherwise provided below, during the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article 9, Parent covenants and agrees with the Company as follows:

6.1 Regulatory Approvals. Following the Closing, Parent shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether foreign, federal, state, local or municipal, which may be required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, any Parent Ancillary Agreement or any Merger Sub Ancillary Agreement. Parent shall use reasonable best efforts to obtain all such authorizations, approvals and consents from Governmental Authorities and shall pay any associated filing fees payable by Parent with respect to such authorizations, approvals and consents. Subject to Law, Parent shall promptly inform the Company of any communication between Parent and any Governmental Authority regarding

any of the transactions contemplated hereby, and provide a copy of such communication if it is in writing. Notwithstanding anything in this Agreement to the contrary, if any Action is instituted (or threatened in writing to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, it is expressly understood and agreed that neither Parent nor any of its Subsidiaries or Affiliates shall be under any obligation to: (a) litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, or (b) make proposals, execute or carry out agreements or submit to orders providing for (i) the sale, divestiture or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, any of its Affiliates or the Company, or the holding separate of units of the Company or (ii) the imposition of any limitation on the ability of Parent or any of its Affiliates to freely conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of Company Capital Stock.

6.2 Satisfaction of Conditions Precedent. Parent shall use commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent set forth in Sections 8.1 and 8.3, and Parent shall use commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

6.3 Incentive Compensation. Parent shall on the Closing Date (or as soon as administratively practicable thereafter), allocate and issue the Incentive Shares to certain management employees of the Company that are Company Stockholders and Qualified Investors in the amounts determined by Benjamin Burack and Noah Farb and specified in writing to Parent, as compensation for past services rendered to the Company Group and for continued services to the Parent and Company following the Closing.

ARTICLE 7
AGREEMENTS RELATING TO PARENT COMMON SHARES

7.1 Private Placement; Restrictions on Transfer. The Parent Common Shares issuable in the Merger are being issued by Parent pursuant to an exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and will not be registered under the Securities Act or any state securities laws. The Company agrees to reasonably cooperate with Parent in its efforts to ensure that such Parent Common Shares may be issued pursuant to such exemptions. Such shares shall be "restricted securities" within the meaning of Rule 144 under the Securities Act and any disposition of such shares by the holder thereof will need to be made pursuant to an effective registration of the shares under the Securities Act or pursuant to an available exemption from such registration requirements. Such Parent Common Shares may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable state and federal securities laws. In connection with any transfer of the Parent Common Shares other than (i) pursuant to an effective registration statement or (ii) pursuant to Rule 144 or Rule 904 (provided that the holder provides Parent with reasonable assurances (in the form of seller and, if applicable, broker representation letters) that the securities may be sold pursuant to such rule) or any other available exemption under the Securities Act, Parent may require the transferor thereof to provide to Acquirer an opinion of counsel selected by the transferor and reasonably acceptable to Parent, the form and substance of which opinion shall be reasonably satisfactory to Parent, to the effect that such transfer does not require registration of such transferred Parent Common Shares under the Securities Act.

7.2 Lock-Up. The Closing Shares issuable in the Merger may not be Transferred (the "**Lock-Up Restriction**") for a period of twelve (12) months following the Closing Date (the "**Lock-up Period**");

provided, that one-third (1/3) of the Closing Shares shall be released from the Lock-up Restriction and may be Transferred during the Lock-up Period on the last day of each four (4) month period measured from the Closing Date. The provisions of this Section 7.2 shall be further set forth in the Lock-Up Agreement. For the avoidance of doubt, neither this Section 7.2 nor the Lock-Up Agreement shall apply to the Incentive Shares.

7.3 Legends. Each certificate or DRS book-entry notation representing any Parent Common Shares issued to or held by any Company Stockholder in accordance with the terms hereof shall bear any legend as required by the "blue sky" laws of any state and a restrictive legend in substantially the following forms:

THESE COMMON SHARES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "**SECURITIES ACT**"), OR APPLICABLE STATE SECURITIES LAWS. THE COMMON SHARES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO ACQUIRER AND ITS TRANSFER AGENT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR OTHER AVAILABLE EXEMPTION UNDER THE SECURITIES ACT.

THE COMMON SHARES ARE SUBJECT TO CERTAIN MARKET STAND-OFF PROVISIONS, AND ACCORDINGLY MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED, OR IN ANY MANNER DISPOSED OF EXCEPT IN CONFORMITY WITH THE TERMS OF A WRITTEN AGREEMENT BETWEEN THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SHARES) AND THE ISSUER OF SUCH SHARES. A COPY OF SUCH AGREEMENT IS MAINTAINED AT THE ISSUER'S PRINCIPAL CORPORATE OFFICES.

ARTICLE 8
CONDITIONS TO CLOSING OF THE MERGER

8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order shall have been issued, or other legal or regulatory action taken, by any Governmental Authority of competent jurisdiction that restrains, prohibits or prevents the consummation of the Merger on the terms and conditions set forth herein, nor shall any Law have been enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger on the terms and conditions set forth herein illegal.

(b) Stockholder Approval. The Stockholder Approval shall have been obtained and such approval shall include the Requisite Stockholders and shall remain in full force and effect.

8.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Parent (on its own behalf and on behalf of Merger Sub), to the extent permitted by Law:

(a) Representations and Warranties. As of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made only as of a specific earlier date, in which case as though made as of such earlier date), (i) each of the Fundamental Representations shall be accurate in all respects, (ii) each of the representations and warranties of the Company Group, other than the Fundamental Representations, that are qualified by materiality or Material Adverse Effect shall be accurate in all respects, and (iii) each of the representations and warranties of the Company Group, other than the Fundamental Representations, that are not so qualified shall be accurate in all material respects (other than the representation and warranty as to no Material Adverse Effect set forth in Section 3.11, which shall be true and correct as of the Agreement Date); and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect.

(c) No Actions. There shall be no Action of any nature pending or threatened against Parent, any of the Company Group, Merger Sub, or any of their respective properties, officers, directors or managers, or any order entered or other legal action taken by any Governmental Authority of competent jurisdiction, arising out of, relating to, challenging or seeking to prohibit this Agreement, the Merger or the other transactions contemplated by this Agreement.

(d) Offer Letters and Non-Competition Agreements. Each of the Key Employees shall have executed and delivered to the parent each of their respective Offer Letters and the Non-Competition Agreements, which shall remain in full force and effect.

(e) Consents. Parent shall have received a duly executed copy of the third-party consents, licenses and notices set forth on Schedule 8.2(e) of the Company Disclosure Letter, in each case in form and substance reasonably acceptable to Parent.

(f) Termination of Agreements. Each of the agreements identified on Schedule 8.2(f) of the Company Disclosure Letter shall have been terminated and the parties to such agreements shall have waived all of their respective rights thereunder, in each case effective prior to or as of the Effective Time, and the Company shall have delivered evidence of such termination and waiver in form and substance reasonably acceptable to Parent.

(g) Resignations of Directors and Officers. Each of the individuals holding the positions of a director, officer or manager of any of the Company Group, in office immediately prior to the Effective Time, shall have executed and delivered to Parent a resignation letter in the form reasonably satisfactory to Parent.

(h) Closing Financial Certificate. Parent shall have received the Closing Financial Certificate from the Company at least one Business Day prior to the Closing Date (or such shorter time as agreed to by Parent).

(i) Spreadsheet. Parent shall have received the Spreadsheet from the Company at least one Business Day prior to the Closing Date (or such shorter time as agreed to by Parent).

(j) Good Standing Certificates. Parent shall have received a certificate of good standing from the Offices of the Secretary of State of the States of Delaware and California, respectively certifying, as of a date no more than ten (10) Business Days prior to the Closing Date, that the Company and Korben, respectively, are each in good standing.

(k) Secretary's Certificate. Parent shall have received a certificate dated as of the Closing Date, signed by the secretary of the Company, certifying as to (i) an attached copy of the Company Charter Documents and stating that the Company Charter Documents have not been amended, modified, revoked or rescinded, (ii) an attached copy of the resolutions of the Company Board evidencing the Board Approval, and stating that such resolutions have not been amended, modified, revoked or rescinded and (iii) an attached copy of the written consent received from Company Stockholders approving this Agreement, the Merger and the transactions contemplated hereby, and stating that such Written Consents constitute the Stockholder Approval and that the resolutions set forth therein have not been amended, modified, revoked or rescinded.

(l) Closing Pay-Off Debt. The Company shall have satisfied, paid and fully discharged all Closing Pay-Off Debt (if any) and Parent shall have received the Closing Pay-Off Debt Documentation (if any), each in form and substance reasonably acceptable to Parent.

(m) Transaction Expenses. The Company shall have satisfied, paid and fully discharged all Transaction Expenses and Parent shall have received the Transaction Expense Documentation and evidence reasonably satisfactory to Parent that all other Transaction Expenses have been satisfied, paid and fully discharged.

(n) Tax Forms. Parent shall have received a complete and properly executed IRS Form W-9 or the appropriate version of IRS Form W-8 (as and if applicable) from each Company Stockholder entitled to receive any Merger Consideration in connection with the Closing.

(o) Joinder Agreements. Parent shall have received (A) a fully executed Senior Stockholder Joinder Agreement from each Senior Stockholder, each of which shall remain in full force and effect, and (B) a fully executed Junior Stockholder Joinder Agreement, from each of the other Requisite Stockholders.

(p) Investor Questionnaire. Parent shall have received from each Company Stockholder entitled to receive any Closing Shares the Investor Questionnaire, certifying that such Company Stockholder is an "accredited investor" as set forth therein, each of which shall remain in full force and effect.

(q) Lock-Up Agreement. Parent shall have received from each Company Stockholder entitled to receive any Closing Shares a Lock-Up Agreement, each of which shall remain in full force and effect.

(r) Indemnification Agreement. Parent shall have received from each Incentive Stockholder a fully executed Indemnification Agreement, each of which shall remain in full force and effect.

(s) Governmental Approvals. Other than the filing of the Certificate of Merger in accordance with the terms of Section 2.1 and any filings required under applicable securities Laws, all

permits, authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority as may be required to consummate the Merger shall have been filed, occurred or been obtained, other than with respect to any approvals from the DCC or the City of Sacramento in connection with the currently held Cannabis Licenses, which for the avoidance of doubt shall be obtained after Closing.

8.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by the Company, to the extent permitted by Law:

(a) Representations and Warranties. As of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made only as of a specific earlier date, in which case as though made as of such earlier date), (i) each of the representations and warranties set forth in Article 4 shall be accurate in all respects, (ii) each of the representations and warranties of Parent and Merger Sub, other than Fundamental Representations, that are qualified by materiality or material adverse effect shall be accurate in all respects; (ii) each of the representations and warranties of Parent and Merger Sub that are not so qualified shall be accurate in all material respects; and (iii) the Company shall have received a certificate signed on behalf of Parent by an officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of Parent by an officer of Parent to such effect.

ARTICLE 9
TERMINATION OF AGREEMENT

9.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the mutual written consent of Parent and the Company.

9.2 Unilateral Termination.

(a) Either Parent or the Company, by giving written notice to the other, may terminate this Agreement if (i) a court of competent jurisdiction or other Governmental Authority shall have issued a final judgment or taken any action (and the final appeal of such judgment or action has been denied) having the effect of permanently restraining or enjoining or otherwise prohibiting the Merger or any other material transaction contemplated by this Agreement or (ii) there has been adopted an applicable Law that makes the consummation of the Merger on the terms and conditions contemplated by this Agreement illegal, *provided, however*, that only the enforcement of any Federal Cannabis Law by a Governmental Authority of competent jurisdiction to permanently enjoin or otherwise prohibit the Merger or the transactions contemplated thereby, and not solely the existence, issuance, enactment, promulgation or entry of any Federal Cannabis Law, shall give either Parent or the Company a termination right pursuant to this Section 9.2(a).

(b) Either Parent or the Company, by giving written notice to the other, may terminate this Agreement if the Merger shall not have been consummated by 5:00 p.m. Pacific time on [April 30], 2026 (the "**End Date**") if the conditions to the terminating party's obligations to Closing under Article 8 (other than conditions pertaining to covenants to be performed as part of effectuating the Closing) have not been satisfied and the terminating party has not waived such unsatisfied conditions by such date; *provided*,

however, that the right to terminate this Agreement pursuant to this Section 9.2(b) shall not be available to any party whose breach of a representation or warranty or covenant made under this Agreement by such party results in the failure of any condition set forth in Article 8 to be fulfilled or satisfied on or before such date.

(c) Either Parent or the Company, by giving written notice to the other, may terminate this Agreement at any time prior to the Effective Time if the other has committed a breach of (i) any of its representations or warranties under Article 3 or Article 4, as applicable, or (ii) any of its covenants under Article 5 or Article 6, as applicable, and (A) has not cured such breach within ten (10) Business Days after the party seeking to terminate this Agreement has given the other party written notice of such breach and its intention to terminate this Agreement pursuant to this Section 9.2(c) (*provided, however*, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (B) if not cured on or prior to the Closing Date, or if not curable, such breach would result in the failure of any of the conditions set forth in Article 8 to be fulfilled or satisfied; *provided, however*, that the right to terminate this Agreement under this Section 9.2(c) shall not be available to a party if such party is at that time in material breach of this Agreement.

9.3 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1 or Section 9.2, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors, managers, shareholders, members or Affiliates; *provided, however*, that (a) the provisions of this Section 9.3 and Article 12 shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party hereto from Liability in connection with any Fraud prior to such termination.

ARTICLE 10
SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES, CONTINUING COVENANTS

10.1 Survival. If the Merger is consummated, the representations and warranties contained in Article 3 and Article 4 of this Agreement, the Company Disclosure Letter and the certifications of the Company and Parent made with respect thereto and delivered pursuant to Section 8.2 and Section 8.3, shall survive the Effective Time and remain in full force and effect until the Expiration Date; *provided, however*, that: (a) the Fundamental Representations and the certification of the Company made with respect thereto and delivered pursuant to Section 8.2 solely as such may relate to the Fundamental Representations, will remain operative and in full force and effect until the 60th day following the expiration of the applicable statute of limitations (as such statute of limitations pertains to the subject matter of such Fundamental Representation or certification, or to the ability of Parent or any third party to make a claim relating to the subject matter of such Fundamental Representation or certification or to the inaccuracy in or breach of such Fundamental Representation or certification, as the case may be, whichever is later), (b) no right to indemnification, compensation or reimbursement pursuant to this Article 10 in respect of any Claim based upon any inaccuracy in or breach of a representation or warranty or related certification that is set forth in a Notice of Claim delivered in accordance with Section 10.4 prior to the applicable expiration date of such representation or warranty or certification shall be affected by the expiration of such representation or warranty or certification and (c) such expiration shall not affect the rights of any Indemnified Party, under this Article 10 or otherwise, to seek recovery of Damages arising out of any Fraud, which rights will survive until the 60th day following the expiration of the statute of limitations applicable to such Fraud. All covenants of the Company and Parent to be performed at or prior to the Closing and the certifications made with respect thereto pursuant to Section 8.2(b) and Section 8.3(b), respectively, shall survive the Effective Time and remain in full force and effect until the 60th day following the expiration of the applicable statute of limitations (as such statute of limitations pertains to the breach of or failure to perform or comply with

any such covenant, or any breach or inaccuracy of such certification, as applicable); *provided*, *however*, (i) no right to indemnification, compensation or reimbursement pursuant to this Article 10 in respect of any Claim based upon any breach of a covenant or the related certification set forth in a Notice of Claim delivered prior to the 60th day following the applicable expiration date of such covenant or certification shall be affected by the expiration of such covenant and (ii) such expiration shall not affect the rights of any Indemnified Party, under this Article 10 or otherwise, to seek recovery of Damages arising out of any Fraud which rights will survive until the 60th day following the expiration of the statute of limitations applicable to such Fraud.

10.2 Senior Stockholder Agreemetn to Indemnify. Subject to the other terms and conditions of this Article 10, each Senior Stockholder shall severally (based on each such Person's Pro Rata Share), and not jointly, indemnify and hold harmless each of Parent and its Affiliates and its and their respective officers, directors, agents, representatives and employees (each hereinafter referred to individually as a "**Parent Indemnified Party**" and collectively as the "**Parent Indemnified Parties**") from and against, and shall compensate and reimburse each of them for, any and all losses, costs, damages, Liabilities, Taxes, interest and expenses (including reasonable attorneys' fees, other professionals' and experts' fees and court costs incurred in connection with investigating, defending against or settling any claims subject hereto) (hereinafter collectively referred to as "**Damages**") incurred by a Parent Indemnified Party, directly or indirectly, and whether arising out of a Third Party Claim or a direct claim (so long as a Parent Indemnified Party has made a claim for indemnification in accordance with Section 10.4, and, prior to the expiration of the applicable survival period under Section 10.1 arising out of or resulting from:

(a) any inaccuracy in or breach of any representation or warranty made by the Company in Article 3 of this Agreement (as qualified by the Company Disclosure Letter) as of the Agreement Date or as of the Closing Date as though such representation or warranty were made as of the Closing Date rather than the Agreement Date, except in the case of any individual representation and warranty which by its terms speaks only as of a specific date or dates, in which case as though made as of such specific date or dates, and any inaccuracy in or breach of any certification made by the Company pursuant to Section 8.2(a) as of the date such certificate shall be delivered to Parent;

(b) any breach of, or failure to perform or comply with, any of the covenants of or agreements made by the Company in this Agreement and any inaccuracy in or breach of any certification made by the Company pursuant to Section 8.2(b) as of the date such certificate shall be delivered to Parent;

(c) any claim asserted by: any current, former or alleged securityholder (including any current, former or alleged holder of options or other securities or rights to securities) of any of the Company Group (whether against the Company, Subsidiary, Parent, any Affiliate of the Company or Parent, or any officer, director, employee, agent or representative of any of the foregoing) (A) relating to this Agreement, any other agreement entered into in connection with this Agreement, the Merger or any of the other transactions contemplated hereby or thereby, (B) alleging any ownership of or interest in any equity interests or other securities of any of the Company Group that is not specifically disclosed in the Spreadsheet, (C) that is in any way inconsistent with, or that involves an allegation of facts inconsistent with, any of the information set forth in Schedule 3.4 of the Company Disclosure Letter or in the Spreadsheet, (D) relating to any rights of a securityholder of the Company, including any rights to securities, antidilution protection, preemptive rights, rights of first offer or first refusal, or rights to notice or to vote and any claim that any formulas, definitions or provisions related to the payment of the Merger Consideration or application thereof are incorrect, (E) relating to any rights under the Company Charter Documents, (F) that such Person's securities were wrongfully issued or repurchased by the Company or (G) relating to any actual or alleged breach of fiduciary duties or (ii) any Company Indemnification Obligation Payments;

(d) any inaccuracies or errors in or omissions from the Spreadsheet or the Closing Financial Certificate, or any inaccuracy in or breach of any certification to be made by the Company pursuant to Section 8.2(h), Section 8.2(i), or Section 8.2(k), as of the date of such certification;

(e) any payments made with respect to Dissenting Shares in excess of the portion of the Merger Consideration payable with respect to such Dissenting Shares pursuant to this Agreement, and any costs and expenses incurred in connection with defending against and resolving any claim with respect to the Dissenting Shares;

(f) any Action pending against any of the Company Group (or against any officer, director, manager, employee or agent of any of the Company Group in their capacity as such) as of the Effective Time;

(g) any failure by the Representative to perform or comply, or otherwise act in accordance with, any covenant, agreement or any other provision applicable to the Representative contained in this Agreement;

(h) any Pre-Closing Taxes, to the extent not accrued for in Working Capital;

(i) any Fraud; and

(j) any Third Party Claim alleging the occurrence of facts or circumstances or raising claims that, if assumed to be true, would otherwise entitle a Parent Indemnified Party to indemnification, compensation or reimbursement under any of clauses (b) through (i) of this Section 10.2, including the costs and expenses incurred or paid by any Parent Indemnified Party in connection with the defense (including reasonable attorneys' fees, other professionals' and experts' fees, costs of investigation and court or arbitration costs) and settlement or other resolution, regardless of the resolution of such Third Party Claim, but subject to Section 10.6.

10.3 Limitations.

(a) In the case of any General Representation Claim, each Senior Stockholder shall be severally and not jointly liable for such Senior Stockholder's Pro Rata Share of any Stockholder Indemnity Amount resulting therefrom, provided that the aggregate liability of the Senior Stockholders for all General Representation Claims shall be capped at the General Representation Cap.

(b) In the case of any Claim under (i) Section 10.2(a)(i) with respect to any Fundamental Representation or any certifications made with respect thereto pursuant to Section 8.2(a), (ii) any of clauses (b) through (j) of Section 10.2 ((i) and (ii), collectively, ("**Special Matters**"), each Senior Stockholder shall be severally and not jointly liable for such Senior Stockholder's Pro Rata Share of any Stockholder Indemnity Amount resulting therefrom, provided that the aggregate liability for the Senior Stockholders for all Claims for Special Matters shall be capped at the Merger Consideration paid or payable to the Senior Stockholders pursuant to Section 2.3.

(c) Subject to Section 10.3(d), in no event shall any Senior Stockholders have liability pursuant to this Article 10 in excess of the Merger Consideration payable (inclusive of the portion of the Holdback Shares withheld from such Indemnifying Party's proceeds) to such Senior Stockholder pursuant to Section 2.3.

(d) Notwithstanding anything herein to the contrary, there shall be no maximum liability for any Senior Stockholder who committed Fraud.

(e) No Parent Indemnified Party may recover any Damages in respect of General Representation Claims unless and until Damages in the aggregate under all Claims that have been incurred, paid or properly accrued exceed 1% of the Merger Consideration (the "**Basket**"), in which case the Parent Indemnified Parties may recover all Damages from the first dollar (inclusive of the Basket). In determining whether a breach of a representation or warranty has occurred, and in determining the amount of any Damages in respect of the inaccuracy in or breach of any representation or warranty as of any particular date, any materiality, Material Adverse Effect or similar qualification limiting the scope of such representation or warranty shall be disregarded.

(f) Notwithstanding anything herein to the contrary, for purposes of calculating or determining the amount of Damages incurred under Section 10.2 there shall be deducted from any Damages an amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements (after giving effect to any deductible or retention or increase in premium associated therewith to the extent paid or payable and net of any costs, Taxes and expenses of recovery or collection thereof) actually received by any Parent Indemnified Party, as applicable, in connection with such Damages; *provided*, *however*, that none of the Parent Indemnified Parties shall have any obligation to (i) seek recovery against any insurance policies or (ii) obtain insurance coverage or other third party protection with respect to any particular matter.

(g) No Parent Indemnified Party shall be entitled to double recovery for any indemnifiable Damages even though such Damages may be recoverable under more than one provision of Section 10.2.

(h) Each Parent Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Damages upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

(i) Notwithstanding anything to the contrary contained in this Agreement, under no circumstances will any Parent Indemnified Party be entitled to recover exemplary or punitive damages under this Article 10 (except to the extent such punitive damages are awarded to a third party or in the case of Fraud).

(j) The rights to indemnification, compensation or reimbursement set forth in this Agreement shall not be affected by any investigation conducted by Parent, or any knowledge acquired (or capable of being acquired) at any time (whether before or after the Agreement Date or the Closing Date), with respect to the accuracy or inaccuracy of, or compliance with, any representation, warranty, covenant, agreement or obligation or the existence of facts and circumstances that provide the basis for a Claim hereunder.

10.4 Notice of Claim. As used herein, an "**Indemnified Party**" shall refer to a Parent Indemnified Party; the party or parties hereto against whom an Indemnified Party is entitled to assert a claim for indemnification hereunder shall be referred to herein as the "**Indemnifying Party**". If any Indemnified Party wishes to assert a Claim, it shall deliver a notice of claim (any such notice, together with any notice of a Third Party Claim, a "**Notice of Claim**") to the Representative. The Notice of Claim shall set forth: (a) that an Indemnified Party has directly or indirectly incurred, paid or properly accrued or reasonably believes it may have to directly or indirectly incur, pay or accrue, Damages; (b) the actual or estimated amount of such Damages to the extent known or reasonably estimable (which, in the case of Damages not yet incurred, paid or accrued, may be the maximum amount reasonably anticipated by Parent to be incurred, paid or accrued or may be the amount of Damages claimed by a third party in a Third Party Claim (which amount may be modified by the Indemnified Party in good faith from time to time); and (c) a description, in reasonable detail (to the extent reasonably available to such Indemnified Party), of the facts, circumstances or events giving rise to the alleged Damages based on such Indemnified Party's belief

thereof and the basis for indemnification. All Claims properly set forth in a Notice of Claim shall remain outstanding until such Claims for Damages have been finally resolved or satisfied. The failure to give such Notice of Claim shall not affect any Indemnified Party's ability to seek indemnification hereunder unless, and only to the extent that, such failure has materially prejudiced the Indemnifying Party's ability to defend successfully a Claim.

10.5 Resolution of Notice of Claim.

(a) Each Notice of Claim shall be resolved as follows:

(i) Uncontested Claims. If, within 30 days after a Notice of Claim is received by the Representative, the Representative does not contest such Notice of Claim in writing to the Indemnified Party as provided in Section 10.5(a)(ii), the Indemnifying Party shall be conclusively deemed to have consented to the recovery by each applicable Indemnified Party of the full amount of Damages (subject to the limitations contained in Section 10.3) arising out of or resulting from the matters specified in the Notice of Claim, including the forfeiture of all or a portion of the Holdback Shares (including, for the avoidance of doubt, by permanently withholding the issuance of the Holdback Shares), and, without further notice, to have stipulated to the entry of a final judgment for damages against the Indemnifying Parties for such amount in any court having jurisdiction over the matter where venue is proper.

(ii) Contested Claims. If the Representative gives the Indemnified Party written notice contesting all or any portion of a Notice of Claim (a "**Contested Claim**") within the 30-day period specified in Section 10.5(a)(i), then such Contested Claim shall be resolved by either (A) a written settlement agreement executed by the Indemnified Party and the Representative or (B) in the absence of such a written settlement agreement within 30 days following receipt by Indemnified Party of the written notice from the Representative (or such longer period as agreed by the Parties), by litigation in accordance with the terms and provisions of Section 10.5(b).

(b) Litigation of Contested Claims. Either Parent or the Representative may bring suit in accordance with Section 12.1 to resolve a Contested Claim. The decision of the trial court as to the validity and amount of any claim in such Notice of Claim shall be nonappealable, binding and conclusive upon the parties to this Agreement, the applicable Indemnified Party and the Indemnifying Parties, as applicable, all of whom shall be obligated to act in accordance with such decision. Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction.

(c) Payment of Claims. If any amount is determined, agreed or deemed agreed to be owed to any Indemnified Party in accordance with this Section 10.5, then, (i) first, Parent shall permanently withhold the Forfeited Shares from the Holdback Shares (or, if the number of Forfeited Shares exceeds the number of remaining Holdback Shares then all remaining Holdback Shares), and (ii) second, if the remaining Holdback Shares are, as reasonably determined by Parent, insufficient to cover the full amount that is determined, agreed or deemed agreed to be owed to such Indemnified Party, then, subject to the limitations contained in Section 10.3, the Senior Stockholders shall pay, within ten (10) Business Days following the date such amount is determined, agreed or deemed agreed to be owed, such Senior Stockholder's Pro Rata Share of the amount owed, to such Indemnified Party (the "**Owed Amount**") by either (i) transferring to Parent a number of Parent Common Shares equal to the Senior Stockholder's portion of the Owed Amount (the "**Clawback Shares**"); or (ii) paying such portion of the Owed Amount in cash. Each Senior Stockholder shall, at such Senior Stockholder's sole discretion, either transfer to Parent the Clawback Shares or pay its portion of the Owed Amount in cash. The Representative shall provide notice to each Senior Stockholder of any such payment obligation within three (3) Business Days of such determination, agreement or deemed agreement.

10.6 Defense of Third Party Claims. In the event that an Indemnified Party becomes aware of a claim by a third party (a "**Third Party Claim**") that such Indemnified Party in good faith believes may result in a Claim by or on behalf of such Indemnified Party, such Indemnified Party shall have the right in its sole discretion to conduct the defense of and to settle or resolve such Third Party Claim. The Indemnified Party shall notify the Representative of any such Third Party Claim, and the Representative shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. The Representative shall have the right to receive copies of all pleadings, notices and communications with respect to the Third Party Claim to the extent that receipt of such documents does not affect any privilege relating to the Indemnified Party and subject to execution by the Representative of a standard non-disclosure agreement to the extent that such materials contain confidential or proprietary information. In the event of settlement or other resolution by the Indemnified Party of any Third Party Claim, the amount paid in such settlement or resolution (the "**Settlement Amount**") shall not be determinative and binding upon the Indemnifying Party as to the amount of Damages recoverable pursuant to this Article 10 with respect thereto unless the Representative has consented (or been deemed to have consented), which consent may not be unreasonably withheld, conditioned or delayed, to any such settlement or resolution (in which case the Settlement Amount for such settlement or resolution shall, subject to the limitations set forth in this Article 10, be Damages for which the Indemnified Party is entitled to be indemnified, compensated and reimbursed hereunder), it being understood and agreed that any costs and expenses incurred or paid by any Indemnified Party in connection with the defense (including reasonable attorneys' fees, other professionals' and experts' fees, costs of investigation and court or arbitration costs) with respect to such settlement or resolution are Damages recoverable pursuant to this Article 10 regardless of whether the Representative consents (or is deemed to have consented) to the Settlement Amount. The Representative's consent to any such settlement or resolution shall be deemed to have been given unless the Representative shall have objected in a writing delivered to the Indemnified Party within ten (10) Business Days after a written request for such consent is delivered to the Representative by the Indemnified Party. Notwithstanding anything to the contrary set forth herein, with regard to any Tax matters, the Parent Indemnified Parties shall obtain the prior written consent of the Representative (such consent not to be unreasonably withheld, conditioned or delayed) before ceasing to defend or entering into any settlement of a claim regarding such Tax matters.

10.7 Holdback Arrangements.

(a) The Holdback Shares shall be available to indemnify, compensate and reimburse the Parent Indemnified Parties for any Stockholder Indemnity Amount for which they are entitled to recover in accordance with the terms of this Article 10, which will occur through permanently withholding the applicable portion of the Holdback Shares (including, for the avoidance of doubt, by permanently withholding the issuance of Parent Common Shares that would otherwise become Holdback Shares) in accordance with the terms of this Section 10.7. In all cases, Stockholder Indemnity Amount shall be allocated to the Holdback Shares, and such Holdback Shares shall be withheld proportionately, in accordance with each Senior Stockholder's Pro Rata Portion.

(b) As soon as reasonably practicable (but in any event within five (5) Business Days) following the Expiration Date, Parent shall, deliver to the Senior Stockholders the portion of the Holdback Shares, if any, that has not previously been forfeited pursuant to Section 10.5(c). If any Claim is unresolved, unsatisfied or disputed as of the Expiration Date, then Parent shall retain possession and custody of the portion of the Holdback Shares with a value that equals the total maximum amount of Stockholder Indemnity Amount that may reasonably be necessary to satisfy all such unresolved, unsatisfied or disputed Claims, and as each such Claim is resolved, Parent shall deliver to the Senior Stockholders the remaining Holdback Shares that are not required to satisfy such Claim and any remaining Claims.

(c) Each delivery of any portion of the Holdback Shares to Senior Stockholders pursuant to Section 10.7(b) shall be made by Parent in proportion to the Senior Stockholders' respective

Pro Rata Share of the Holdback Shares being delivered, with the Holdback Shares so delivered to a particular Senior Stockholder to be based on the same Pro Rata Share as the Holdback Shares were held back and retained by Parent from the Senior Stockholders. Any Holdback Shares to be so delivered to a particular Senior Stockholder shall be rounded down to the nearest whole number of shares.

(d) For purposes of this Article 10, each Holdback Share shall be deemed to have a value equal to the Closing Price (as adjusted to appropriately reflect any stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change with respect to Parent Common Shares occurring after the Effective Time). The parties further agree that, until such time as the Holdback Shares shall be released to the Senior Stockholders or permanently withheld, the Holdback Shares will be held in escrow by Parent and treated as having been issued at the Closing to the respective Senior Stockholders and outstanding, and the respective Senior Stockholders (i) will be shown as the registered owners thereof on the books and records of Parent and (ii) shall have all rights to vote such Holdback Shares and receive on a current basis any cash dividends or other distributions made with respect to the Holdback Shares, other than dividends or distributions of shares of Parent capital stock (which shall be issued to Parent for the benefit of the respective Senior Stockholders and included as part of the Holdback Shares).

10.8 Tax Consequences of Indemnification Payments. All payments (if any) made to an Indemnified Party pursuant to any indemnification, compensation or reimbursement obligations under this Article 10 will be treated as adjustments to the Merger Consideration for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by Law.

10.9 No Right of Contribution. Without limiting the provisions of Section 6.3, each Indemnifying Party waives, and acknowledges and agrees that such Indemnifying Party shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, indemnity, subrogation, reimbursement, or advancement of expenses, against Parent, the Surviving Company, or any of their respective Affiliates, successors or assigns, in connection with any indemnification obligation of such Indemnifying Party in his, her or its capacity as an Indemnifying Party under this Agreement.

10.10 Exclusive Remedy. Following the Closing, except for (a) claims for Fraud against any Indemnifying Party who committed, participated in or had actual knowledge of such fraud, intentional misrepresentation or willful breach, (b) claims for equitable relief and (c) claims pursuant to any other agreement (other than this Agreement) entered into in connection with this Agreement and the transactions contemplated hereby, the rights to indemnification, compensation or reimbursement under this Article 10 shall be the sole and exclusive remedy of the Parent Indemnified Parties against the Indemnifying Parties with respect to the subject matter of this Agreement.

10.11 Set Off Right. Subject to the limitations set forth in this Article 10, after first seeking recovery from the Holdback Shares, Parent shall be entitled to set off any amounts to which Parent is entitled pursuant to this Article 10, against any amounts owed by Parent to any Senior Stockholder. Parent shall have the right, exercisable by delivery of written notice to the Representative, to set-off against amounts owed by Parent to any Senior Stockholder an amount equal to the aggregate amount of all Stockholder Indemnity Amount relating to unpaid claims for indemnification made by Parent; *provided, however*, that if the amount of any Damages relating to claims for indemnification made by Parent that is setoff against amounts owed by Parent exceeds the amount by which the amounts owed by Parent were reduced for such claim, then Parent shall continue to be entitled to indemnification for the amount of such excess pursuant to the terms and conditions of this Article 10.

10.12 Appointment of Representative.

(a) By voting in favor of the adoption of this Agreement, executing and delivering a Joinder Agreement or participating in the Merger and receiving the benefits thereof, each Senior Stockholder shall be deemed to have approved the designation of and hereby designates the Representative as the representative of the Senior Stockholders and as the attorney-in-fact and exclusive agent for and on behalf of each Senior Stockholder with respect to Claims under this Article 10 other than Claims for and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under this Agreement, including the exercise of the power to: (i) give and receive notices and communications (on behalf of itself or any other Senior Stockholder) relating to this Agreement or any of the transactions and other matters contemplated hereby, (ii) authorize Parent and any other applicable Indemnified Party to be indemnified, reimbursed or compensated for Damages through the forfeiture by the Senior Stockholders of all or any portion of the Holdback Shares (including, for the avoidance of doubt, by permanently withholding the issuance of Parent Common Shares that would otherwise become Holdback Shares) in satisfaction of Claims by Parent or any other Indemnified Party pursuant to this Article 10 (including by not objecting to such Claims), (iii) agree to, object to, negotiate, resolve, enter into settlements and compromises of, demand litigation of, and comply with orders of courts with respect to Claims by Parent or any other Indemnified Party pursuant to this Article 10 and (iv) take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing. Notwithstanding the foregoing, the Representative shall have no obligation to act on behalf of the Senior Stockholders, except as expressly provided herein, and for purposes of clarity, there are no obligations of the Representative in any ancillary agreement, schedule, exhibit or the Company Disclosure Letter. The Representative shall have authority and power to act on behalf of each Senior Stockholder with respect to the disposition, settlement or other handling of all Claims under this Article 10 and all rights or obligations arising under this Article 10. The Senior Stockholders and their respective successors, heirs, estates and assigns shall be bound by all actions taken and documents executed by the Representative in connection with the Representative's duties under this Agreement, and Parent and the other Indemnified Parties shall be entitled to rely on any action or decision of the Representative. The Senior Stockholders recognize and intend that the power of attorney granted in this Section 10.12(a) and the powers, immunities and rights to indemnification granted to the Representative Group hereunder: (1) are coupled with an interest and are irrevocable; (2) may be delegated by the Representative; and (3) shall survive the death, incapacity, dissolution, liquidation, bankruptcy or winding up of each of the Senior Stockholders and shall be binding on any successor thereto. Each Senior Stockholder (x) agrees that all actions taken by the Representative under this Agreement shall be binding upon such Senior Stockholder and such Senior Stockholder's successors as if expressly confirmed and ratified in writing by such Senior Stockholder and (y) waives any and all defenses which may be available to contest, negate or disaffirm the action of the Representative taken in good faith under this Agreement. The Representative shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied. The Representative may engage attorneys, accountants and other professionals and experts. The Representative may in good faith (1) rely conclusively upon (x) the Spreadsheet, (y) any signature believed by it to be genuine, and (z) information, reports, statements and opinions prepared or presented by such professionals engaged by the Representative, and any action taken by the Representative based on such reliance shall be deemed conclusively to have been taken in good faith; and (2) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Senior Stockholder or other party. Parent may conclusively rely, without independent verification or investigation, upon any action of the Representative as being the binding decision or action of the Senior Stockholders, and Parent shall not be liable to any Senior Stockholder or any other Person for any actions taken or omitted from being taken by them or by Parent in accordance with or reliance upon any decision or action of the Representative. The Person serving as the Representative may resign at any time and may be replaced from time to time by the holders of a majority in interest of the Merger Consideration payable to the Senior Stockholders. No bond shall be required of the Representative. The immunities and rights to indemnification shall survive the resignation or removal of the Representative and the Closing and/or any termination of this Agreement. Notices or

communications to or from the Representative shall constitute notice to or from each of the Senior Stockholders.

(b) In performing the functions specified in this Agreement, neither the Representative nor its members, managers, directors, officers, contractors, agents and employees (collectively, the "**Representative Group**") shall be liable to any Senior Stockholder in the absence of fraud, gross negligence, intentional misconduct, bad faith or willful breach on the part of the Representative. Each Senior Stockholder shall severally (based on each such Senior Stockholders' respective Pro Rata Share and in an amount not to exceed such Senior Stockholders' proceeds pursuant to this Agreement), and not jointly, indemnify, defend and hold harmless the Representative Group from and against any loss, liability, claim, damage, fee, cost or expense (including costs of skilled professionals and incurred in connection with seeking recovery from insurers), judgment, fine or amount paid in settlement incurred without fraud, gross negligence, intentional misconduct, bad faith or willful breach on the part of the Representative and arising out of or in connection with the acceptance or administration of its duties hereunder, including any reasonable out-of-pocket costs and expenses and legal fees and other reasonable legal costs reasonably incurred by the Representative (together, the "**Representative Expenses**"). The Senior Stockholders acknowledge that the Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement or the transactions contemplated hereby. Furthermore, the Representative shall not be required to take any action unless the Representative has been provided with funds, security or indemnities which, in his, her or its determination, are sufficient to protect the Representative against the costs, expenses and liabilities which may be incurred by the Representative in performing such actions.

(c) The Representative represents and warrants to Parent and Merger Sub as of the Agreement Date and as of the Closing Date as follows: (i) the Representative has all requisite power and authority to execute and deliver this Agreement and any other applicable Contract, instrument or document contemplated hereby and to perform its obligations hereunder and thereunder, (ii) this Agreement and any other applicable Contract, instrument or document contemplated hereby has been duly executed and delivered by the Representative and constitutes a valid and binding obligation of the Representative, enforceable in accordance with its terms and (iii) neither the execution, delivery or performance of this Agreement or any other applicable Contract, instrument or document contemplated hereby by the Representative nor the consummation of the Merger will conflict with, or result in a termination, breach, impairment or violation of, the organizational or other governing documents of the Representative, or any applicable Law or Contract to which the Representative or its assets or properties is bound.

ARTICLE 11
TAX MATTERS

11.1 Transfer Taxes. Any transfer, stamp, documentary, sales, use, registration, VAT and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby ("**Transfer Taxes**") will be borne one-half by Parent and one-half by the Senior Stockholders based on each such Senior Stockholders' respective Pro Rata Share.

ARTICLE 12
MISCELLANEOUS

12.1 Governing Law; Jurisdiction; Venue. This Agreement shall be governed and construed in accordance with the internal Laws of the State of California, irrespective of its conflicts of law principles. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of California and the federal courts of the United States of America located in the State of California solely in

respect of the interpretation and enforcement of the provisions of this Agreement and of any of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby (including resolution of disputes under Section 10.5(b)), and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the courts of the State of California or the federal courts of the United States of America located in the State of California; *provided* that a judgment rendered by such court may be enforced in any court having competent jurisdiction. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12.8 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in the State of California.

12.2 Assignment; Binding Upon Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Parent may, after the Closing, assign this Agreement to any direct or indirect wholly owned subsidiary of Parent or to any Person who acquires all or substantially all of the assets of Parent or a majority of the outstanding voting securities of Parent (whether by merger, consolidation, share purchase or otherwise), without the prior consent of any other party hereto, so long as such subsidiary or Person expressly agrees to be bound by the terms hereof and provided that Parent remains liable for its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

12.3 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable (other than under Federal Cannabis Law), then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

12.4 Counterparts. This Agreement may be executed in any number of counterparts (including via.pdf or other electronic means), each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

12.5 Other Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions (without posting a bond or other security) to prevent breaches of this Agreement

and to enforce specifically the terms and provisions hereof in any court of the United States or any State having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

12.6 Amendments and Waivers.

(a) This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after any approval hereof by the members of the Company and Merger Sub; *provided, however*, that after the receipt of written consents constituting the Stockholder Approval, no amendment shall be made that requires further approval by the Company Stockholders under the Act without obtaining such requisite approval.

(b) At any time prior to the Effective Time, the Company (in the case of Parent or Merger Sub) or Parent (in the case of the Company), and at any time after the Effective Time, the Representative (in the case of Parent or the Surviving Company) or Parent (in the case of the Representative), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereunder, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

12.7 Expenses. Except as otherwise expressly provided herein, whether or not the Merger is successfully consummated, each party shall bear its respective legal, accounting, and financial advisory fees and other expenses incurred with respect to this Agreement, the Merger and the transactions contemplated hereby, it being the intention of the parties that if the Merger is consummated, any Transaction Expenses that remain unpaid at the Closing shall be Damages for which Parent is entitled to be indemnified, reimbursed and compensated for under Article 10.

12.8 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by electronic mail, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express overnight service. Such notices and other communications shall be effective and be deemed delivered and received (a) upon receipt if hand delivered, (b) on the date of transmission if transmitted by electronic mail by 5:00 p.m. (Pacific time) on a Business Day, otherwise on the next Business Day after transmission, (c) three (3) Business Days after mailing if sent by mail, and (d) one (1) Business Day after dispatch if sent by overnight courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 12.8; *provided, that*, with respect to any notices deliverable to the Representative, such notices shall be delivered solely via email:

If to Parent or Merger Sub:

Leef Brands, Inc.
175 N. Lenore Avenue
Willits, CA 95490
Attn: Micah Anderson
E-Mail: micah@leefca.com

with a copy (which shall not constitute notice) to:

FBFK Law LLP
5 Park Plaza, Suite 1400
Irvine, CA 92614
Attn: Jason Wisniewski, Esq.
E-Mail: jwisniewski@fbfk.law

If to the Company (prior to the Closing):

Standard Holdings, Inc.
10266 Truckee Airport Road, Ste. C
Truckee, CA 96161
Attn: Benjamin Burack and Noah Farb
E-Mail: ben@himalayavapor.com and noah@himalayavapor.com

with a copy (which shall not constitute notice) to:

Chain Law, P.C.
Attn: Matt Chain, Esq.
E-mail: matt@chainlawpc.com

If to the Representative:

Robert J. Mendola, Jr.
353 Kearny Street, 3rd Floor
San Francisco, CA 94108
E-Mail: Jamie.mendola@gmail.com

with a copy (which shall not constitute notice) to:

Rimon, P.C.
2029 Century Park East, Suite 400N
Los Angeles, CA 90067
Attn: Justin Keller, Esq.
E-Mail: justin.keller@rimonlaw.com

12.9 Interpretation; Rules of Construction. The terms "hereof," "herein" and similar terms refer to this Agreement as a whole (including the Company Disclosure Letter and the Exhibits and Schedules hereto), and when a reference is made in this Agreement to Exhibits, Schedules, Sections or Articles, such reference shall be to an Exhibit or Schedule to, Section or Article of this Agreement, respectively, unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The words "asset" or "property" shall be construed as having the same meaning and effect and to refer to any and all assets and properties, real and personal, tangible and intangible. When a reference is made to a specific Law, act or statute, such reference shall include such Law, act or statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Any agreement, instrument or statute defined or referred to herein means such agreement, instrument, or statute, in each case, as from time to time amended, modified or supplemented (in the case of agreements or instruments, if permitted under this Agreement),

including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession or comparable successor statutes. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The terms defined herein have the meanings assigned to them in this Agreement and include plural as well as the singular. Pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms. Unless stated otherwise, the terms "dollars" and "$" shall mean United States dollars. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document. Any action required by the terms hereof to be taken on a specific day that is not a Business Day shall instead be required to be taken on the next succeeding Business Day, and if the last day of a time period specified herein is a non-Business Day, such period shall be deemed to end on the next succeeding Business Day. References herein to any obligation of the Indemnifying Parties to "indemnify" (and similar terms) the Indemnified Parties shall be deemed to refer to the Indemnifying Parties' obligation to indemnify, hold harmless, compensate and reimburse the Indemnified Parties for Damages pursuant to Article 10. For purposes of this Agreement, each document shall be deemed to have been "made available" or "delivered" by the Company to Parent only if it has been posted in the electronic data site prepared in connection with the Merger and as to which Parent has been provided written notice and full access at least 48 hours prior to the execution of this Agreement or provided to Parent or its counsel (with confirmation of receipt) at least 48 hours prior to the execution of this Agreement.

12.10 Third-Party Beneficiary Rights. None of the provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, Affiliate, shareholder, partner or any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement; *provided*, *however*, that Article 10 is intended to benefit the Indemnified Parties.

12.11 Public Announcement. Parent may issue such press releases, and make such other public announcements and disclosures relating to this Agreement, the Merger or the other transactions contemplated hereby as it reasonably determines are required under applicable securities Laws or regulatory or stock exchange rules or, after the Closing, as it deems otherwise appropriate. Neither the Company nor the Representative shall, and each shall cause its respective Affiliates and representatives not to, issue any press releases or make any public announcements or public disclosures relating to this Agreement, the Merger or the other transactions contemplated hereby without Parent's prior written consent.

12.12 Confidentiality.

(a) The parties acknowledge that the Company and Parent previously have executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms until the Effective Time, at which time it shall terminate and be of no further force and effect; provided that nothing in the Confidentiality Agreement shall be deemed to restrict Parent's rights under Section 12.11. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b) The Representative hereby agrees to hold this Agreement and the transactions contemplated hereby, and all information received by the Representative with respect hereto or thereto or in connection herewith (including any information obtained with respect to any Claims), in confidence and not disclose the existence or terms hereof or any such information to any third party (other than the Indemnifying Parties or legal counsel engaged by the Representative, in each case solely to the extent

necessary to perform its obligations hereunder and only if such Persons are subject to an obligation to keep such information confidential).

12.13 Protected Communications.

(a) The parties to this Agreement agree that, immediately prior to the Closing, without the need for any further action (a) all right, title and interest of the Company Group in and to all Protected Communications shall thereupon transfer to and be vested solely in Protected Parties and their successors in interest, and (b) any and all protections from disclosure, including, but not limited to, attorney client privileges and work product protections, associated with or arising from any Protected Communications that would have been exercisable by the Company Group shall thereupon be vested exclusively in Protected Parties and their successors in interest and shall be exercised or waived solely as directed by Protected Parties or their successors in interest. None of the Company Group, Parent or any Person acting on any of their behalf shall, without the prior written consent of Protected Parties or their successors in interest, assert or waive or attempt to assert or waive any such protection against disclosure, including, but not limited to, the attorney-client privilege or work product protection, or to discover, obtain, use or disclose or attempt to discover, obtain, use or disclose any Protected Communications in any manner, including in connection with any dispute or legal proceeding relating to or in connection with this Agreement, the events and negotiations leading to this Agreement, or any of the transactions contemplated herein, provided, however, the foregoing shall neither prohibit Parent from seeking proper discovery of such documents nor Protected Parties from asserting that such documents are not discoverable to the extent that applicable attorney client privileges and work product protections have attached thereto. Protected Parties and their successors in interest shall have the right at any time prior to or following the Closing to remove, erase, delete, disable, copy or otherwise deal with any Protected Communications in whatever way they desire, and the Company Group and Parent shall provide full access to all Protected Communications in their possession or within their direct or indirect control and shall provide reasonable assistance at the expense of the Person requesting such assistance in order to give full force and effect to the rights of Protected Parties and its successors in interest hereunder.

(b) The parties hereto understand and agree that nothing in this Agreement, including the foregoing provisions regarding the assertions of protection from disclosure and use, privilege and conflicts of interest, shall be deemed to be a waiver of any applicable attorney-client privilege or other protection from disclosure or use. Notwithstanding those efforts, the parties understand and agree that the consummation of the transactions contemplated by this Agreement could result in the inadvertent disclosure of information that may be confidential, eligible to be subject to a claim of privilege, or otherwise protected from disclosure. The parties further understand and agree that any disclosure of information that may be confidential, subject to a claim of privilege, or otherwise protected from disclosure will not constitute a waiver of or otherwise prejudice any claim of confidentiality, privilege, or protection from disclosure, including, but not limited to, with respect to information involving or concerning the same subject matter as the disclosed information. The parties agree to use commercially reasonable efforts to return any inadvertently disclosed information to the disclosing party promptly upon becoming aware of its existence. The parties further agree that promptly after the return of any inadvertently disclosed information, the party returning such information shall destroy any and all copies, summaries, descriptions and/or notes of such inadvertently disclosed information, including electronic versions thereof, and all portions of larger documents or communications that contain such copies, summaries, descriptions or notes.).

12.14 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Company Ancillary Agreements, the Company Disclosure Letter, the Parent Ancillary Agreements, the Confidentiality Agreement and the Merger Sub Ancillary Agreements constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or

oral, between the parties with respect hereto or thereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PARENT

LEEF BRANDS, INC.

By: ______________________________
Name: Micah Anderson
Title: Chief Executive Officer

MERGER SUB

LEEF MERGER SUB INC.

By: ______________________________
Name: Micah Anderson
Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY

STANDARD HOLDINGS, INC.

By: ______________________________
Name: Benjamin Burack
Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

REPRESENTATIVE

____

Robert J. Mendola, Jr.

EXHIBIT A-1

Form of Joinder Agreement (Senior Stockholders)

(attached hereto)

JOINDER AGREEMENT

This **JOINDER AGREEMENT** (this "**Agreement**") is entered into as of April [●], 2026, by and among Leef Brands, Inc., a British Columbia corporation ("**Parent**"), Standard Holdings, Inc., a Delaware corporation (the "**Company**"), and the undersigned holder ("**Holder**") of Company Capital Stock. Capitalized terms used in this Agreement and not otherwise defined have the meanings ascribed to such terms in the Merger Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Agreement and Plan of Merger (as the same may be amended from time to time, the "**Merger Agreement**"), dated as of April 14, 2026, by and among Parent, the Company, LEEF Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("**Merger Sub**"), and Robert J. Mendola, Jr., as representative of the Stockholders (the "**Representative**"), Merger Sub shall merge with and into the Company, with the Company to be the surviving company of the Merger (the "**Merger**");

WHEREAS, as a result of the consummation of the Merger, the Company Capital Stock held by the Stockholders will be converted into the right to receive consideration as set forth in the Merger Agreement, subject to and conditioned upon the terms and conditions therein;

WHEREAS, pursuant to Section 5.8 of the Merger Agreement, the Company is required to use its reasonable best efforts to obtain as promptly as reasonably practicable after the Agreement Date and prior to the Closing Date, a copy of this Agreement executed by each Senior Stockholder, including an executed investor questionnaire attached hereto as Exhibit A certifying that each such Senior Stockholder is an "accredited investor" as set forth therein;

WHEREAS, it is a condition to the obligation of Parent and Merger Sub to effect the Merger that Parent shall have received a fully executed copy of this Agreement from all Senior Stockholders, among others; and

WHEREAS, in order to induce Parent and Merger Sub to complete the transactions contemplated by the Merger Agreement, Holder is willing to enter into this Agreement.

NOW, THEREFORE, intending to be legally bound, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1. Representations and Warranties of Holder. Holder hereby represents and warrants to Parent as follows:

(a) Holder's address and email address set forth on the signature page hereto are accurate and complete.

(b) Holder has completed the investor questionnaire attached hereto as Exhibit A, and the information set forth therein is accurate and complete. Holder understands and acknowledges that Parent is relying on such investor questionnaire to determine whether Holder is an accredited investor within the meaning of Rule 501 of Regulation D promulgated by the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the "**Securities Act**"), and is using such information for purposes of confirming the availability of an exemption to the registration requirements under the Securities Act in connection with issuing the Closing Shares in the Merger.

(c) If Holder is an entity, it has all requisite power and authority or, if Holder is an individual, he/she has the legal capacity, to enter into this Agreement and any other agreement to which Holder is, or is to be, a party in connection with the Merger (this Agreement and such other agreements (if any), collectively, the "**Holder Agreements**"), and to perform its, his or her covenants and obligations hereunder and, if applicable, thereunder. If Holder is an entity, the execution and delivery of the Holder Agreements and the performance by Holder of its covenants and obligations under the Holder Agreements have been duly authorized by all necessary action on the part of Holder and no further action is required on the part of Holder to authorize the Holder Agreements or the performance by Holder of its covenants and obligations hereunder or, if applicable, thereunder. This Agreement and the other Holder Agreements have been, or will be upon execution by Holder, duly executed and delivered by Holder, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Holder, enforceable against Holder in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(d) As of the date hereof, there is no Action of any nature pending, or to the knowledge of Holder, threatened, against Holder or any of Holder's properties (whether tangible or intangible) or, if Holder is an entity, any of Holder's officers or directors (in their capacities as such), arising out of or relating to: (i) Holder's beneficial ownership of Company Capital Stock or any right to acquire the same, (ii) Holder's capacity as a Company Stockholder, (iii) the Holder Agreements, the Merger Agreement, or any of the Contracts or the transactions contemplated hereby or thereby, (iv) any contribution, assignment, sale or other transfer of assets (tangible and intangible) by Holder (or any of its Affiliates) to the Company or any of its Affiliates, or (v) any other Contract between Holder (or any of its Affiliates) and the Company or any of its Affiliates, nor to the actual knowledge of Holder is there any reasonable basis therefor. As of the date hereof, there is no Action pending or, to the knowledge of Holder, threatened against Holder with respect to which Holder has the right, pursuant to Contract, the Laws of the State of California, Delaware or otherwise, to indemnification from the Company or any of its Affiliates related to facts and circumstances existing prior to the date hereof.

(e) The execution and delivery by Holder of this Agreement and each other Holder Agreement (if any), and the performance by Holder of its, his or her covenants and obligations hereunder and, if applicable, thereunder will not conflict with (i) any provision of the charter documents of Holder if Holder is an entity, (ii) any Contract to which Holder or any of its, his or her properties or assets is subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Holder or its, his or her properties or assets. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of Holder in order to enable Holder to execute and deliver this Agreement and each other Holder Agreement (if any), and perform its, his or her covenants and obligations hereunder and, if applicable, thereunder.

(f) Holder (i) has received a copy of the Merger Agreement, this Agreement and each other Holder Agreement (if any), (ii) has had the opportunity to carefully read each such agreement, (iii) has discussed the foregoing with Holder's professional advisors to the extent Holder has deemed necessary and (iv) understands his, her or its obligations hereunder or thereunder.

(g) Holder is the sole record and beneficial owner of, and has the sole right to vote, if applicable, and to dispose of, the shares of Company Capital Stock set forth on the signature page hereto (collectively, the "**Holder Securities**") (subject to, in the case of individuals, applicable community property laws, if any), and such Holder Securities are, or as of the Closing will be, free and clear of any pledge, lien, security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, voting trust or agreement,

understanding, arrangement, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind. Holder is not a party to any Contract with respect to the voting of equity securities of the Company or relating to the allocation of the Merger Consideration in a manner that is inconsistent with the terms of the Merger Agreement, this Agreement and each other Holder Agreement (if any). Other than the Holder Securities, Holder does not beneficially own any other securities of the Company or rights to acquire securities of the Company.

(h) Holder has not (i) Transferred any of the Holder Securities, or any interest therein, (ii) granted any options, warrants, calls or any other rights to purchase or otherwise acquire any such Holder Securities or any interest therein, or (iii) entered into any Contract with respect to any of the matters contemplated by clauses (i) or (ii).

(i) Holder is not obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of the Merger Agreement, this Agreement and each other Holder Agreement (if any), or in connection with the Merger or any other transaction contemplated thereby (except to the extent Holder bears any liability therefor pursuant to the terms of the Merger Agreement, this Agreement and each other Holder Agreement (if any)). Neither Parent nor the Company shall incur any Liabilities, either directly or indirectly, to any investment banker, broker, advisor, finder or similar party as a result of the Merger Agreement, this Agreement and each other Holder Agreement (if any) or the Merger or any other transaction contemplated thereby due to arrangements entered into by Holder with any such investment banker, broker, advisor, finder or similar party.

2. Further Representations and Warranties Regarding Closing Shares. Holder further represents and warrants as follows:

(a) Holder is acquiring the Closing Shares for investment for Holder's own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and Holder has no present intention of reselling or distributing any of such securities in violation of the Securities Act or any applicable state securities law and has no Contract with any person regarding the resale or distribution of such securities in violation of the Securities Act or any applicable state securities law.

(b) Holder understands and acknowledges that Holder's investment in the Closing Shares involves a high degree of risk and has sought such accounting, legal and tax advice as Holder has considered necessary to make an informed investment decision with respect to Holder's acquisition of the Closing Shares. Holder is fully aware of: (i) the highly speculative nature of an investment in the Closing Shares, (ii) the financial hazards involved, and (iii) the tax consequences of acquiring the Closing Shares. Holder has such knowledge and experience in financial and business matters such that Holder is capable of evaluating the merits and risks associated with consummating the Merger and accepting the Closing Shares as consideration in the Merger in accordance with the terms of this Agreement, the Merger Agreement and, if applicable, any other Holder Agreements, has the capacity to protect Holder's own interests in connection with the Merger and the other transactions contemplated by this Agreement, the Merger Agreement and, if applicable, any other Holder Agreements, and is financially capable of bearing a total loss of the Closing Shares. Holder either has a pre-existing personal or business relationship with Parent or any of its partners, officers, directors or controlling persons, or by reason of Holder's business or financial experience or that of its professional advisers who are unaffiliated with and who are not compensated by Parent or any Affiliate or selling agent of Parent, directly or indirectly, has the capacity to protect Holder's own interests in connection with the Merger and the other transactions contemplated by the Merger Agreement, this Agreement and, if applicable, any other Holder Agreements.

(c) Holder has received or has had full access to information Holder considers necessary or appropriate to make an informed investment decision with respect to the Closing Shares to be issued in connection with the Merger, and has had an opportunity to ask questions and receive answers regarding the business, properties, prospects and financial condition of Parent.

(d) Holder understands and acknowledges that the Closing Shares issued in connection with the Merger Agreement will not be registered under the Securities Act by reason of a specific exemption from the registration and prospectus delivery requirements of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Holder's representations set forth in this Agreement (including in the investor questionnaire attached as Exhibit A hereto).

(e) Holder understands and acknowledges that the Closing Shares issued in connection with the Merger Agreement constitute "restricted securities" under Rule 144 promulgated under the Securities Act and, therefore, such shares may not be sold unless they are registered under the Securities Act or an exemption from the registration and prospectus delivery requirements of the Securities Act is available. Holder is aware of the provisions of Rule 144 promulgated under the Securities Act. Holder further understands and acknowledges that Acquirer is under no obligation, and does not intend, to register the resale of the Closing Shares that are issuable to Holder in connection with the Merger Agreement, that Holder will be required to bear the financial risks of holding Closing Shares for an indefinite period of time, and that there is no guarantee that Holder will be able to achieve liquidity with respect to any Closing Shares that Holder receives in connection with the Merger Agreement.

3. Agreements of Holder.

(a) Holder hereby acknowledges and agrees that he, she or it is a "Senior Stockholder" and an "Indemnifying Party" under the Merger Agreement and agrees to be bound by the provisions of the Merger Agreement applicable to the Company Stockholders, including (A) the amount, form and allocation of Merger Consideration payable in accordance with Article 2 of the Merger Agreement (including the provisions therein relating to the Holdback Amount), (B) the obligation to indemnify, reimburse and compensate the Parent Indemnified Parties in accordance with Article 10 of the Merger Agreement, and (C) the restrictions on Transfer and other provisions relating to the Closing Shares set forth in Article 7 of the Merger Agreement, in each case subject to the limitations set forth in Section 10 of the Merger Agreement.

(b) Holder acknowledges and agrees that (i) Parent shall retain and hold back the Holdback Amount from the Senior Stockholders pursuant to and subject to the terms and conditions of the Merger Agreement; and (ii) Holder shall be entitled to a portion of the Holdback Amount only if, as and when such amount becomes payable to Holder in accordance with the provisions of the Merger Agreement.

(c) As security for Holder's faithful performance of this Agreement and the Merger Agreement, Holder has executed the Stock Power in the form attached hereto as Exhibit B, in blank, to the Secretary of Parent, or the Secretary's designee, to hold such Stock Power in escrow and to take all such actions and to effectuate all such transfers, forfeitures and/or releases in respect of the Holdback Shares withheld from Holder pursuant to the terms of the Merger Agreement (if any) (the "**Holder Holdback Shares**") as are in accordance with the terms of this Agreement and the Merger Agreement. Holder hereby acknowledges that the Secretary of Parent, or the Secretary's designee, is so appointed as the escrow holder with the foregoing authorities as a material inducement to consummate the Merger and that said appointment is coupled with an interest and is accordingly irrevocable. Holder agrees that said escrow holder shall not be liable to any party hereof (or to any other party) except for such escrow holder's gross negligence or willful misconduct. The escrow holder may rely upon any letter, notice or other document executed by any signature purported to be

genuine and may resign at any time. Holder agrees that if the Secretary of Parent, or the Secretary's designee, resigns as escrow holder for any or no reason, then Parent shall have the power to appoint a successor to serve as escrow holder pursuant to the terms of this Agreement. If at any time any further action is necessary or desirable to carry out the purposes of this Agreement or the Merger Agreement, then Holder hereby agrees to execute and deliver any documents or other instruments and to take such action as is reasonably necessary to effect such actions in accordance with the provisions of this Agreement or the Merger Agreement. Holder will be shown as the registered owner of the Holder Holdback Shares on the books and records of Parent and shall have all rights with respect to the Holder Holdback Shares during the period of time in which such shares have not been forfeited (including the right to vote such shares and the right to receive on a current basis any cash dividends or other distributions made with respect to the Holder Holdback Shares, other than dividends or distributions of Closing Shares, which shall be retained by Parent for the benefit of Holder and included as part of the Holder Holdback Shares), except the right of possession thereof.

(d) Unless otherwise consented to in writing by Parent, Holder shall not (i) Transfer any Holder Securities, (ii) grant any option, warrant, call or any other right to purchase or otherwise acquire any Holder Securities or any interest therein, or (iii) enter into any Contract with respect to any of the matters contemplated by clauses (i) or (ii).

(e) Any Company Capital Stock or other securities of the Company that Holder purchases or with respect to which Holder otherwise acquires beneficial ownership after the Agreement Date and prior to the Effective Time, including by reason of (i) exercise, conversion or exchange of any securities of the Company or (ii) stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, shall be subject to the terms and conditions of this Agreement to the same extent as if such securities were included on the signature page hereto.

(f) Holder hereby irrevocably and unconditionally waives and agrees not to assert any appraisal or dissenter's rights (including any notice requirements related thereto) under applicable Law relating to the Merger or any related transaction that Holder or any other Person may have by virtue of, or with respect to, the Holder Securities.

(g) Holder shall not knowingly take any action that (i) would make any representation or warranty contained herein untrue or incorrect or (ii) would reasonably be expected to have the effect of impairing the ability of Holder to perform its, his, or her obligations under any Holder Agreement or preventing or materially delaying the consummation of any of the transactions contemplated by the Merger Agreement, any Holder Agreement, or the Written Consent; provided that nothing contained in this Section 3(g) shall be construed to prohibit Holder in his or her capacity as a manager of the Company (if applicable) from exercising his or her fiduciary duties to the Company Members under applicable law.

(h) Holder acknowledges that he, she, or it has received a copy of the Merger Agreement. Until the Effective Time, Holder (in its, his or her capacity as such) agrees to the same restrictions applicable to the Company pursuant to Section 5.6 (No Other Negotiations) of the Merger Agreement. In the event Holder shall receive or become aware of any Acquisition Proposal subsequent to the date hereof, Holder shall promptly inform Parent as to any such matter and the details thereof to the maximum extent possible without violating its, his, or her fiduciary duties or any confidentiality obligations to which the Holder or the Company is bound as of the date hereof.

(i) Holder acknowledges and understands that the representations, warranties and covenants by Holder set forth herein and, if applicable, the other Holder Agreements and any covenants set forth in the Merger Agreement applicable to the Company Stockholders and, if applicable, Indemnifying Parties will be relied upon by Parent, Merger Sub, the Company and their respective Affiliates and counsel, and that

substantial Liabilities may be incurred by such Persons if Holder's representations, warranties, or covenants set forth herein and the other Holder Agreements and any covenants set forth in the Merger Agreement applicable to Holder are inaccurate or are breached.

4. Representative. Holder hereby agrees to the appointment of [•] as the Representative (as such term is defined in the Merger Agreement) and as the attorney-in-fact and agent for and on behalf of each Senior Stockholder with respect to all matters for which authority was granted to the Representative under the Merger Agreement and hereby authorizes and approves the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative pursuant to the authority granted to it under the Merger Agreement.

5. Confidentiality. Holder agrees to at all times keep confidential and not divulge, furnish or make accessible any information regarding or relating to the Merger Agreement, this Agreement and, if applicable, the other Holder Agreements or the Merger or any of the other transactions contemplated hereby or thereby, or any claim or dispute arising therefrom or relating thereto, to anyone (other than: (a) to directors, officers, managers, attorneys, accountants, or financial advisors of Holder, in each case who have a need to know such information in order to fulfill their obligations to the Holder, are made aware of the confidential nature of the information, are directed by Holder to keep such information confidential and are either bound by confidentiality restrictions with respect to the information shared that are at least as restrictive as this Section 5 or are bound by legally enforceable codes of professional responsibility that require maintenance of confidentiality of such information or (b) in the case of a Holder that is a venture capital or private equity fund, to the limited and prospective partners, stockholders, or members of such Holder to the extent such disclosure is made in the ordinary course of such Holder's business and only to the extent necessary to satisfy such Holder's reporting requirements under applicable agreements with such parties in effect on the date of this Agreement or in connection with customary fundraising activities; provided that any such Persons to whom such information is disclosed are made aware of the confidential nature of the information, are directed by Holder to keep such information confidential and are bound by confidentiality restrictions with respect to the information shared that are at least as restrictive as this Section 5; provided further that Holder shall be liable to Parent for any Damages resulting from any failure to maintain such confidentiality by any Person to whom disclosures were made by Holder pursuant to the foregoing clauses (a) or (b) except, in each case, to the extent that (A) such information has otherwise been made public (other than as a result of disclosure by Holder in violation of the terms of this Joinder Agreement, any Person to whom any Holder disclosed such information who violated the terms of any confidentiality obligation to such Holder or by the Company or the Representative in violation of the confidentiality provisions in the Merger Agreement); (B) such Holder is required by applicable Law or any applicable Action to divulge or disclose such information, in which case Holder shall use its reasonable efforts to cooperate with Parent, at Parent's sole cost and expense, to limit such disclosure to the greatest extent permitted under applicable Law; or (C) Holder is required by an applicable process, subpoena or order, provided that Holder gives Parent notice that is reasonable in the circumstances and cooperates with Parent, at Parent's sole cost and expense, to obtain a protective order to take such other legal steps to protect its interest in such information).

6. Consent. With respect to all Holder Securities, the Holder hereby consents to the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement, including the Merger. Holder hereby agrees that at any meeting of the stockholders of the Company (whether annual or special and whether or not adjourned or postponed), however called, and in any action by written consent of the stockholders of the Company, at which the Merger Agreement and other related agreements (or any amended versions thereof) or such other related actions, are submitted for the consideration and vote of the stockholders of the Company, unless otherwise directed in writing by Parent, Holder shall cause the Holder Securities to be voted (a) in favor of (i) the Merger and the adoption and approval of the Merger Agreement and the terms thereof, (ii) each of the other actions contemplated by the Merger Agreement and (iii) any action

in furtherance of any of the foregoing and (b) against any action, proposal, agreement or transaction that, to the knowledge of Holder, could reasonably be expected to result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement.

7. General Release.

(a) Effective for all purposes as of the Effective Time, Holder, on behalf of himself, herself or itself and each of his, her or its directors, officers, successors, heirs, assigns, controlled Affiliates, members and partners (each, a "**Releasor**"), hereby irrevocably and unconditionally releases and forever discharges the Company, Parent, Merger Sub, or any of their Affiliates, and each of their respective employees, managers, directors, officers, agents, securityholders, attorneys, representatives, predecessors, successors, related entities, assigns or the like or any Persons acting by, through, under or in concert with any of them (collectively, the "**Released Parties**"), from any and all claims, suits, demands, causes of action, Contracts, covenants, obligations, debts, costs, expenses, attorneys' fees and liabilities ("**Claims**"), of whatever kind or nature, in law or in equity, by statute or otherwise, whether now known or unknown, vested or contingent, suspected or unsuspected, and whether or not concealed or hidden, which have existed or may have existed, or which do exist, at any time up to and including the Effective Time relating to, arising out of or in connection with Holder's association with the Company, including as a result of Holder's status as a creditor of the Company or Company Stockholder (the "**Released Matters**"); provided, that such release and discharge shall not apply to (i) any Claims arising under the Merger Agreement or any Holder Agreements; (ii) rights to any exculpation, expense advancement, indemnification or other protections owing to Releasor under the Company's governing documents or applicable law or any indemnification agreement between the Company and such director, manager or officer; (iii) any claim which cannot be waived as a matter of law; and (iv) any accrued wages, salaries, bonuses, employee benefits or other rights under any employment agreement with Parent or its Affiliates or offer letter or related employment documentation with the Company in effect as of immediately prior to Closing.

(b) Holder, on behalf of such Holder and each other Releasor, represents, warrants and covenants that such Releasor (i) has no claims relating to, arising out of or in connection with any Released Matter, (ii) has not transferred or assigned, or purported to transfer or assign, any claims relating to, arising out of or in connection with any Released Matter and (iii) shall not transfer or assign, or purport to transfer or assign, any claims relating to, arising out of or in connection with any Released Matter, in each case against any of the Released Parties.

(c) Holder acknowledges that he, she or it is familiar with Section 1542 of the Civil Code of the State of California ("**Section 1542**"), which provides as follows:

> A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

(d) Holder, on behalf of himself, herself or itself and each other Releasor, hereby waives and relinquishes any rights and benefits that any Releasor may have under Section 1542 or any similar statute or common law principle of any jurisdiction. Holder, on behalf of himself, herself or itself and each other Releasor, acknowledges that he, she or it may hereafter discover facts in addition to or different from those that Holder or any other Releasor now knows or believes to be true with respect to the subject matter of this release, but it is Holder's intention, on behalf of himself, herself or itself and each other Releasor, subject to Section 8(a), to fully and finally and forever settle and release any and all Released Matters. In furtherance of this

intention, the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts. Holder hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced, any action, proceeding, charge, complaint, or investigation of any kind against any of the Released Parties, in any forum whatsoever (including any administrative agency), that arises out of, relates to, or is in connection with, any of the Released Matters.

(e) Holder represents and acknowledges that he, she or it has read this release and understands its terms and has been given an opportunity to ask questions of the Company's representatives. Holder further represents that in signing this release he, she or it does not rely, and has not relied, on any representation or statement not set forth in this release made by any representative of the Company or anyone else with regard to the subject matter, basis or effect of this release or otherwise.

(f) If Holder is married or has a domestic partner, he or she has delivered with this Agreement a Spousal Consent in the form attached hereto as Exhibit C (the "**Spousal Consent**"), executed by Holder's spouse or domestic partner, as applicable. Holder represents and warrants to Parent that Holder's spouse or domestic partner, as applicable, is competent to execute and deliver the Spousal Consent.

8. Termination. This Agreement shall automatically terminate, without any action on the part of any Person, upon termination of the Merger Agreement in accordance with its terms prior to the occurrence of the Effective Time; provided that the termination hereof shall not relieve Holder of any liability arising out of any breach hereof prior to such termination; provided further that the provisions of Section 5, Section 8 and Section 10 shall survive any termination of this Agreement.

9. Tax Matters. Holder has had an opportunity to review with its, his or her own tax advisors the tax consequences of the Merger and the other transactions contemplated by the Merger Agreement and the Holder Agreements. Holder understands that it, he, or she must rely solely on its, his or her advisors and not on any statements or representations made by Parent, the Company or any of their agents or representatives. Holder understands that Holder (and not Parent or the Company) shall be responsible for any Tax Liability for Holder that may arise as a result of the Merger and the other transactions contemplated by the Merger Agreement and the Holder Agreements.

10. Miscellaneous.

(a) Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by electronic mail, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective and be deemed delivered and received (i) upon receipt if hand delivered, (ii) on the date of transmission if transmitted by electronic mail by 5:00 p.m. (Pacific time) on a Business Day, otherwise on the next Business Day after transmission, (iii) three Business Days after mailing if sent by mail, and (iv) one Business Day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 10(a):

If to Parent or Merger Sub:

Leef Brands, Inc.
175 N. Lenore Avenue
Willits, CA 95490
Attn: Micah Anderson
E-Mail: micah@leefca.com

with a copy (which shall not constitute notice) to:

FBFK Law LLP
5 Park Plaza, Suite 1400
Irvine, CA 92614
Attn: Jason Wisniewski, Esq.
E-Mail: jwisniewski@fbfk.law

If to the Company (prior to the Closing):

Standard Holdings, Inc.
10266 Truckee Airport Road, Ste. C
Truckee, CA 96161
Attn: Benjamin Burack and Noah Farb
E-Mail: ben@himalayavapor.com and noah@himalayavapor.com

with a copy (which shall not constitute notice) to:

Chain Law, P.C.
Attn: Matt Chain, Esq.
E-mail: matt@chainlawpc.com

If to the Representative:

Robert J. Mendola, Jr.
353 Kearny Street, 3rd Floor
San Francisco, CA 94108
E-Mail: Jamie.mendola@gmail.com

with a copy (which shall not constitute notice) to:

Rimon, P.C.
2029 Century Park East, Suite 400N
Los Angeles, CA 90067
Attn: Justin Keller, Esq.
E-Mail: justin.keller@rimonlaw.com

if to Holder to: the address for notice set forth on the signature page hereto.

(b) Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." Unless the context of this Agreement otherwise requires (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number respectively, (iii) the terms "hereof," "herein," "hereunder," and derivative or similar words refer to this entire Agreement and (iv) references to any statute shall refer to the statute, as amended, and include the rules and regulations promulgated thereunder. The use of "or" is not

intended to be exclusive unless expressly indicated otherwise. All references in this Agreement to the subsidiaries of a legal entity shall be deemed to include all direct and indirect subsidiaries of such entity.

(c) Counterparts. This Agreement may be executed in any number of counterparts (including via. pdf or other electronic means), each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

(d) Entire Agreement. This Agreement, the Merger Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (other than the Parent Indemnified Parties and Releasees who are not party to this Agreement and which such Persons are intended third party beneficiaries of this Agreement and shall be entitled to enforce this Agreement against Holder in accordance with its terms).

(e) Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

(f) Remedies Cumulative. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any State having jurisdiction, subject to Section 10(g) below, this being in addition to any other remedy to which they are entitled at law or in equity.

(g) Governing Law. This Agreement shall be governed and construed in accordance with the internal Laws of the State of California, irrespective of its conflicts of law principles. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of California and the federal courts of the United States of America located in the State of California in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the courts of the State of California or the federal courts of the United States of America located in the State of California; provided that a judgment rendered by such court may be enforced in any court having competent jurisdiction. The parties hereby consent to and grant any

such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10(a) or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in the State of California.

(h) Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement or determined after reviewing this Agreement carefully that it would not seek such guidance or counsel and, therefore, hereby waive, with respect to this Agreement and each Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

[*Signature page follows.*]

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed as of the date first written above.

LEEF BRANDS, INC.

By: ___________________________________

Name: Micah Anderson

Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed as of the date first written above.

STANDARD HOLDINGS, INC.

By: ______________________________________
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed as of the date first written above.

HOLDER

By: ____
Name:
Title:

Address: ________________________________

____

Email: ________________________________

Company Capital Stock beneficially owned:

_______ Shares of Senior Preferred Stock

EXHIBIT A

INVESTOR QUESTIONNAIRE

[See attached]

<u>EXHIBIT B</u>

STOCK POWER

FOR VALUE RECEIVED and pursuant to that certain Joinder Agreement between the undersigned ("**Stockholder**") and Leef Brands, Inc., a British Columbia corporation (the "**Company**"), dated April _____, 2026 (the "**Agreement**") and the Merger Agreement (as defined in the Agreement), Company Stockholder hereby sells, assigns and transfers unto the Company____________________________ (________) shares of capital stock of Parent (as defined in the Merger Agreement) standing in Company Stockholder's name on Parent's books in DRS entry and does hereby irrevocably constitute and appoint the Secretary of the Company to transfer said stock on the books of Parent with full power of substitution in the premises.

THIS STOCK POWER MAY ONLY BE USED IN CONNECTION WITH THE FORFEITURE OF HOLDER HOLDBACK SHARES (AS DEFINED IN THE AGREEMENT) AS AUTHORIZED BY THE MERGER AGREEMENT. IN THE EVENT MORE THAN ONE FORFEITURE OF HOLDER HOLDBACK SHARES TO THE COMPANY IS TO OCCUR PURSUANT TO THE TERMS OF THE MERGER AGREEMENT, THE COMPANY IS HEREBY AUTHORIZED BY THE UNDERSIGNED TO MAKE AND USE COPIES HEREOF TO EFFECT ALL SUCH TRANSFERS.

Dated: _________________

Company Stockholder

By:_______________________________________
Name:____________________________________

[**<u>Instructions</u>**: Please do not fill in any blanks other than the signature line. The purpose of this Stock Power is to enable the Company to exercise its rights to effect the forfeiture of Holder Holdback Shares as set forth in the Merger Agreement without requiring additional signatures on the part of Stockholder.]

EXHIBIT C

SPOUSAL CONSENT

I, ____________________, spouse/domestic partner of ___________________ ("**Holder**"), acknowledge that I have read the Joinder Agreement executed by Holder, entered into on April _____, 2026, (the "**Agreement**"), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding Company Capital Stock (as defined in the Merger Agreement) that my spouse/domestic partner may own, including any interest that I might have therein.

I understand and agree that my interest, if any, in any Company Capital Stock subject to the Agreement shall be irrevocably subject to the Agreement. I further understand and agree that any community property interest that I may have in such Company Capital Stock shall be similarly subject to the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will not seek such guidance or counsel.

Dated: ________________________ Signature: ______________________________________

Print Name: ____________________________________

<u>EXHIBIT A-2</u>

Form of Joinder Agreement (Junior Stockholders)

(attached hereto)

JOINDER AGREEMENT

This **JOINDER AGREEMENT** (this "**Agreement**") is entered into as of April [●], 2026, by and among Leef Brands, Inc., a British Columbia corporation ("**Parent**"), Standard Holdings, Inc., a Delaware corporation (the "**Company**"), and the undersigned holder ("**Holder**") of Company Capital Stock. Capitalized terms used in this Agreement and not otherwise defined have the meanings ascribed to such terms in the Merger Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Agreement and Plan of Merger (as the same may be amended from time to time, the "**Merger Agreement**"), dated as of April 14, 2026, by and among Parent, the Company, LEEF Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("**Merger Sub**"), and Robert J. Mendola, Jr., as representative of the Stockholders (the "**Representative**"), Merger Sub shall merge with and into the Company, with the Company to be the surviving company of the Merger (the "**Merger**");

WHEREAS, as a result of the consummation of the Merger, the Company Capital Stock held by the Stockholders will be converted into the right to receive consideration as set forth in the Merger Agreement, subject to and conditioned upon the terms and conditions therein;

WHEREAS, pursuant to Section 5.8 of the Merger Agreement, the Company is required to use its reasonable best efforts to obtain as promptly as reasonably practicable after the Agreement Date and prior to the Closing Date, a copy of this Agreement executed by each Junior Stockholder;

WHEREAS, it is a condition to the obligation of Parent and Merger Sub to effect the Merger that Parent shall have received a fully executed copy of this Agreement from each Requisite Stockholder (other than a Senior Stockholder), among others; and

WHEREAS, in order to induce Parent and Merger Sub to complete the transactions contemplated by the Merger Agreement, Holder is willing to enter into this Agreement.

NOW, THEREFORE, intending to be legally bound, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1. <u>Representations and Warranties of Holder</u>. Holder hereby represents and warrants to Parent as follows:

(a) Holder's address and email address set forth on the signature page hereto are accurate and complete.

(b) If Holder is an entity, it has all requisite power and authority or, if Holder is an individual, he/she has the legal capacity, to enter into this Agreement and any other agreement to which Holder is, or is to be, a party in connection with the Merger (this Agreement and such other agreements (if any), collectively, the "**Holder Agreements**"), and to perform its, his or her covenants and obligations hereunder and, if applicable, thereunder. If Holder is an entity, the execution and delivery of the Holder Agreements and the performance by Holder of its covenants and obligations under the Holder Agreements have been duly authorized by all necessary action on the part of Holder and no further action is required on the part of Holder to authorize the Holder Agreements or the performance by Holder of its covenants and obligations hereunder or, if applicable, thereunder. This Agreement and the other Holder Agreements have been, or will be upon execution by Holder, duly executed and delivered by Holder, and assuming the due authorization, execution

and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Holder, enforceable against Holder in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(c) As of the date hereof, there is no Action of any nature pending, or to the knowledge of Holder, threatened, against Holder or any of Holder's properties (whether tangible or intangible) or, if Holder is an entity, any of Holder's officers or directors (in their capacities as such), arising out of or relating to: (i) Holder's beneficial ownership of Company Capital Stock or any right to acquire the same, (ii) Holder's capacity as a Company Stockholder, (iii) the Holder Agreements, the Merger Agreement, or any of the Contracts or the transactions contemplated hereby or thereby, (iv) any contribution, assignment, sale or other transfer of assets (tangible and intangible) by Holder (or any of its Affiliates) to the Company or any of its Affiliates, or (v) any other Contract between Holder (or any of its Affiliates) and the Company or any of its Affiliates, nor to the actual knowledge of Holder is there any reasonable basis therefor. As of the date hereof, there is no Action pending or, to the knowledge of Holder, threatened against Holder with respect to which Holder has the right, pursuant to Contract, the Laws of the State of California, Delaware or otherwise, to indemnification from the Company or any of its Affiliates related to facts and circumstances existing prior to the date hereof.

(d) The execution and delivery by Holder of this Agreement and each other Holder Agreement (if any), and the performance by Holder of its, his or her covenants and obligations hereunder and, if applicable, thereunder will not conflict with (i) any provision of the charter documents of Holder if Holder is an entity, (ii) any Contract to which Holder or any of its, his or her properties or assets is subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Holder or its, his or her properties or assets. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of Holder in order to enable Holder to execute and deliver this Agreement and each other Holder Agreement (if any), and perform its, his or her covenants and obligations hereunder and, if applicable, thereunder.

(e) Holder (i) has received a copy of the Merger Agreement, this Agreement and each other Holder Agreement (if any), (ii) has had the opportunity to carefully read each such agreement, (iii) has discussed the foregoing with Holder's professional advisors to the extent Holder has deemed necessary and (iv) understands his, her or its obligations hereunder or thereunder.

(f) Holder is the sole record and beneficial owner of, and has the sole right to vote, if applicable, and to dispose of, the shares of Company Capital Stock set forth on the signature page hereto (collectively, the "**Holder Securities**") (subject to, in the case of individuals, applicable community property laws, if any), and such Holder Securities are, or as of the Closing will be, free and clear of any pledge, lien, security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, voting trust or agreement, understanding, arrangement, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind. Holder is not a party to any Contract with respect to the voting of equity securities of the Company or relating to the allocation of the Merger Consideration in a manner that is inconsistent with the terms of the Merger Agreement, this Agreement and each other Holder Agreement (if any). Other than the Holder Securities, Holder does not beneficially own any other securities of the Company or rights to acquire securities of the Company.

(g) Holder has not (i) Transferred any of the Holder Securities, or any interest therein, (ii) granted any options, warrants, calls or any other rights to purchase or otherwise acquire any such Holder

Securities or any interest therein, or (iii) entered into any Contract with respect to any of the matters contemplated by clauses (i) or (ii).

(h) Holder is not obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of the Merger Agreement, this Agreement and each other Holder Agreement (if any), or in connection with the Merger or any other transaction contemplated thereby (except to the extent Holder bears any liability therefor pursuant to the terms of the Merger Agreement, this Agreement and each other Holder Agreement (if any)). Neither Parent nor the Company shall incur any Liabilities, either directly or indirectly, to any investment banker, broker, advisor, finder or similar party as a result of the Merger Agreement, this Agreement and each other Holder Agreement (if any) or the Merger or any other transaction contemplated thereby due to arrangements entered into by Holder with any such investment banker, broker, advisor, finder or similar party.

2. Agreements of Holder.

(a) Holder hereby acknowledges and agrees that he, she or it is a "Junior Stockholder" under the Merger Agreement and agrees to be bound by the provisions of the Merger Agreement applicable to the Company Stockholders, including the amount, form and allocation of Merger Consideration payable in accordance with Article 2 of the Merger Agreement.

(b) Any Company Capital Stock or other securities of the Company that Holder purchases or with respect to which Holder otherwise acquires beneficial ownership after the Agreement Date and prior to the Effective Time, including by reason of (i) exercise, conversion or exchange of any securities of the Company or (ii) stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, shall be subject to the terms and conditions of this Agreement to the same extent as if such securities were included on the signature page hereto.

(c) Holder hereby irrevocably and unconditionally waives and agrees not to assert any appraisal or dissenter's rights (including any notice requirements related thereto) under applicable Law relating to the Merger or any related transaction that Holder or any other Person may have by virtue of, or with respect to, the Holder Securities.

(d) Holder shall not knowingly take any action that (i) would make any representation or warranty contained herein untrue or incorrect or (ii) would reasonably be expected to have the effect of impairing the ability of Holder to perform its, his, or her obligations under any Holder Agreement or preventing or materially delaying the consummation of any of the transactions contemplated by the Merger Agreement, any Holder Agreement, or the Written Consent.

(e) Holder acknowledges that he, she, or it has received a copy of the Merger Agreement. Until the Effective Time, Holder (in its, his or her capacity as such) agrees to the same restrictions applicable to the Company pursuant to Section 5.6 (No Other Negotiations) of the Merger Agreement. In the event Holder shall receive or become aware of any Acquisition Proposal subsequent to the date hereof, Holder shall promptly inform Parent as to any such matter and the details thereof to the maximum extent possible without violating its, his, or her fiduciary duties or any confidentiality obligations to which the Holder or the Company is bound as of the date hereof.

(f) Holder acknowledges and understands that the representations, warranties and covenants by Holder set forth herein and, if applicable, the other Holder Agreements and any covenants set forth in the Merger Agreement applicable to the Company Stockholders and, if applicable, Indemnifying Parties will be relied upon by Parent, Merger Sub, the Company and their respective Affiliates and counsel, and that

substantial Liabilities may be incurred by such Persons if Holder's representations, warranties, or covenants set forth herein and the other Holder Agreements and any covenants set forth in the Merger Agreement applicable to Holder are inaccurate or are breached.

3. Confidentiality. Holder agrees to at all times keep confidential and not divulge, furnish or make accessible any information regarding or relating to the Merger Agreement, this Agreement and, if applicable, the other Holder Agreements or the Merger or any of the other transactions contemplated hereby or thereby, or any claim or dispute arising therefrom or relating thereto, to anyone (other than: (a) to directors, officers, managers, attorneys, accountants, or financial advisors of Holder, in each case who have a need to know such information in order to fulfill their obligations to the Holder, are made aware of the confidential nature of the information, are directed by Holder to keep such information confidential and are either bound by confidentiality restrictions with respect to the information shared that are at least as restrictive as this Section 5 or are bound by legally enforceable codes of professional responsibility that require maintenance of confidentiality of such information or (b) in the case of a Holder that is a venture capital or private equity fund, to the limited and prospective partners, stockholders, or members of such Holder to the extent such disclosure is made in the ordinary course of such Holder's business and only to the extent necessary to satisfy such Holder's reporting requirements under applicable agreements with such parties in effect on the date of this Agreement or in connection with customary fundraising activities; provided that any such Persons to whom such information is disclosed are made aware of the confidential nature of the information, are directed by Holder to keep such information confidential and are bound by confidentiality restrictions with respect to the information shared that are at least as restrictive as this Section 5; provided further that Holder shall be liable to Parent for any Damages resulting from any failure to maintain such confidentiality by any Person to whom disclosures were made by Holder pursuant to the foregoing clauses (a) or (b) except, in each case, to the extent that (A) such information has otherwise been made public (other than as a result of disclosure by Holder in violation of the terms of this Joinder Agreement, any Person to whom any Holder disclosed such information who violated the terms of any confidentiality obligation to such Holder or by the Company or the Representative in violation of the confidentiality provisions in the Merger Agreement); (B) such Holder is required by applicable Law or any applicable Action to divulge or disclose such information, in which case Holder shall use its reasonable efforts to cooperate with Parent, at Parent's sole cost and expense, to limit such disclosure to the greatest extent permitted under applicable Law; or (C) Holder is required by an applicable process, subpoena or order, provided that Holder gives Parent notice that is reasonable in the circumstances and cooperates with Parent, at Parent's sole cost and expense, to obtain a protective order to take such other legal steps to protect its interest in such information).

4. Consent. With respect to all Holder Securities, the Holder hereby consents to the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement, including the Merger. Holder hereby agrees that at any meeting of the stockholders of the Company (whether annual or special and whether or not adjourned or postponed), however called, and in any action by written consent of the stockholders of the Company, at which the Merger Agreement and other related agreements (or any amended versions thereof) or such other related actions, are submitted for the consideration and vote of the stockholders of the Company, unless otherwise directed in writing by Parent, Holder shall cause the Holder Securities to be voted (a) in favor of (i) the Merger and the adoption and approval of the Merger Agreement and the terms thereof, (ii) each of the other actions contemplated by the Merger Agreement and (iii) any action in furtherance of any of the foregoing and (b) against any action, proposal, agreement or transaction that, to the knowledge of Holder, could reasonably be expected to result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement.

5. General Release.

(a) Effective for all purposes as of the Effective Time, Holder, on behalf of himself, herself or itself and each of his, her or its directors, officers, successors, heirs, assigns, controlled Affiliates, members and partners (each, a "**Releasor**"), hereby irrevocably and unconditionally releases and forever discharges the Company, Parent, Merger Sub, or any of their Affiliates, and each of their respective employees, managers, directors, officers, agents, securityholders, attorneys, representatives, predecessors, successors, related entities, assigns or the like or any Persons acting by, through, under or in concert with any of them (collectively, the "**Released Parties**"), from any and all claims, suits, demands, causes of action, Contracts, covenants, obligations, debts, costs, expenses, attorneys' fees and liabilities ("**Claims**"), of whatever kind or nature, in law or in equity, by statute or otherwise, whether now known or unknown, vested or contingent, suspected or unsuspected, and whether or not concealed or hidden, which have existed or may have existed, or which do exist, at any time up to and including the Effective Time relating to, arising out of or in connection with Holder's association with the Company, including as a result of Holder's status as a creditor of the Company or Company Stockholder (the "**Released Matters**"); provided, that such release and discharge shall not apply to (i) any Claims arising under the Merger Agreement or any Holder Agreements; (ii) rights to any exculpation, expense advancement, indemnification or other protections owing to Releasor under the Company's governing documents or applicable law or any indemnification agreement between the Company and such director, manager or officer; (iii) any claim which cannot be waived as a matter of law; and (iv) any accrued wages, salaries, bonuses, employee benefits or other rights under any employment agreement with Parent or its Affiliates or offer letter or related employment documentation with the Company in effect as of immediately prior to Closing.

(b) Holder, on behalf of such Holder and each other Releasor, represents, warrants and covenants that such Releasor (i) has no claims relating to, arising out of or in connection with any Released Matter, (ii) has not transferred or assigned, or purported to transfer or assign, any claims relating to, arising out of or in connection with any Released Matter and (iii) shall not transfer or assign, or purport to transfer or assign, any claims relating to, arising out of or in connection with any Released Matter, in each case against any of the Released Parties.

(c) Holder acknowledges that he, she or it is familiar with Section 1542 of the Civil Code of the State of California ("**Section 1542**"), which provides as follows:

> A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

(d) Holder, on behalf of himself, herself or itself and each other Releasor, hereby waives and relinquishes any rights and benefits that any Releasor may have under Section 1542 or any similar statute or common law principle of any jurisdiction. Holder, on behalf of himself, herself or itself and each other Releasor, acknowledges that he, she or it may hereafter discover facts in addition to or different from those that Holder or any other Releasor now knows or believes to be true with respect to the subject matter of this release, but it is Holder's intention, on behalf of himself, herself or itself and each other Releasor, subject to Section 8(a), to fully and finally and forever settle and release any and all Released Matters. In furtherance of this intention, the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts. Holder hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced, any action, proceeding, charge, complaint, or investigation of any kind against any of the Released Parties, in any forum whatsoever (including any administrative agency), that arises out of, relates to, or is in connection with, any of the Released Matters.

(e) Holder represents and acknowledges that he, she or it has read this release and understands its terms and has been given an opportunity to ask questions of the Company's representatives. Holder further represents that in signing this release he, she or it does not rely, and has not relied, on any representation or statement not set forth in this release made by any representative of the Company or anyone else with regard to the subject matter, basis or effect of this release or otherwise.

(f) If Holder is married or has a domestic partner, he or she has delivered with this Agreement a Spousal Consent in the form attached hereto as Exhibit A (the "**Spousal Consent**"), executed by Holder's spouse or domestic partner, as applicable. Holder represents and warrants to Parent that Holder's spouse or domestic partner, as applicable, is competent to execute and deliver the Spousal Consent.

6. Termination. This Agreement shall automatically terminate, without any action on the part of any Person, upon termination of the Merger Agreement in accordance with its terms prior to the occurrence of the Effective Time; provided that the termination hereof shall not relieve Holder of any liability arising out of any breach hereof prior to such termination; provided further that the provisions of Section 5, Section 8 and Section 10 shall survive any termination of this Agreement.

7. Tax Matters. Holder has had an opportunity to review with its, his or her own tax advisors the tax consequences of the Merger and the other transactions contemplated by the Merger Agreement and the Holder Agreements. Holder understands that it, he, or she must rely solely on its, his or her advisors and not on any statements or representations made by Parent, the Company or any of their agents or representatives. Holder understands that Holder (and not Parent or the Company) shall be responsible for any Tax Liability for Holder that may arise as a result of the Merger and the other transactions contemplated by the Merger Agreement and the Holder Agreements.

8. Miscellaneous.

(a) Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by electronic mail, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective and be deemed delivered and received (i) upon receipt if hand delivered, (ii) on the date of transmission if transmitted by electronic mail by 5:00 p.m. (Pacific time) on a Business Day, otherwise on the next Business Day after transmission, (iii) three Business Days after mailing if sent by mail, and (iv) one Business Day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 10(a):

If to Parent or Merger Sub:

Leef Brands, Inc.
175 N. Lenore Avenue
Willits, CA 95490
Attn: Micah Anderson
E-Mail: micah@leefca.com

with a copy (which shall not constitute notice) to:

FBFK Law LLP
5 Park Plaza, Suite 1400
Irvine, CA 92614
Attn: Jason Wisniewski, Esq.

E-Mail: jwisniewski@fbfk.law

If to the Company (prior to the Closing):

Standard Holdings, Inc.
10266 Truckee Airport Road, Ste. C
Truckee, CA 96161
Attn: Benjamin Burack and Noah Farb
E-Mail: ben@himalayavapor.com and noah@himalayavapor.com

with a copy (which shall not constitute notice) to:

Chain Law, P.C.
Attn: Matt Chain, Esq.
E-mail: matt@chainlawpc.com

if to Holder to: the address for notice set forth on the signature page hereto.

(b) Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." Unless the context of this Agreement otherwise requires (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number respectively, (iii) the terms "hereof," "herein," "hereunder," and derivative or similar words refer to this entire Agreement and (iv) references to any statute shall refer to the statute, as amended, and include the rules and regulations promulgated thereunder. The use of "or" is not intended to be exclusive unless expressly indicated otherwise. All references in this Agreement to the subsidiaries of a legal entity shall be deemed to include all direct and indirect subsidiaries of such entity.

(c) Counterparts. This Agreement may be executed in any number of counterparts (including via. pdf or other electronic means), each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

(d) Entire Agreement. This Agreement, the Merger Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (other than the Parent Indemnified Parties and Releasees who are not party to this Agreement and which such Persons are intended third party beneficiaries of this Agreement and shall be entitled to enforce this Agreement against Holder in accordance with its terms).

(e) Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the

application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

(f) Remedies Cumulative. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any State having jurisdiction, subject to Section 10(g) below, this being in addition to any other remedy to which they are entitled at law or in equity.

(g) Governing Law. This Agreement shall be governed and construed in accordance with the internal Laws of the State of California, irrespective of its conflicts of law principles. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of California and the federal courts of the United States of America located in the State of California in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the courts of the State of California or the federal courts of the United States of America located in the State of California; provided that a judgment rendered by such court may be enforced in any court having competent jurisdiction. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10(a) or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in the State of California.

(h) Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement or determined after reviewing this Agreement carefully that it would not seek such guidance or counsel and, therefore, hereby waive, with respect to this Agreement and each Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

[*Signature page follows.*]

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed as of the date first written above.

LEEF BRANDS, INC.

By: ___________________________________

Name: Micah Anderson

Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed as of the date first written above.

STANDARD HOLDINGS, INC.

By: ______________________________________
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed as of the date first written above.

HOLDER

By: ____
Name:
Title:

Address: ________________________________

____

Email: ________________________________

Company Capital Stock beneficially owned:

_______ Shares of Series Seed Preferred Stock

_______ Shares of Common Stock

EXHIBIT A

SPOUSAL CONSENT

I, ____________________, spouse/domestic partner of ___________________ ("**Holder**"), acknowledge that I have read the Joinder Agreement executed by Holder, entered into on April _____, 2026, (the "**Agreement**"), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding Company Capital Stock (as defined in the Merger Agreement) that my spouse/domestic partner may own, including any interest that I might have therein.

I understand and agree that my interest, if any, in any Company Capital Stock subject to the Agreement shall be irrevocably subject to the Agreement. I further understand and agree that any community property interest that I may have in such Company Capital Stock shall be similarly subject to the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will not seek such guidance or counsel.

Dated: ________________________

Signature: ______________________________________

Print Name: ____________________________________

EXHIBIT B

Form of Investor Questionnaire

(attached hereto)

INVESTOR QUESTIONNAIRE

This Questionnaire is being distributed to certain individuals and entities which may be offered the opportunity to purchase securities (the "***Securities***") of Parent (as defined in that certain Agreement and Plan of Merger, dated as of April 14, 2026, by and among Leef Brands, Inc., a British Columbia corporation ("***Parent***"), LEEF Merger Sub Inc., a Delaware corporation, Standard Holdings, Inc., a Delaware corporation (the "***Company***"), and Robert J. Mendola, Jr., as Representative. The purpose of this Questionnaire is to assure the Parent that all such offers and purchases will meet the standards imposed by the Securities Act of 1933, as amended (the "***Act***"), and applicable state securities laws.

All answers will be kept confidential. However, by signing this Questionnaire, the undersigned agrees that this information may be provided by the Parent to its respective legal and financial advisors and the Parent and such advisors may rely on the information set forth in this Questionnaire for purposes of complying with all applicable securities laws and may present this Questionnaire to such parties as it reasonably deems appropriate if called upon to establish its compliance with such securities laws. **The undersigned represents that the information contained herein is complete and accurate and will notify the Parent of any material change in any of such information prior to the undersigned's investment in the Parent.**

FOR INVIDUAL INVESTORS

Accredited Investor Certification. The undersigned makes one of the following representations regarding its income or net worth and certain related matters ***and has checked the applicable representation***:

- ☐ The undersigned's income[1] during each of the last two years exceeded $200,000 or, if the undersigned is married, the joint income of the undersigned and the undersigned's spouse during each of the last two years exceed $300,000, and the undersigned reasonably expects the undersigned's income, from all sources during this year, will exceed $200,000 or, if the undersigned is married, the joint income of undersigned and the undersigned's spouse from all sources during this year will exceed $300,000.

- ☐ The undersigned's net worth,[2] including the net worth of the undersigned's spouse, is in excess of $1,000,000 (excluding the value of the undersigned's primary residence).

- ☐ Any natural person holding in good standing one or more of the following professional certifications or designations or credentials from an accredited educational institution that the Commission has designated as qualifying an individual for accredited investor status: The General Securities Representative license (Series 7), the Private Securities Offerings Representative license (Series 82), and the Licensed Investment Adviser Representative (Series 65).

- ☐ The undersigned cannot make any of the representations set forth above.

---

[1] For purposes of this Questionnaire, "***income***" means adjusted gross income, as reported for federal income tax purposes, increased by the following amounts: (a) the amount of any tax exempt interest income received, (b) the amount of losses claimed as a limited partner in a limited partnership, (c) any deduction claimed for depletion, (d) amounts contributed to an IRA or Keogh retirement plan, (e) alimony paid, and (f) any amounts by which income from long-term capital gains has been reduced in arriving at adjusted gross income pursuant to the provisions of Section 1202 of the Internal Revenue Code.

[2] For purposes of this Questionnaire, "***net worth***" means the excess of total assets, excluding your primary residence, at fair market value over total liabilities, including your mortgage or any other liability secured by your primary residence only if and to the extent that it exceeds the value of your primary residence. Net worth should include the value of any other shares of stock or options held by you and your spouse and any personal property owned by you or your spouse (*e.g.* furniture, jewelry, other valuables, etc.).

FOR ENTITY INVESTORS

Accredited Investor Certification. The undersigned makes one of the following representations regarding its net worth and certain related matters ***and has checked the applicable representation***:

☐ The undersigned is a trust with total assets in excess of $5,000,000 whose purchase is directed by a person with such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of the prospective investment.

☐ The undersigned is a bank, insurance company, investment company registered under the United States Investment Company Act of 1940, as amended (the "Companies Act"), a broker or dealer registered pursuant to Section 15 of the United States Securities Exchange Act of 1934, as amended, a business development company, a Small Business Investment Company licensed by the United States Small Business Administration, a plan with total assets in excess of $5,000,000 established and maintained by a state for the benefit of its employees, or a private business development company as defined in Section 202(a)(22) of the United States Investment Advisers Act of 1940, as amended.

☐ The undersigned is an employee benefit plan and *either* all investment decisions are made by a bank, savings and loan association, insurance company, or registered investment advisor, *or* the undersigned has total assets in excess of $5,000,000 *or*, if such plan is a self-directed plan, investment decisions are made solely by persons who are accredited investors.

☐ The undersigned is a corporation, limited liability company, partnership, business trust, not formed for the purpose of acquiring the Securities, or an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), in each case with total assets in excess of $5,000,000.

☐ The undersigned is an entity in which **all** of the equity owners (in the case of a revocable living trust, its grantor(s)) qualify under any of the above subparagraphs, or, if an individual, each such individual has a net worth,[3] either individually or upon a joint basis with such individual's spouse, in excess of $1,000,000 (within the meaning of such terms as used in the definition of "***accredited investor***" contained in Rule 501 under the Securities Act), *or* has had an individual income[4] in excess of $200,000 for each of the two most recent years, or a joint income with such individual's spouse in excess of $300,000 in each of those years, and has a reasonable expectation of reaching the same income level in the current year.

☐ Any "family office," as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940: (i) with assets under management in excess of US$5,000,000, (ii) that is not formed for the specific purpose of acquiring the securities offered, and (iii) whose prospective investment is directed by a person (a "Knowledgeable Family Office Administrator") who has such knowledge

---

[3] For purposes of this Questionnaire, "***net worth***" means the excess of total assets, excluding your primary residence, at fair market value over total liabilities, including your mortgage or any other liability secured by your primary residence only if and to the extent that it exceeds the value of your primary residence. Net worth should include the value of any other shares of stock or options held by you and your spouse and any personal property owned by you or your spouse (*e.g.* furniture, jewelry, other valuables, etc.).

[4] For purposes of this Questionnaire, "***income***" means adjusted gross income, as reported for federal income tax purposes, increased by the following amounts: (a) the amount of any tax exempt interest income received, (b) the amount of losses claimed as a limited partner in a limited partnership, (c) any deduction claimed for depletion, (d) amounts contributed to an IRA or Keogh retirement plan, (e) alimony paid, and (f) any amounts by which income from long-term capital gains has been reduced in arriving at adjusted gross income pursuant to the provisions of Section 1202 of the Internal Revenue Code.

and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment.

☐ Any "family client," as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940, of a family office meeting the requirements set forth above and whose prospective investment in the Company is directed by such family office with the involvement of the Knowledgeable Family Office Administrator.

☐ The undersigned cannot make any of the representations set forth above.

IN WITNESS WHEREOF, the undersigned has executed this Investor Questionnaire as of the date written below.

____
Name of Investor

____
(Signature)

____
Name of Signing Party (Please Print)

____
Title of Signing Party (Please Print)

____
Date Signed

<u>EXHIBIT C</u>

Form of Certificate of Merger

(attached hereto)

CERTIFICATE OF MERGER
merging
LEEF MERGER SUB INC.
(a Delaware corporation)
with and into
STANDARD HOLDINGS, INC.
(a Delaware corporation)

(Pursuant to Section 251 of the Delaware General Corporation Law)

Standard Holdings, Inc., a corporation organized and existing under the Delaware General Corporation Law (the "***Company***"), does hereby certify:

FIRST: That the name and state of organization of each of the constituent corporations to the merger is as follows:

NAME	STATE OF ORGANIZATION	ENTITY TYPE
Standard Holdings, Inc.	Delaware	Corporation
LEEF Merger Sub Inc.	Delaware	Corporation

SECOND: That an Agreement and Plan of Merger (as the same may be amended from time to time, the "***Merger Agreement***"), dated as of April 14, 2026, by and among Leef Brands, Inc., a British Columbia corporation ("***Parent***"), LEEF Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("***Merger Sub***"), the Company and Robert J. Mendola, Jr., as representative of the stockholders, has been approved, adopted, executed, certified and acknowledged by each of the constituent parties thereto in accordance with Section 251 of the Delaware General Corporation Law.

THIRD: That the Company shall be the surviving corporation of the merger.

FOURTH: That the executed Merger Agreement is on file at the principal place of business of the Company, the address of which is 5580 La Jolla Boulevard #395, La Jolla, CA 92037.

FIFTH: That the Second Amended and Restated Certificate of Incorporation of the surviving corporation, shall, upon consummation of the merger, be amended and restated in its entirety as set forth on Appendix A attached to this Certificate of Merger.

SIXTH: That a copy of the Merger Agreement will be furnished by the Company, on request and without cost, to any stockholder of any constituent corporation in the merger.

SEVENTH: That the merger shall be effective immediately upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

[Signature Page Follows]

In witness whereof, the undersigned has caused this Certificate of Merger to be executed by its duly authorized officer on April _____, 2026.

STANDARD HOLDINGS, INC.

By:________________________________

Name: ______________________________

Title: _______________________________

APPENDIX A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

STANDARD HOLDINGS, INC.

ARTICLE I

The name of this corporation is Standard Holdings, Inc. (the "***Corporation***").

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 108 Lakeland Avenue, Dover, Delaware 19901, Kent County, and the name of the registered agent at that address is Capitol Services, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

This Corporation is authorized to issue one class of stock to be designated, "Common Stock." The total number of shares which the Corporation is authorized to issue is one hundred (100) shares of Common Stock, $0.00001 par value.

ARTICLE V

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

Any repeal or modification of the foregoing provisions of this Article V by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VI

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE VII

Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

The number of directors which shall constitute the whole Board of Directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation or in an amendment thereof duly adopted by the Board of Directors of the Corporation or by the stockholders of the Corporation.

ARTICLE IX

Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the Bylaws of the Corporation.

ARTICLE X

Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

<u>**EXHIBIT D**</u>

Form of Letter of Transmittal

(attached hereto)

LETTER OF TRANSMITTAL

SUBMITTED IN CONNECTION WITH PAYMENT FOR SHARES OF COMPANY CAPITAL STOCK

OF

STANDARD HOLDINGS, INC.

This Letter of Transmittal is being delivered to you in connection with the acquisition of Standard Holdings, Inc., a Delaware corporation (the "**Company**"), by Leef Brands, Inc., a British Columbia corporation ("**Parent**"), whereby LEEF Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent ("**Merger Sub**"), will be merged with and into the Company (the "**Merger**"), with the Company being the surviving company of the Merger, pursuant to that certain Agreement and Plan of Merger (the "**Merger Agreement**"), by and among Parent, Merger Sub, the Company and Robert J. Mendola, Jr., as Representative (the "**Representative**"). Capitalized terms used but not defined herein are defined in the Merger Agreement.

As a result of the Merger, (a) the Company will become a wholly owned subsidiary of Parent and (b) the issued and outstanding shares of capital stock of the Company (the "**Company Capital Stock**") will be cancelled and extinguished and automatically converted into the right to receive the consideration specified in the Merger Agreement (the "**Merger Consideration**"). To receive payment of the Merger Consideration represented by your Company Capital Stock, you (the "**Undersigned**") must complete and sign this Letter of Transmittal and deliver it to Parent, and you must execute and deliver to Parent each of the Closing Documents (as defined below).

In accordance with the Merger Agreement, the Company Capital Stock held by the Undersigned as of the Closing as listed on page 4 of this Letter of Transmittal (the "**Securities**") are hereby surrendered to be exchanged for the Merger Consideration on the terms set forth in the Merger Agreement and this Letter of Transmittal. By signing and submitting this Letter of Transmittal, the Undersigned also hereby represents, warrants, covenants and agrees as follows:

1. The Undersigned is the sole record and beneficial owner of, and has the sole right to vote, if applicable, and to dispose of, the Securities as of the Closing (subject to, in the case of individuals, applicable community property laws, if any), and such Securities are, or as of the Closing will be, free and clear of any pledge, lien, security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, voting trust or agreement, understanding, arrangement, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind. Other than the Securities, the Undersigned does not beneficially own any other securities of the Company or rights to acquire securities of the Company.

2. If the Undersigned is an entity, it has all requisite power and authority or, if the Undersigned is an individual, he/she has the legal capacity, to execute this Letter of Transmittal, and to perform its, his or her covenants and obligations hereunder. If the Undersigned is an entity, the execution and delivery of this Letter of Transmittal and the performance by the Undersigned of its covenants and obligations under this Letter of Transmittal have been duly authorized by all necessary action on the part of the Undersigned and no further action is required on the part of the Undersigned to authorize this Letter of Transmittal or the performance by the Undersigned of its covenants and obligations hereunder. This Letter of Transmittal has been duly executed and delivered by the Undersigned and constitutes the valid and binding obligations of the Undersigned, enforceable against the Undersigned in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

3. The execution and delivery by the Undersigned of this Letter of Transmittal and the performance by the Undersigned of its, his or her covenants and obligations hereunder will not conflict with (i) any provision of the charter documents of the Undersigned if the Undersigned is an entity, (ii) any Contract to which the Undersigned or any of its, his or her properties or assets is subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Undersigned or its, his or her properties or assets. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Undersigned in order to enable the Undersigned to execute and deliver this Letter of Transmittal and perform its, his or her covenants and obligations hereunder.

4. The Undersigned understands that (i) unless and until the Undersigned submits (a) a properly completed and executed Letter of Transmittal according to the terms herein, (b) a complete and properly executed IRS Form W-9 or the appropriate version of IRS Form W-8, (c) an executed Written Consent, (d) an executed and applicable Joinder Agreement and (e), if required, an executed Investor Questionnaire certifying that the Undersigned is an "accredited investor" as set forth therein, no payments of Merger Consideration pursuant to the Merger Agreement shall be made to the Undersigned or its designee, (ii) payment is conditioned on the Closing of the Merger, and (iii) no interest will accrue on any payment or other consideration due. The items set forth in clauses (b) through (e) of the immediately foregoing sentence are referred to herein as the "**Closing Documents**".

5. This Letter of Transmittal shall be governed and construed in accordance with the internal Laws of the State of California, irrespective of its conflicts of law principles.

Please read the accompanying Instructions carefully and then complete and return this Letter of Transmittal and other required materials to the following address:

Leef Brands, Inc.
175 N. Lenore Avenue
Willits, CA 95490
Attention: Kevin Wilson
Email: kevin@leefca.com

For questions regarding the matters described here, please contact Kevin Wilson at kevin@leefca.com or (416) 797-6455

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN EMAIL OR ADDRESS OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY. THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED. NO ALTERNATIVE, CONDITIONAL OR CONTINGENT SUBMISSIONS WILL BE ACCEPTED. THE METHOD OF DELIVERY OF THIS LETTER OF TRANSMITTAL IS AT THE OPTION AND RISK OF THE OWNER.

Please complete the following tables:

Registered Holder Contact Information
Registered Holder Name: ______________________________ Mail Notices to the Attention of: ______________________________ Address 1: ______________________________ Address 2: ________________ Address 3: ________________ City: ____________ State/Province/Region: ____________ Postal Code: ____________ Country: ______________________________ Email Address: ______________________________ Telephone Number: ______________________________

Description of Securities Attach additional sheets if necessary	
SECURITIES	
Type of Securities (e.g., Common Stock, Senior Preferred Stock or Series Seed Preferred Stock)	Number of Securities
Total Securities	

In connection with the Merger, the undersigned hereby submits for payment the Securities held by the undersigned. The undersigned, upon request, will execute and deliver any additional documents deemed by Parent to be necessary or desirable to complete the surrender of the Securities listed above and in order to receive payment as a result of the Merger.

The undersigned understands that surrender is not made in acceptable form until the receipt by the Parent of this Letter of Transmittal, or a manually signed facsimile hereof, properly completed and duly signed, together with all accompanying evidences of authority, applicable tax withholding documents and other documents in form reasonably satisfactory to Parent. All questions as to validity, form and eligibility of any surrender of Securities hereby will be determined by Parent and such determination shall be final and binding.

Please complete the following table:

Payment Instructions For Cash Payments Only
Requested Payment Method: ________________ ELECTRONIC PAYMENT INSTRUCTIONS: Account Type (Checking or Savings): ________________ Bank Name: ________________ ABA Routing Number: ________________ Beneficiary/Account Holder Name: ________________ Bank Account Number: ________________ SWIFT/BIC: ________________ IBAN: ________________ Intermediary Bank ABA Routing Number: ________________ Intermediary SWIFT/BIC Code: ________________ FFC | Account Name: ________________ FFC | Account Number: ________________
☐ ONE TIME PAYMENT ADDRESS (To be completed only if the check is to be delivered to an address different from contact address) Payee Name: ________________ Attention : ________________ Address 1: ________________

Address 2: ___________________________________ Address 3: ___________________________________

City: ________________________ State/Province/Region: ________________Postal Code: _____________

Country: ____

You are instructed to issue to the undersigned the consideration to which the undersigned is entitled in connection with the Merger as provided for and pursuant to the terms and conditions of the Merger Agreement.

If any holder of Securities is married, both such holder and his or her spouse must sign this Letter of Transmittal. Signatures of trustees, executors, administrators, guardians, officers of corporations, attorneys-in-fact, or others acting in a fiduciary capacity must include the full title of the signer in such capacity.

PLEASE SIGN HERE

Must be signed by a registered holder(s) exactly as name(s) appear(s) on the books and records of the Company, and spouse, if any. See Instructions.
Entity: ____________________ *(if applicable)* Signature: ____________________ Name: ____________________ Title: ____________________ *(only if signing on behalf of entity, trustee or other authorized party)* Date: ____________________
IF TWO SIGNATURES ARE REQUIRED, USE THE ADDITIONAL FIELDS BELOW. Signature: ____________________ Name: ____________________ Title: ____________________ *(only if signing on behalf of entity, trustee or other authorized party)* Date: ____________________
IF HOLDER'S SPOUSE MUST SIGN Signature of Spouse: ____________________ Name: ____________________ Email address: ____________________ Date: ____________________

*** Each holder and his or her spouse (if applicable) must also complete and submit an IRS Form W-9, or the appropriate version of IRS Form W-8.**

SIGNATURE GUARANTEE
(REQUIRED ONLY IN CASE SPECIFIED IN GENERAL INSTRUCTION 3)

The undersigned hereby guarantees the signature(s) which appear(s) on this Letter of Transmittal

Dated:______________

____
(Name of Eligible Institution
Issuing Guarantee)
(Please Print)

____
(Fix Medallion Stamp Above)

INSTRUCTIONS

1. *Letter of Transmittal*. This Letter of Transmittal, together with any other required documents, must be properly completed, duly executed, dated, and delivered or mailed to the address set forth on the page 3 of this Letter of Transmittal in order to exchange Securities for cash and shares of Parent capital stock in connection with the Merger (sometimes referred to herein as the "**Payment**"). The method of delivering documentation is at the option and the risk of the holder. Documentation may be surrendered in person, by email or by mail. IF SENT BY MAIL, REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, IS RECOMMENDED. Delivery will be deemed made when actually received by the Company.

UNTIL A HOLDER HAS DELIVERED THIS LETTER OF TRANSMITTAL TO THE ADDRESS OR EMAIL ADDRESS SET FORTH ON PAGE 3 OF THIS LETTER OF TRANSMITTAL, HE, SHE, OR IT WILL NOT RECEIVE THE PAYMENT IN RESPECT OF ANY SECURITIES.

You should complete one Letter of Transmittal listing all Securities registered in the same name.

2. *Signatures*. The signature on this Letter of Transmittal must correspond exactly with the name(s) as written on the books and records of the Company.

For a name correction or for a change in name which does not involve a change in ownership, proceed as follows: For a change in name by marriage, etc., the Letter of Transmittal should be signed, e.g., "Mary Doe, now by marriage Mary Jones." For a correction in name, the Letter of Transmittal should be signed, e.g., "James E. Brown, incorrectly inscribed as J.E. Brown." The signature in each case should be guaranteed as described below in Instruction 3.

IMPORTANT: If this Letter of Transmittal is signed by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact, or other person acting in a fiduciary or representative capacity, the person signing must give his or her full title in such capacity and enclose appropriate evidence of his or her authority to so act.

3. *Guarantee of Signatures*. Signatures on this Letter of Transmittal must be guaranteed if there is a name correction or a change in the name that does not involve a change in ownership as described above in Instruction 2. Signatures required to be guaranteed on this Letter of Transmittal must be guaranteed by an eligible guarantor institution pursuant to Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended (generally a member firm of the New York Stock Exchange or any bank or trust company which is a member of the Medallion Program). Public notaries **cannot** execute acceptable guarantees of signatures.

4. *Inquiries*. All questions regarding appropriate procedures for surrendering Securities should be directed to the Company at the mailing address or telephone number set forth on page 3 of this Letter of Transmittal.

5. *Additional Copies*. Additional copies of this Letter of Transmittal may be obtained from the Company at the mailing address or telephone number set forth on page 3 of this Letter of Transmittal.

6. *Transfer Taxes*. By signing this Letter of Transmittal, you acknowledge that each of you and Parent will pay one-half of any transfer taxes (other than transfer taxes imposed on you, which must be paid entirely by you) with respect to the transfer and sale of the applicable Securities pursuant to the Merger (for the avoidance of doubt, transfer taxes do not include U.S. federal income or backup withholding taxes).

7. *Internal Revenue Service Forms*. Under United States federal income tax law, each holder of Securities that is a "U.S. person" (as defined in the instructions to IRS Form W-9) receiving Payment is required to provide a correct taxpayer identification number on Internal Revenue Service ("**IRS**")Form W-9, and to indicate

whether such holder is subject to backup withholding. Failure to provide the information on the form may subject the holder to U.S. federal backup withholding (currently at a rate of 24%) on the payment of any cash. Additionally, each holder of Securities that is not a U.S. person (as defined in the instructions to IRS Form W-9) must submit an appropriate and properly completed IRS Form W-8, signed under penalty of perjury, attesting to such holder's exempt status. Please see "IMPORTANT TAX INFORMATION."

8. *Miscellaneous*. Any and all Letters of Transmittal or facsimiles (including any other required documents) not in proper form are subject to rejection.

9. *Waiver of Conditions*. To the extent permitted by applicable law, the Company and Parent reserve the right to waive any and all conditions set forth herein and accept for exchange any Securities submitted for exchange.

IMPORTANT TAX INFORMATION

Under United States federal income tax law, holders of Securities who are "U.S. persons" (as defined in the instructions to the enclosed IRS Form W-9) must provide his, her or its current taxpayer identification number ("**TIN**"). If such holder is an individual, the TIN is generally his or her social security number. If the holder does not provide the correct TIN or an adequate basis for an exemption, such holder may be subject to a penalty imposed by the IRS, and any consideration such holder receives in the Merger may be subject to U.S. federal backup withholding at the applicable rate (currently 24%). To prevent backup withholding on any payment made to a holder of Securities in connection with the Merger Agreement, the holder is required to notify the Company of his or her correct TIN by completing the enclosed IRS Form W-9 and certifying under penalties of perjury, that the TIN provided on the IRS Form W-9 is correct. In addition, the holder must date and sign as indicated. In the event of backup withholding, consult your tax advisor to determine if you are entitled to any tax credit, tax refund, or other tax benefit as a result of such backup withholding.

To prevent backup withholding, holders that are not U.S. persons (as defined in the instructions to IRS Form W-9) should (i) submit a properly completed IRS Form W-8 to the Company, certifying under penalties of perjury to the holder's foreign status or (ii) otherwise establish an exemption. The appropriate version of IRS Form W-8 may be obtained from the Company or the IRS at its internet website: www.irs.gov.

Certain holders (including, among others, certain corporations and certain foreign holders) are exempt recipients not subject to these backup withholding requirements. See the enclosed copy of IRS Form W-9 and the General Instructions to IRS Form W-9. To avoid possible erroneous backup withholding, exempt holders who are U.S. persons should certify their exempt status on IRS Form W-9 by entering the applicable code, as set forth in the instructions accompanying the enclosed IRS Form W-9.

Please consult your tax advisor for further guidance regarding completion of IRS Form W-9 or the appropriate version of IRS Form W-8 to claim exemption from backup withholding, including which version of IRS Form W-8 you should provide to the Company.

See the enclosed "General Instructions" on IRS Form W-9 for additional information and instructions.

HOLDERS OF SECURITIES SHOULD SEEK ADVICE BASED ON SUCH HOLDER'S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

EXHIBIT E

Form of Second Amended and Restated Certificate of Incorporation

(attached hereto)

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
STANDARD HOLDINGS INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Standard Holdings Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "**General Corporation Law**"), hereby certifies that:

1. The name of this corporation is Standard Holdings Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on September 14, 2018 under the name Standard Holdings Inc.

2. Pursuant to Sections 242, 245 and 228 of the General Corporation Law, this Second Amended and Restated Certificate of Incorporation and the amendment and restatement herein set forth has been duly approved and adopted by this corporation's Board of Directors (the "**Board**") and stockholders.

3. Pursuant to Section 245 of the General Corporation Law, this Second Amended and Restated Certificate of Incorporation restates, integrates and amends the provisions of the Certificate of Incorporation of Standard Holdings Inc.

4. The text of this corporation's Certificate of Incorporation is hereby amended and restated in its entirety as follows:

FIRST: The name of this corporation is Standard Holdings Inc. (the "**Corporation**").

SECOND: The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive in the City of Wilmington, County of New Castle, zip code 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 20,000,000 shares of Common Stock, $0.0001 par value per share ("**Common Stock**") and (ii) [5,000,000] shares of Preferred Stock, $0.0001 par value per share ("**Preferred Stock**").

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). There shall

be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B. PREFERRED STOCK

Of the 4,350,000 authorized shares of Preferred Stock, (i) 1,536,985 shall be designated Series Seed-1 Preferred Stock, $0.0001 par value per share ("**Series Seed-1 Preferred Stock**"), (ii) 313,381 shall be designated Series Seed-2 Preferred Stock, $0.0001 par value per share ("**Series Seed-2 Preferred Stock**"), (iii) 149,634 shall be designated Series Seed-3 Preferred Stock, $0.0001 par value per share ("**Series Seed-3 Preferred Stock**") and (iv) 2,350,000 shall be designated Senior Preferred Stock, $0.0001 par value per share ("**Senior Preferred Stock**"). The Series Seed-1 Preferred Stock, Series Seed-2 Preferred Stock and Series Seed-3 Preferred Stock are collectively referred to herein as the "**Series Seed Preferred Stock**". The Senior Preferred Stock and Series Seed Preferred Stock shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. "**Original Issue Price**" means (i) $0.881 per share for each share of Series Seed-1 Preferred Stock, (ii) $0.638 per share for each share of Series Seed-2 Preferred Stock and (iii) $0.557 per share for each share of Series Seed-3 Preferred Stock. "**Senior Preferred Original Issue Price**" means $1.00 per share for each share of Senior Preferred Stock.

Unless otherwise indicated, references to "sections" or "subsections" in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

1. Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless any such dividend, as and when paid, is paid to the holders of issued and outstanding shares as of the applicable record date consistent with the order of priority applicable as if the aggregate amount of such dividend were distributed in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event as set forth in Sections 2.1, 2.2 and 2.3.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Preferential Payments to Holders of Senior Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the holders of shares of Senior Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock or Series Seed Preferred Stock by reason of their ownership thereof, an amount per share equal to the Senior Preferred Original Issue Price (the amount payable pursuant to this sentence is hereinafter referred to as the "**Senior Preferred Liquidation Amount**"). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Senior Preferred Stock the full amount to which they shall be entitled under this Section 2.1, the holders of shares of Senior Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2 Preferential Payments to Holders of Series Seed Preferred Stock. Following the payment in full of all the Senior Preferred Liquidation Amounts required to be paid to the

holders of shares of Senior Preferred Stock pursuant to Section 2.1, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the holders of shares of Series Seed Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the applicable Original Issue Price, plus any dividends declared but unpaid thereon or (ii) such amount per share as would have been payable had all shares of Series Seed Preferred Stock been converted into Common Stock pursuant to Section 5 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the "**Series Seed Liquidation Amount**"). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series Seed Preferred Stock the full amount to which they shall be entitled under this Section 2.2, the holders of shares of Series Seed Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.3 Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Senior Preferred Stock and Series Seed Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

2.4 Deemed Liquidation Events.

2.4.1 Definition. Each of the following events shall be considered a "**Deemed Liquidation Event**" unless the holders of at least a majority of the outstanding shares of Senior Preferred Stock elect otherwise by written notice sent to the Corporation at least three (3) days prior to the effective date of any such event:

(a) a merger or consolidation in which

(i) the Corporation is a constituent party or

(ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are

held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2.4.2 Effecting a Deemed Liquidation Event. The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Section 2.4.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the "**Merger Agreement**") provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1 through 2.3.

2.4.3 Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board.

3. Voting.

3.1 General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of (a) Series Seed Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series Seed Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter and (b) Senior Preferred Stock shall be entitled to one vote for each share of Senior Preferred Stock. Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Series Seed Preferred Stock and Senior Preferred Stock shall vote together with the holders of Common Stock as a single class.

3.2 Senior Preferred Stock Protective Provisions. At any time when shares of Senior Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, recapitalization, reclassification, or otherwise, do any of the following without (in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation) the written consent or affirmative vote of the holders of at least 51% of the outstanding shares of Senior Preferred Stock given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void *ab initio*, and of no force or effect:

3.2.1 amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation or Bylaws of the Corporation; or

3.2.2 (A) create, or authorize the creation of, or issue or obligate itself to issue shares of, or reclassify, any capital stock unless the same ranks junior to the Senior Preferred Stock with respect to its rights, preferences and privileges, or (B) increase the authorized number of shares of Senior Preferred Stock or any additional class or series of capital stock of the Corporation unless the same ranks junior to the Senior Preferred Stock with respect to its rights, preferences and privileges.

4. Optional Conversion.

The holders of the Series Seed Preferred Stock shall have conversion rights as follows (the "**Conversion Rights**"):

4.1 Right to Convert.

4.1.1 Conversion Ratio. Each share of Series Seed Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the applicable Original Issue Price for each series of Series Seed Preferred Stock by the applicable Conversion Price (as defined below) for such series of Series Seed Preferred Stock in effect at the time of conversion. The "**Conversion Price**" for each series of Series Seed Preferred Stock means the Original Issue Price for such series of Series Seed Preferred Stock. Such initial Conversion Price, and the rate at which shares of Series Seed Preferred Stock may be converted into shares of Common Stock, shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization.

4.1.2 Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series Seed Preferred Stock.

4.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series Seed Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series Seed Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3 Mechanics of Conversion.

4.3.1 Notice of Conversion. In order for a holder of Series Seed Preferred Stock to voluntarily convert shares of Series Seed Preferred Stock into shares of Common Stock, such holder shall (a) provide written notice to the Corporation's transfer agent at the office of the transfer agent for the Series Seed Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder's shares of Series Seed Preferred Stock and, if applicable, any event on which such conversion is contingent and (b), if such holder's shares are certificated, surrender the certificate or certificates for such shares of Series Seed Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series Seed Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such notice shall state such holder's name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the "**Conversion Time**"), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder of Series Seed Preferred Stock, or to his, her or its nominees, a notice of issuance of uncertificated shares and may, upon written request, issue and deliver a certificate for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and, may, if applicable and upon written request, issue and deliver a certificate for the number (if any) of the shares of

Series Seed Preferred Stock represented by any surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Section 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Series Seed Preferred Stock converted.

4.3.2 Reservation of Shares. The Corporation shall at all times when the Series Seed Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series Seed Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series Seed Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Seed Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series Seed Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

4.3.3 Effect of Conversion. All shares of Series Seed Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 4.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of Series Seed Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series Seed Preferred Stock accordingly.

4.3.4 No Adjustment. Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Series Seed Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.4 Notice of Record Date. In the event:

(a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series Seed Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series Seed Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on

which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series Seed Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series Seed Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

5. Mandatory Conversion.

5.1 Trigger Events. Upon either (a) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $10,000,000 of proceeds, net of the underwriting discount and commissions, to the Corporation or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Series Seed Preferred Stock (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the "**Mandatory Conversion Time**"), then (i) all outstanding shares of Series Seed Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Section 4.1.1 and (ii) such shares may not be reissued by the Corporation.

5.2 Procedural Requirements. All holders of record of shares of Series Seed Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series Seed Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Series Seed Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series Seed Preferred Stock converted pursuant to Section 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 5.2. As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Series Seed Preferred Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a notice of issuance of uncertificated shares and may, upon written request, issue and deliver a certificate for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and (b) pay cash as provided in Section 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series Seed Preferred Stock converted. Such converted Series Seed Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series Seed Preferred Stock accordingly.

FIFTH: Subject to any additional vote required by the Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH: The following indemnification provisions shall apply to the persons enumerated below.

1. Right to Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an "**Indemnified Person**") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "**Proceeding**"), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys" fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article Tenth, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board.

2. Prepayment of Expenses of Directors and Officers. The Corporation shall pay the expenses (including attorneys' fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article Tenth or otherwise.

3. Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this Article Tenth is not paid in full within thirty (30) days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

4. Indemnification of Employees and Agents. The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board.

5. Advancement of Expenses of Employees and Agents. The Corporation may pay the expenses (including attorneys' fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board.

6. Non-Exclusivity of Rights. The rights conferred on any person by this Article Tenth shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

7. Other Indemnification. The Corporation's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

8. Insurance. The Board may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation's expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article Tenth; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article Tenth.

9. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person's heirs, executors and administrators.

ELEVENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for

any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation's certificate of incorporation or bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article Twelfth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Twelfth (including, without limitation, each portion of any sentence of this Article Twelfth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

* * *

5. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

6. That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation's Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

(*Remainder of Page Intentionally Left Blank; Signature Page Follows*)

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this __ day of April, 2026.

By: ________________________
Benjamin Burack, Chief Executive Officer

<u>EXHIBIT F</u>

Form of Non-Competition Agreement

(attached hereto)

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (this "***Agreement***") is entered into on April [●], 2026 by and between Leef Brands, Inc., a British Columbia corporation (the "***Parent***"), and [●], an individual (the "***Restricted Party***"). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Standard Holdings, Inc., a Delaware corporation (the "***Company***"), is engaged, indirectly through its wholly-owned subsidiary Korben Labs, LLC, a California limited liability company ("***Korben***"), in the business of the manufacturing and wholesale distribution of licensed Cannabis consumer packaged goods within the State of California the "***Business***");

WHEREAS, pursuant to the terms and conditions of that certain Merger Agreement dated as of April 14, 2026 by and among the Parent, LEEF Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent (the "***Merger Sub***"), the Company, and Robert J. Mendola, Jr., as Representative (the "***Merger Agreement***"), the Merger Sub was merged with and into the Company (the "***Merger***") with the Company surviving as a wholly-owned subsidiary of the Parent (the "***Acquisition***");

WHEREAS, the Restricted Party was a stockholder of the Company, and as such, Restricted Party received, as a stockholder of the Company, consideration in connection with the Acquisition;

WHEREAS, the Restricted Party acknowledges that Restricted Party has, during Restricted Party's affiliation with the Company and as a result of his substantial ownership interest in the Company, acquired substantial knowledge of the Business; and

WHEREAS, in order to protect the goodwill, trade secrets and other confidential and proprietary information related to the Business acquired by the Parent in the Acquisition, the Parent, the Company and the Restricted Party have agreed that the Parent's obligation to consummate the Acquisition and the transactions contemplated by the Merger Agreement is subject to the condition, among others, that the Restricted Party enter into this Agreement.

NOW, THEREFORE, for good and valuable consideration, including the closing of the Acquisition and payments made thereunder, the receipt and sufficiency of which is hereby acknowledged, and as a condition of the Merger Agreement, it is agreed between the Parent and the Restricted Party as follows:

AGREEMENT

Section 1. Non-Competition; Non-Solicitation

(a) Non-Competition. As an inducement for the Parent to enter into the Merger Agreement and consummate the Acquisition, and in connection with the sale of the Business and the acquisition of the goodwill of the Business by the Parent, the Restricted Party agrees that, without the express prior written consent of the Parent, from and after the Closing Date and until the date that is one (1) year after the Closing Date (the "***Non-Competition Period***"), the Restricted Party shall not, anywhere in the Restricted Area (as defined herein), directly or indirectly, whether individually or as an employee, consultant, partner, advisor, independent contractor, officer, director, member, equity holder, debt holder, joint venture participant, lender, guarantor, principal, agent, representative or in any other similar capacity, for any Person, firm, partnership, company, corporation or other entity (other than the Company, the Parent or their respective

Affiliates) (without limitation by specific enumeration of the foregoing): (i) in any way own, manage, operate, sell, control or participate in the ownership, management, operation, sale or control of any business, activity, entity or Person, or engage in any business or activity, that is competitive (wholly or partly) with or similar to the Business, or (ii) render any services or provide any advice with respect to or involving the Business to any business, activity, entity or Person (other than the Company, the Parent or their respective Affiliates), or (iii) allow Restricted Party's name or the names of the Company or Korben to be used in connection with any business, activity, entity or Person (other than the Company, the Parent or their respective Affiliates) that is competitive (wholly or partly) with or similar to the Business. Notwithstanding the foregoing, the Restricted Party may (a) own, directly or indirectly, solely as a passive investment, up to five percent (5%) of any class of Publicly Traded Securities (as defined below) of any Person that owns or operates a business that is competitive (wholly or partly) with or similar to the Business; *provided however*, that the Restricted Party may not devote any managerial efforts for, or provide any services to, such Person. For the purposes of this Section 1(a), the term "***Publicly Traded Securities***" shall mean securities that are registered or listed on any securities exchange or recognized securities market anywhere in the world. For purposes of this Agreement, the term "***Restricted Area***" means the geographic area of the State of California including, without limitation, (1) each city and county within the State of California in which the Company or Korben ever transacted business as of the Closing Date and (2) each city and county within the State of California in which any former customer of the Company or Korben was ever located as of the Closing Date.

(b) No Interference with Business; Non-Solicitation. As an inducement for the Parent to enter into the Merger Agreement and consummate the Acquisition, the Restricted Party agrees that during the Non-Competition Period, at any time or for any reason, the Restricted Party shall not, directly or indirectly, (i) solicit or divert away from the Company or its Affiliates any business or customers, vendors, clients, licensors, licensees, suppliers, agents or other Persons made known to the Restricted Party during Restricted Party's affiliation with the Company or any of its Affiliates, (ii) induce customers, vendors, clients, licensors, licensees, suppliers, agents or other Persons under contract or otherwise associated or doing business with the Company or its Affiliates as of the Closing Date to reduce or alter any such association or business with the Company or its Affiliates or otherwise interfere in the business relationship of any such Persons and the Company and its Affiliates, and/or (iii) solicit any employee, independent contractor, consultant or other Person in the employment or service of the Company or its Affiliates, at the time of such solicitation, in any case to (1) terminate such employment or service, and/or (2) accept employment, or enter into any consulting or other service arrangement, with any Person other than the Company, the Parent or their respective Affiliates.

(c) Materiality; Reasonableness of Restrictions. Entering into this Agreement is a material inducement for the Parent to enter into the Merger Agreement and is required to be delivered as a condition to closing the Acquisition. The foregoing restrictions are intended to protect the Business acquired by the Parent and the goodwill associated therewith in connection with the Acquisition. The Restricted Party agrees that the Parent has a legitimate business interest justifying the restrictions contained herein.

(d) Injunctions. The Restricted Party acknowledges that the restrictions contained in Section 1(a) and Section 1(b) are reasonable and necessary in order to protect the legitimate interests of the Parent, and that any violation thereof would result in irreparable injury to the Parent. Therefore, the Restricted Party agrees that, in the event of a breach or threatened breach by the Restricted Party of the provisions of Section 1(a) and Section 1(b), the Parent shall be entitled to obtain from any court of competent jurisdiction, preliminary and permanent injunctive relief restraining the Restricted Party from any violation of the foregoing without the requirement of posting a bond to preserve the status quo pending resolution, and the Parent shall be entitled to immediate relief in addition to monetary damages, attorney' fees and costs. The Restricted Party agrees that if he violates the restrictions contained in Section 1(a) and Section 1(b) of this Agreement, as determined by a court of competent jurisdiction, then the calculation of time set forth in

Section 1(a) and Section 1(b) shall automatically extend by the number of days the Restricted Party was in violation of such restrictions.

(e) Duration and Scope of Restrictions. The Restricted Party agrees that all of the restrictions set forth in this Section 1 are reasonable with respect to their duration and scope.

(f) Legal Compliance. The Restricted Party acknowledges that (i) as part of the Acquisition, the Parent will be vested with the goodwill of, and will carry on, the Business that had been conducted by the Company and Korben (with the efforts of the Restricted Party) prior to the Acquisition and (ii) the restrictive covenants and the other agreements contained herein are an essential part of the Merger Agreement and Parent and Merger Sub would not consummate the transactions contemplated by the Merger Agreement without the benefit of the restrictive covenants herein.

(g) Fully Advised. The Restricted Party further represents, warrants and agrees that Restricted Party has been fully advised by, or has had the opportunity to be advised by, counsel in connection with the negotiation, preparation, execution and delivery of this Agreement and the transactions contemplated by this Agreement and the Merger Agreement. Accordingly, the Restricted Party agrees to be bound by the restrictive covenants and the other agreements contained in this Agreement to the maximum extent permitted by law, it being the intent and spirit of the Parties that the restrictive covenants and the other agreements contained herein shall be valid and enforceable in all respects, and, subject to the terms and conditions of this Agreement. The Restricted Party acknowledges that Restricted Party has been advised to seek independent counsel regarding this Agreement and the transactions contemplated hereby and has been afforded the opportunity to do so.

(h) Service to Parent and its Affiliates. Notwithstanding anything to the contrary set forth herein, no actions or inactions on the part of Restricted Party in connection with Restricted Party's service to Parent, the Company, Korben or any of their respective Affiliates following the Closing Date shall constitute or otherwise be deemed a breach or violation of this Agreement.

Section 2. Miscellaneous Provisions

(a) Merger Agreement. This Agreement in entered into in connection with the Merger Agreement, and the Parties hereto agree and acknowledge that the execution and delivery of this Agreement by Restricted Party was and is a material inducement to Parent to enter into the Merger Agreement and the terms and conditions of the Merger Agreement are specifically incorporated herein.

(b) Governing Law; Venue . This Agreement and the legal relations between the Parties will be governed by and construed in accordance with the laws of the State of California applicable to contracts executed in and to be performed in such State and without regard to conflicts of law doctrines unless certain matters are preempted by federal law. All disputes, claims, or controversies arising out of or relating to this Agreement shall be brought in the state or federal courts located in the County of Orange, State of California.

(c) Severability. The provisions of this Agreement are severable, and the invalidity of any one or more of the provisions shall not affect or limit the enforceability of the remaining provisions. Should any provision be held unenforceable for any reason, the remaining provisions shall be enforced to the maximum extent permitted by law. In addition, should any provision herein, however, be found null and void or unenforceable by a court of competent jurisdiction, it is expressly agreed that the Parent shall then be entitled to the maximum relief allowable by law as to geography, duration and scope of relief.

(d) Successors and Assigns; Survival. This Agreement shall be binding upon the Parties hereto and their respective heirs, representatives, successors and assigns. The Parent may assign or transfer this Agreement, by operation of law or otherwise, without the consent of or notice to the Restricted Party.

(e) Notices. Unless otherwise specified, any notice or other communication hereunder must be given in writing and (i) delivered in person, (ii) transmitted by other telecommunications mechanism (provided there is no error or failure in transmission), (iii) delivered via an overnight courier service of national reputation or (iv) mailed by certified or registered mail, postage prepaid, receipt requested as follows:

If to the Restricted Party:

[•]
[•]
[•]
E-mail: [•]

with a copy (which will not constitute notice) to:

Chain Law, P.C.
Attn: Matt Chain, Esq.
E-mail: matt@chainlawpc.com

If to the Parent or the Company, to:

Leef Brands, Inc.
175 N. Lenore Avenue
Willits, CA 95490
Attention: Micah Anderson
E-mail: micah@leefca.com

with a copy (which will not constitute notice) to:

Ferguson Braswell Fraser Kubasta LLP
5 Park Plaza, Suite 1400
Irvine, CA 92614
Attention: Jason R. Wisniewski, Esq.
E-mail: jwisniewski@fbfk.law

or to such other address or to such other Person as any Party has last designated by such notice to the other Parties. Each such notice or other communication will be effective: (i) if given by facsimile or other telecommunication mechanism, including electronic mail, when transmitted to the applicable number or address so specified in this Section 2(e) and an appropriate confirmation is received; (ii) if given by mail, three (3) Business Days after such communication is deposited in the mails with first class postage prepaid, addressed as above; (iii) if given by overnight courier service of national reputation, one (1) Business Day after such communication is deposited with such courier service; or (iv) if given by any other means, when actually received at such address.

(f) Signatures; Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the Parties actually executing such counterparts, and all of which

together shall constitute one instrument. A facsimile or other reproduction of this Agreement may be executed by one or more Parties hereto and counterparts may be delivered by such Party by facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, *e.g.* DocuSign) or any similar electronic transmission device pursuant to which the signature of or on behalf of such Party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. No Party may raise the use of a facsimile machine or electronic transmission permitted in this Section 3(f) or the fact that any signature was transmitted through the use of a facsimile machine or electronically in a .pdf file format as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this Section 3(f).

(g) Entire Agreement. The Parties agree and acknowledge that this Agreement and the Merger Agreement (including the exhibits attached thereto) constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof, and no Party shall be liable or bound to any other Party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has duly executed this Agreement as of the date first written above.

PARENT:

LEEF BRANDS, INC.

By: ____
Name: Micah Anderson
Title: Chief Executive Officer

COMPANY:

STANDARD HOLDINGS, INC.

By: ____
Name:
Title:

RESTRICTED PARTY:

____
[•]

[Signature Page to Non-Competition Agreement]

EXHIBIT G

Form of Lock-Up Agreement

(attached hereto)

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this "***Agreement***") is made and entered into as of April [●], 2026 by and between Leef Brands, Inc., a British Columbia corporation (together with its successors, "***Parent***"), and the undersigned ("***Holder***"). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Merger Agreement (as defined below).

WHEREAS, Parent is a party to that certain that Agreement and Plan of Merger dated as of April 14, 2026 (as amended from time to time in accordance with the terms thereof, the "***Merger Agreement***"), by and among the Parent, LEEF Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (the "***Merger Sub***"), Standard Holdings, Inc., a Delaware corporation (the "***Company***"), and Robert J. Mendola, Jr., as the Representative, pursuant to which, among other things, the Company will merge with and into Merger Sub, with the Company continuing as the surviving entity (the "***Merger***", and, collectively with the other transactions contemplated by the Merger Agreement, the "***Transactions***"). All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

WHEREAS, Senior Stockholders of the Company may be eligible to receive Closing Shares as a result of the Merger upon the terms and subject to the conditions set forth in the Merger Agreement.

WHEREAS, immediately prior to the Closing, Holder is a Senior Stockholder and holds that number of shares of the Company's Senior Preferred Stock as set forth underneath Holder's name on the signature page hereto.

WHEREAS, pursuant to the Merger Agreement, and in view of the valuable consideration to be received by Holder thereunder, the parties desire to enter into this Agreement, pursuant to which the Closing Shares to be received by Holder pursuant to the Transaction (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the "***Restricted Securities***") shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Lock-Up Provisions.

(a) Holder hereby agrees not to, during the period commencing from the Closing Date and ending on the date that is twelve (12) months from the Closing Date (the "***Lock-Up Period***"): (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, or (iii) publicly

disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a "***Prohibited Transfer***"); *provided, that* one-third (1/3) of the Restricted Securities shall be released from the restrictions set forth in this Section 1(a) during the Lock-up Period on the last day of each four (4) month period measured from the Closing Date.

(b) If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and Parent shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, Parent may impose stop-transfer instructions with respect to the Restricted Securities of Holder until the end of the Lock-Up Period.

(c) During the Lock-Up Period, each certificate evidencing any Restricted Securities, to the extent certificates are issued, or book entry reflecting such Restricted Securities shall be stamped with, otherwise imprinted with or include, as applicable, a legend in substantially the following form, in addition to any other applicable legends:

> "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF APRIL [•], 2026, BY AND BETWEEN THE ISSUER OF SUCH SECURITIES (THE "ISSUER"), AND THE HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST."

(d) For the avoidance of any doubt, (i) Holder shall retain all of its rights as a shareholder of Parent with respect to the Restricted Securities during the Lock-Up Period, including the right to vote any Restricted Securities, but subject to the obligations under the Merger Agreement and (ii) the foregoing restrictions on transfer will not relate to any transactions involving common shares of Parent acquired in open market transactions after completion of the Transactions.

(e) Holder acknowledges and agrees that the issuance of the Closing Shares are subject to the terms and provisions of the Merger Agreement and nothing in this Agreement.

2. Permitted Transfers. The foregoing restrictions set forth in Section 1 shall not apply to:

(a) transfers of the Restricted Securities: (i) as a bona fide gift or gifts, (ii) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the undersigned or (iii) by operation of law, such as pursuant to a qualified domestic order or as required by a divorce settlement; or

(b) if the undersigned Holder is a corporation, limited liability company, partnership, trust or other entity, transfers to its stockholders, members, partners or trust

beneficiaries as part of a distribution, or to any corporation, partnership or other entity that is its affiliate;

provided, that in each transfer pursuant to clauses (a) and (b), the transferee agrees to be bound in writing by the terms of this Agreement prior to such transfer and such transfer shall not involve a disposition for value. For purposes of this Agreement, (i) "immediate family" shall mean any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin.

3. Miscellaneous.

(a) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Holder are personal to Holder and may not be transferred or delegated by Holder at any time. Parent may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Holder.

(b) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d) Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the internal laws of the State of California, irrespective of its conflicts of law principles. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of California and the federal courts of the United States of America located in the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of any of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the courts of the State of California or the federal courts of the United States of America located in the State of California; *provided* that a judgment rendered by such court may be enforced in any court having competent jurisdiction. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute. With respect to any particular action, suit or proceeding, venue shall lie solely in the State of California.

(f) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns,

pronouns and verbs shall include the plural and vice versa; (ii) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words "without limitation"; (iii) the words "herein," "hereto," and "hereby" and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term "or" means "and/or". The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g) Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by electronic mail, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express overnight service. Such notices and other communications shall be effective and be deemed delivered and received (a) upon receipt if hand delivered, (b) on the date of transmission if transmitted by electronic mail by 5:00 p.m. (Pacific time) on a Business Day, otherwise on the next Business Day after transmission, (c) three (3) Business Days after mailing if sent by mail, and (d) one (1) Business Day after dispatch if sent by overnight courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 2(g):

If to Parent:	*with a copy to (which shall not constitute notice):*
Leef Brands, Inc. 175 N. Lenore Avenue Willits, CA 95490 Attn: Micah Anderson Email: micah@leefca.com	Ferguson Braswell Fraser Kubasta, LLP 5 Park Plaza, Suite 1400 Irvine, CA 92614 Attn: Jason R. Wisniewski, Esq. Email: jwisniewski@fbfk.law

If to Holder, to: the address set forth below Holder's name on the signature page to this Agreement.

(h) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of Parent and Holder. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision. Parent hereby agrees that any discretionary waiver or termination of the restrictions set forth in this Agreement or any other Lock-Up Agreement entered into pursuant to the Merger Agreement shall apply pro rata to all Senior Stockholders, based on the number of Closing Shares subject to such agreements. In furtherance of the foregoing, in the

event of any such waiver or termination of restrictions, Parent shall promptly effect a corresponding waiver or termination of restrictions hereunder.

(i) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(j) Specific Performance. Holder acknowledges that his/hers/its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and Parent will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, Parent shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(k) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Parent or any of the obligations of Holder under any other agreement between Holder and Parent or any certificate or instrument executed by Holder in favor of Parent, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Parent or any of the obligations of Holder under this Agreement.

(l) Further Assurances. From time to time, at another party's request and without further consideration (but at the requesting party's reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m) Counterparts. This Agreement may be executed in any number of counterparts (including via.pdf or other electronic means), each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

PARENT

LEEF BRANDS, INC.

By: ___________________________________
Name: Micah Anderson
Title: Chief Executive Officer

[Holder Signature on the Following Page]

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Holder:

Name of Holder: ________________________

By: ___________________________________
Name:
Title:

Number and Type of Company Equity:

Company Shares of Senior Preferred Stock: _________________________

Address for Notice:

Address: ________________________________

____

____

Telephone: ________________________________

Email: ________________________________

[Signature Page to Lock-Up Agreement]

EXHIBIT H

Form of Warrant

(attached hereto)

THE SECURITIES REPRESENTED HEREBY AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT") OR UNDER ANY STATE SECURITIES LAWS, AND THE SECURITIES REPRESENTED HEREBY AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS, (C) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY (I) RULE 144 OR (II) 144A UNDER THE U.S. SECURITIES ACT, IF AVAILABLE, AND, IN EACH CASE IN COMPLIANCE WITH APPLICABLE U.S. STATE SECURITIES LAWS, (D) IN COMPLIANCE WITH ANOTHER EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (E) UNDER AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT PROVIDED THAT IN THE CASE OF TRANSFERS PURSUANT TO (C)(I) OR (D) ABOVE, A LEGAL OPINION REASONABLY SATISFACTORY TO THE CORPORATION MUST FIRST BE PROVIDED TO THE CORPORATION AND THE CORPORATION'S TRANSFER AGENT TO THE EFFECT THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE "GOOD DELIVERY" IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.

THIS WARRANT MAY NOT BE EXERCISED IN THE UNITED STATES OR BY OR FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON OR PERSON IN THE UNITED STATES AND THE UNDERLYING SHARES MAY NOT BE DELIVERED WITHIN THE UNITED STATES UNLESS THE WARRANT AND THE UNDERLYING SHARES HAVE BEEN REGISTERED UNDER THE U.S. SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS IS AVAILABLE. "UNITED STATES" AND "U.S. PERSON" ARE USED HEREIN AS SUCH TERMS ARE DEFINED BY REGULATION S UNDER THE U.S. SECURITIES ACT.

WARRANTS TO PURCHASE
COMMON SHARES OF LEEF BRANDS, INC.

Date: April [•], 2026

Warrant Certificate Number:	**Number of Warrants:**
03-2026 – W – [•]	**[•]**

THIS IS TO CERTIFY THAT, for value received, **[Name of holder]** (the "**Warrantholder**"), has the right to purchase in respect of each whole warrant (individually, a "**Warrant**" and, collectively, the "**Warrants**") represented by this certificate or by a replacement certificate (in either case, this "**Warrant Certificate**"), at any time up to 5:00 p.m. (Toronto time) on [•][1], 2028 (the "**Expiry Time**"), one fully paid and non-assessable common share (individually, a "**Common Share**" and, collectively, the "**Common Shares**" and which terms shall include any shares or other securities to be issued in addition thereto or in substitution or replacement therefor as provided herein) of LEEF Brands, Inc., a corporation existing under the *Business Corporations Act* (British Columbia) (the "**Corporation**"), as constituted on the date hereof at a purchase price (the purchase price in effect from time to time being called the "**Exercise Price**") of $0.25 per Common Share, subject to adjustment as provided herein.

---

[1] NTD: Two years from issue date.

The Corporation agrees that the Common Shares purchased pursuant to the exercise of the Warrants shall be and be deemed to be issued to the Warrantholder as of the close of business on the date on which this Warrant Certificate shall have been surrendered and payment made for such Common Shares as aforesaid.

Nothing contained herein shall confer any right upon the Warrantholder to subscribe for or purchase any Common Shares at any time after the Expiry Time and from and after the Expiry Time the Warrants and all rights under this Warrant Certificate shall be void and of no value.

The above provisions are subject to the following:

1. **Exercise:** In the event that the Warrantholder desires to exercise the right to purchase Common Shares conferred hereby in whole or in part, the Warrantholder shall complete, to the extent possible in the manner indicated, and execute a subscription form in the form attached as Schedule "A" to this Warrant Certificate, surrender this Warrant Certificate to the Corporation in accordance with this Section 1, and either (i) pay the amount payable upon the exercise of such Warrants in respect of the Common Shares subscribed for by certified cheque, bank draft or money order in lawful money of Canada payable to the Corporation or by transmitting same day funds in lawful money of Canada by wire to such account as the Corporation shall direct the Warrantholder or (ii) pay the amount payable by net exercise pursuant to Section 2 below. Upon such surrender and payment as aforesaid, the Warrantholder shall be deemed for all purposes to be the holder of record of the number of Common Shares to be so issued and the Warrantholder shall be entitled to delivery of a certificate or certificates representing such Common Shares and the Corporation shall cause such certificate or certificates to be delivered to the Warrantholder at the address specified in the subscription form within three business days after such surrender and payment as aforesaid. No fractional Common Shares will be issuable upon any exercise of the Warrants and the Warrantholder will not be entitled to any cash payment or compensation in lieu of a fractional Common Share.

2. **Net Exercise:** Notwithstanding any provisions herein to the contrary, if the fair market value of one Common Share is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising this Warrant Certificate with payment of certified cheque, bank draft or money order as provided in Section 1, the Warrantholder may by surrender of this Warrant Certificate at the principal office of the Corporation together with the properly executed subscription form in the form attached as Schedule "A" to this Warrant Certificate, elect to receive the number of Common Shares computed using the following formula:

$$X = \frac{Y\,(A-B)}{A}$$

Where:

X = the number of Common Shares to be issued to the Warrantholder

Y = the number of Common Shares purchasable under this Warrant Certificate or, if only a portion of this Warrant Certificate is being exercised, that portion of this Warrant Certificate being exercised (at the date of such calculation)

A = the fair market value of one Common Share (at the date of such calculation)

B = Exercise Price (as adjusted to the date of such calculation)

The fair market value per Common Share shall be the Current Market Price on the date on which this Warrant Certificate is exercised.

3. **Automatic Exercise Prior to Expiry Time:** To the extent this Warrant Certificate is not previously exercised as to all of the Common Shares subject hereto prior to the Expiry Time, and if the fair market value of one Common Share is greater than the Exercise Price then in effect, this Warrant Certificate shall be deemed automatically exercised pursuant to Section 2 (even if not surrendered) immediately before the Expiry Time. To the extent this Warrant Certificate is deemed automatically exercised pursuant to this Section 3, the Corporation agrees to promptly notify the Warrantholder of the number of Common Shares, if any, the Warrantholder is to receive by reason of such automatic exercise.

4. **U.S. Restrictions:**

(1) U.S. Registration Restrictions: Neither the Warrants represented by this Warrant Certificate nor the Common Shares issuable upon exercise hereof have been or will be registered under the United States Securities Act of 1933, as amended (the "**U.S. Securities Act**") nor under the securities laws of any state of the United States. The Warrants represented by this Certificate may only be exercised by or on behalf of a holder who, at the time of exercise, either:

(a) is not, and is not exercising the Warrant for the account or benefit of, a U.S. Person or a person in the United States;

(i) did not execute or deliver the exercise form while in the United States;

(ii) delivery of the Common Shares will not be to an address in the United States; and

(iii) has in all other respects complied with the terms of Regulation S of the U.S. Securities Act; or

(b) is the original subscriber for the Warrants, on its own behalf or on behalf of the original beneficial purchaser (if any), it and such beneficial purchaser (if any) are "accredited investors" that satisfy one or more of the criteria set forth in Rule 501(a) of Regulation D under the U.S. Securities Act, it delivered a United States Accredited Investor Certificate to the Corporation in connection with the original issuance of these Warrants, and the representations, warranties and covenants made by the undersigned therein are true and correct on the date of exercise of the Warrants in respect to the exercise of the Warrants and it represents to the Corporation as such; or

(c) is the original subscriber of the Warrants and is exercising the Warrants solely for its own account or for the account of the original beneficial owner, if any, and for whose account such original purchaser exercises sole investment discretion; each of it and any beneficial owner was on the date the Warrants were purchased from the Corporation, and is on the date of exercise of the Warrants, an "accredited investor" that satisfies one or more of the criteria set forth in Rule 501(a) of Regulation D under the U.S. Securities Act, and all the representations, warranties

and covenants agreed upon or made by the Warrantholder, or any beneficial purchaser, as the case may be, during the purchase of the Warrants from the Corporation continue to be true and correct as of the date of exercise; or

(d) is tendering with the exercise form a written opinion of counsel of recognized standing in form and substance reasonably satisfactory to the Corporation to the effect that the Common Shares to be delivered upon exercise of the Warrants have been registered under the U.S. Securities Act and all applicable state securities laws of the United States or are exempt from such registration requirements.

As used herein, the terms "United States" and "U.S. Person" have the meaning assigned to them in Regulation S under the U.S. Securities Act.

(2) Restrictive Legends: All certificates representing Common Shares issued to persons who exercise the Warrants pursuant to subsections 1 or 1 above on the exercise of the rights represented by this Warrant Certificate will, unless such Common Shares are registered under the U.S. Securities Act and the securities laws of all applicable states of the United States, bear the following legend:

> "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT") OR UNDER ANY STATE SECURITIES LAWS, AND THE SECURITIES REPRESENTED HEREBY MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS, (C) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY (i) RULE 144 OR (ii) RULE 144A UNDER THE U.S. SECURITIES ACT, IF AVAILABLE, AND, IN EACH CASE IN COMPLIANCE WITH APPLICABLE U.S. STATE SECURITIES LAWS, (D) IN COMPLIANCE WITH ANOTHER EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (E) UNDER AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT, PROVIDED THAT IN THE CASE OF TRANSFERS PURSUANT TO (C)(i) OR (D) ABOVE, A LEGAL OPINION REASONABLY SATISFACTORY TO THE CORPORATION MUST FIRST BE PROVIDED TO THE CORPORATION AND THE CORPORATION'S TRANSFER AGENT TO THE EFFECT THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE "GOOD DELIVERY" IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA."

provided, that if the Common Shares are being sold outside the United States in compliance with the requirements of Rule 904 of Regulation S, the legend set forth above may be removed by providing an executed declaration to the registrar and transfer agent of the Corporation and to the Corporation, in such form as the Corporation may prescribe from time to time and, if requested by the Corporation or the registrar and transfer agent, an opinion of counsel of recognized standing in form and substance satisfactory to the

Corporation and the registrar and transfer agent to the effect that such sale is being made in compliance with Rule 904 of Regulation S;

provided further, that if any of the Common Shares are being sold pursuant to Rule 144 under the U.S. Securities Act and in compliance with any applicable state securities laws, the legend may be removed by delivery to the Corporation's registrar and transfer agent of an opinion satisfactory to the Corporation and its registrar and transfer agent to the effect that the legend is no longer required under applicable requirements of the U.S. Securities Act or applicable state securities laws.

5. **Partial Exercise**: The Warrantholder may from time to time subscribe for and purchase any lesser number of Common Shares than the number of Common Shares expressed in this Warrant Certificate. In the event that the Warrantholder subscribes for and purchases any such lesser number of Common Shares prior to the Expiry Time, the Corporation shall execute and deliver to the Warrantholder a replacement certificate representing the unexercised balance of the Warrants.

6. **Not a Shareholder**: The holding of the Warrants shall not constitute the Warrantholder a shareholder of the Corporation nor entitle the Warrantholder to any right or interest in respect thereof except as expressly provided in this Warrant Certificate.

7. **Covenants, Representations and Warranties**:

(1) The Corporation hereby represents and warrants that:

(a) The Corporation is duly authorized and has the corporate and lawful authority to create and issue the Warrants and the Common Shares issuable upon the exercise hereof and perform its obligations hereunder.

(b) All Common Shares which are issued upon the exercise of the right of purchase provided in this Warrant Certificate, upon payment therefor of the Exercise Price at which such Common Shares may be purchased pursuant to the provisions of this Warrant Certificate, shall be deemed to be fully paid and non-assessable shares and free from all taxes, liens, charges or other encumbrances with respect to the issue thereof.

(c) This Warrant Certificate is a valid and enforceable obligation of the Corporation, enforceable in accordance with the provisions of this Warrant Certificate.

(2) The Corporation hereby covenants and agrees that:

(a) So long as any Common Shares evidenced hereby remain outstanding, the Corporation will cause the Common Shares from time to time subscribed for and purchased in the manner provided in this Warrant Certificate and the certificate or certificates representing such Common Shares to be issued and that, at all times prior to the Expiry Time, it has authorized and will reserve and there will remain unissued a sufficient number of Common Shares to satisfy the right of purchase provided for in this Warrant Certificate.

(b) The Corporation shall use commercially reasonable efforts to preserve and maintain its corporate existence.

(c) If, in the opinion of counsel for the Corporation, any prospectus or other filing is required to be filed with or any permission is required to be obtained from any securities regulatory body or any other step is required under any federal or provincial law before any Common Shares which the Warrantholder is entitled to purchase pursuant to the Warrant may properly and legally be issued upon exercise thereof, the Corporation covenants that it will use commercially reasonable efforts to take such action.

8. **Anti-Dilution Protection:**

(1) Definitions: For the purposes of this Section 8, unless there is something in the subject matter or context inconsistent therewith, the words and terms defined below shall have the respective meanings specified therefor in this subsection 8(1):

(a) "**Adjustment Period**" means the period commencing on the date of issue of the Warrants and ending at the Expiry Time;

(b) "**Current Market Price**" of the Common Shares at any date means the price per share equal to the weighted average price at which the Common Shares have traded on the Canadian Securities Exchange (the "**CSE**") or, if the Common Shares are not then listed on the CSE, on such other Canadian stock exchange as may be selected by the directors of the Corporation for such purpose or, if the Common Shares are not then listed on any Canadian stock exchange, in the over-the-counter market, during the period of 20 consecutive trading days ending on the third business day before such date; provided that the weighted average price shall be determined by dividing the aggregate sale price of all Common Shares sold on the said exchange or market, as the case may be, during such 20 consecutive trading days by the total number of Common Shares so sold; and provided further that if the Common Shares are not then listed on any Canadian stock exchange or quoted for trading in the over the counter market, then the Current Market Price shall be determined by a firm of independent chartered accountants selected by the directors of the Corporation;

(c) "**director**" or "**director of the Corporation**" means a director of the Corporation for the time being and, unless otherwise specified herein, a reference to action "by the directors" means action by the directors of the Corporation as a board or, whenever empowered, action by any committee of the directors of the Corporation; and

(d) "**trading day**" with respect to a stock exchange or over-the-counter market means a day on which such stock exchange or market is open for business.

(2) Adjustments: The Exercise Price and the number of Common Shares issuable to the Warrantholder pursuant to this Warrant Certificate shall be subject to adjustment from time to time in the events and in the manner provided as follows:

(a) If, at any time during the Adjustment Period, the Corporation shall:

(i) make a distribution to, the holders of all or substantially all of the outstanding Common Shares payable in Common Shares or securities exchangeable or exercisable for or convertible into Common Shares;

(ii) subdivide, re-divide or otherwise change the outstanding Common Shares into a greater number of Common Shares; or

(iii) reduce, combine or consolidate the outstanding Common Shares into a lesser number of Common Shares,

(any of such events in subclauses 8(2)(a)(i), 8(2)(a)(ii) and 8(2)(a)(iii) above being herein called a "**Common Share Reorganization**"), the Exercise Price shall be adjusted on the earlier of the record date on which holders of Common Shares are determined for the purposes of the Common Share Reorganization and the effective date of the Common Share Reorganization to the amount determined by multiplying the Exercise Price in effect immediately prior to such record date or effective date, as the case may be, by a fraction:

A. the numerator of which shall be the number of Common Shares outstanding on such record date or effective date, as the case may be, before giving effect to such Common Share Reorganization; and

B. the denominator of which shall be the number of Common Shares which will be outstanding immediately after giving effect to such Common Share Reorganization.

To the extent that any adjustment in the Exercise Price occurs pursuant to this clause 8(2)(a) as a result of the fixing by the Corporation of a record date for the distribution of securities exchangeable or exercisable for or convertible into Common Shares, the Exercise Price shall be readjusted immediately after the expiry of any relevant exchange, exercise or conversion right to the Exercise Price which would then be in effect based upon the number of Common Shares actually issued and remaining issuable after such expiry and shall be further readjusted in such manner upon the expiry of any further such right.

(b) If, at any time during the Adjustment Period, the Corporation shall fix a record date for the issue or distribution to the holders of all or substantially all of the outstanding Common Shares of rights, options or warrants pursuant to which such holders are entitled, during a period expiring not more than 90 days after the record date for such issue (such period being the "**Rights Period**"), to subscribe for or purchase Common Shares or securities exchangeable or exercisable for or convertible into Common Shares at a price per share to the holder (or, in the case of securities exchangeable or exercisable for or convertible into Common Shares, at an exchange, exercise or conversion price per share) at the date of issue of such securities of less than 95% of the Current Market Price of the Common Shares on such record date (any of such events being called a

"**Rights Offering**"), the Exercise Price shall be adjusted effective immediately after the record date for such Rights Offering to the amount determined by multiplying the Exercise Price in effect on such record date by a fraction:

(i) the numerator of which shall be the aggregate of

A. the number of Common Shares outstanding as of the record date for the Rights Offering, and

B. the quotient determined by dividing

(1) either (a) where the event giving rise to the application of this Section 8(2)(b) was the issue or distribution of rights, options or warrants to the holders of Common Shares under which such holders are entitled to subscribe for or purchase additional Common Shares, the product of the maximum number of Common Shares offered during the Rights Period pursuant to the Rights Offering and the price at which such Common Shares are offered, or (b) where the event giving rise to the application of this Section 8(2)(b) was the issue or distribution of rights, options or warrants to the holders of Common Shares under which such holders are entitled to subscribe for or purchase securities exchangeable or exercisable for or convertible into Common Shares, the product of the exchange, exercise or conversion price of the securities so offered and the maximum number of Common Shares for or into which the securities offered pursuant to the Rights Offering may be exchanged, exercised or converted, as the case may be, by

(2) the Current Market Price of the Common Shares as of the record date for the Rights Offering; and

(ii) the denominator of which shall be the aggregate of the number of Common Shares outstanding on such record date and the number of Common Shares offered pursuant to the Rights Offering (including, in the case of the issue or distribution of securities exchangeable or exercisable for or convertible into Common Shares, the number of Common Shares for or into which such securities may be exchanged, exercised or converted).

If, by the terms of the rights, options or warrants referred to in this clause 8(2)(b), there is more than one purchase, exchange, exercise or conversion price per Common Share, the aggregate price of the total number of additional Common Shares offered for subscription or purchase, or the aggregate exchange, exercise or conversion price of the exchangeable, exercisable or convertible securities so offered, shall be calculated for purposes of the adjustment on the basis of the lowest purchase, exchange, exercise or conversion price per Common Share, as

the case may be. Any Common Shares owned by or held for the account of the Corporation shall be deemed not to be outstanding for the purpose of any such calculation. To the extent that any adjustment in the Exercise Price occurs pursuant to this clause 8(2)(b) as a result of the fixing by the Corporation of a record date for the issue or distribution of rights, options or warrants referred to in this clause 8(2)(b), the Exercise Price shall be readjusted immediately after the expiry of any relevant exchange, exercise or conversion right to the Exercise Price which would then be in effect based upon the number of Common Shares actually issued and remaining issuable after such expiry and shall be further readjusted in such manner upon the expiry of any further such right.

(c) If, at any time during the Adjustment Period, the Corporation shall fix a record date for the issue or distribution to the holders of all or substantially all of the outstanding Common Shares of:

(i) shares of the Corporation of any class other than Common Shares;

(ii) rights, options or warrants to acquire Common Shares or securities exchangeable or exercisable for or convertible into Common Shares (other than rights, options or warrants pursuant to which holders of Common Shares are entitled, during a period expiring not more than 90 days after the record date for such issue, to subscribe for or purchase Common Shares or securities exchangeable or exercisable for or convertible into Common Shares at a price per share (or, in the case of securities exchangeable or exercisable for or convertible into Common Shares, at an exchange, exercise or conversion price per share) on the record date for the issue of such securities to the holder of at least 95% of the Current Market Price of the Common Shares on such record date);

(iii) evidences of indebtedness of the Corporation; or

(iv) any property or assets of the Corporation;

and if such issue or distribution does not constitute a Common Share Reorganization or a Rights Offering (any of such non-excluded events being herein called a "**Special Distribution**"), the Exercise Price shall be adjusted effective immediately after the record date for the Special Distribution to the amount determined by multiplying the Exercise Price in effect on such record date for the Special Distribution by a fraction:

A. the numerator of which shall be the difference between

(1) the product of the number of Common Shares outstanding on such record date and the Current Market Price of the Common Shares on such record date, and

(2) the aggregate fair market value, as determined by action by nationally or internationally recognized and independent firm of chartered accountants as may be

selected by action by the directors of the Corporation, and subject to the approval of any stock exchange on which the Shares may then be listed, where required, to the holders of Common Shares of the shares, rights, options, warrants, evidences of indebtedness or property or assets to be issued or distributed in the Special Distribution, and

B. the denominator of which shall be the product obtained by multiplying the number of Common Shares outstanding on such record date by the Current Market Price of the Common Shares on such record date.

Any Common Shares owned by or held for the account of the Corporation shall be deemed not to be outstanding for the purpose of such calculation. To the extent that any adjustment in the Exercise Price occurs pursuant to this clause 8(2)(c) as a result of the fixing by the Corporation of a record date for the issue or distribution of rights, options or warrants to acquire Common Shares or securities exchangeable or exercisable for or convertible into Common Shares referred to in this clause 8(2)(c), the Exercise Price shall be readjusted immediately after the expiry of any relevant exchange, exercise or conversion right to the amount which would then be in effect based upon the number of Common Shares issued and remaining issuable after such expiry and shall be further readjusted in such manner upon the expiry of any further such right. To the extent that such Special Distribution is not ultimately so made, the Exercise Price shall then be readjusted to the Exercise Price which would then be in effect if such record date had not been fixed.

(d) If, at any time during the Adjustment Period, there shall occur:

(i) a reclassification or redesignation of the Common Shares, a change of the Common Shares into other shares or securities or any other capital reorganization involving the Common Shares other than a Common Share Reorganization;

(ii) a consolidation, amalgamation, arrangement or merger of the Corporation with or into another body corporate which results in a reclassification or redesignation of the Common Shares or a change of the Common Shares into other shares or securities; or

(iii) the transfer of the undertaking or assets of the Corporation as an entirety or substantially as an entirety to another corporation or entity;

(any of such events being called a "**Capital Reorganization**"), after the effective date of the Capital Reorganization, the Warrants shall remain outstanding and the Warrantholder shall be entitled to receive, upon exercising any of the Warrants after the effective date of such Capital Reorganization, in lieu of the number of Common Shares to which the Warrantholder was theretofore entitled upon the exercise of the Warrants, the kind and aggregate number of shares and

other securities or property resulting from the Capital Reorganization which the Warrantholder would have been entitled to receive as a result of the Capital Reorganization if, on the effective date thereof, the Warrantholder had been the registered holder of the number of Common Shares which the Warrantholder was theretofore entitled to purchase or receive upon the exercise of the Warrants. If necessary, as a result of any such Capital Reorganization, appropriate adjustments shall be made in the application of the provisions of this Warrant Certificate with respect to the rights and interests thereafter of the Warrantholder to the end that the provisions of this Section 8 shall thereafter correspondingly be made applicable as nearly as may reasonably be possible in relation to any shares or other securities or property thereafter deliverable upon the exercise of the Warrants and the Corporation or any successor corporation or entity shall be entitled to deliver a replacement certificate representing the rights and interests of the Warrantholder as a result of such Capital Reorganization.

(e) If, at any time during the Adjustment Period, any adjustment or readjustment in the Exercise Price shall occur pursuant to the provisions of clause 8(2)(a), 8(2)(b) or 8(2)(c) of this Warrant Certificate, then the number of Common Shares purchasable upon the subsequent exercise of the Warrants shall be simultaneously adjusted or readjusted, as the case may be, by multiplying the number of Common Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment or readjustment by a fraction which shall be the reciprocal of the fraction used in the adjustment or readjustment of the Exercise Price.

(3) Rules: The following rules and procedures shall be applicable to adjustments made pursuant to subsection 8(2) of this Warrant Certificate:

(a) If any event of the type contemplated by the provisions of this Section 8 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features) occurs, then the board of directors of the Corporation shall promptly make an appropriate adjustment in the Exercise Price and the number of Common Shares issuable upon exercise of this Warrant so as to protect the rights of the Warrantholder in a manner consistent with the provisions of this Section 8.

(b) If more than one subsection of Section 8 is applicable to a single event, the board of directors of the Corporation shall make the most appropriate adjustment and no single event shall cause an adjustment under more than one subsection of Section 8 so as to result in duplication.

(c) Subject to the following clauses of this subsection 8(3), any adjustment made pursuant to subsection 8(2) hereof shall be made successively whenever an event referred to therein shall occur, and will, in the case of adjustments to the Exercise Price, be computed to the nearest one-tenth of one cent and will be made successively whenever an event referred to therein occurs, subject to the following subsections of this Section 8.

(d) No adjustment in the Exercise Price or in the number or kind of securities purchasable upon the exercise of the Warrants shall be made in respect of any event described in Section 8 hereof if the Warrantholder is entitled to participate in such event on the same terms *mutatis mutandis* as if the Warrantholder had exercised the Warrants prior to or on the record date or effective date, as the case may be, of such event.

(e) No adjustment in the Exercise Price or in the number of Common Shares purchasable upon the exercise of the Warrants shall be made pursuant to subsection 8(2) hereof in respect of the issue from time to time of Common Shares pursuant to this Warrant Certificate or pursuant to any stock option, stock purchase or stock bonus plan in effect from time to time for directors, officers or employees of the Corporation and any such issue, and any grant of options in connection therewith, shall be deemed not to be a Common Share Reorganization, a Rights Offering nor any other event described in subsection 8(2) hereof.

(f) If, at any time during the Adjustment Period, the Corporation shall take any action affecting the Common Shares, other than an action or event described in subsection 8(2) hereof, which, in the opinion of the directors of the Corporation, would have a material adverse effect upon the rights of Warrantholders, either or both the Exercise Price and the number of Common Shares purchasable upon exercise of the Warrants shall be adjusted in such manner and at such time by action by the directors of the Corporation, in their sole discretion, as may be equitable in the circumstances. Failure of the taking of action by the directors of the Corporation so as to provide for an adjustment prior to the effective date of any action by the Corporation affecting the Common Shares shall be deemed to be conclusive evidence that the directors of the Corporation have determined that it is equitable to make no adjustment in the circumstances.

(g) If the Corporation shall set a record date to determine holders of Common Shares for the purpose of entitling such holders to receive any dividend or distribution or any subscription or purchase rights and shall, thereafter and before the distribution to such holders of any such dividend, distribution or subscription or purchase rights, legally abandon its plan to pay or deliver such dividend, distribution or subscription or purchase rights, then no adjustment in the Exercise Price or the number of Common Shares purchasable upon the exercise of the Warrants shall be required by reason of the setting of such record date.

(h) In any case in which this Warrant Certificate shall require that an adjustment shall become effective immediately after a record date for an event referred to in subsection 8(2) hereof, the Corporation may defer, until the occurrence of such event:

(i) issuing to the Warrantholder, to the extent that the Warrants are exercised after such record date and before the occurrence of such event, the additional Common Shares or other securities issuable upon such exercise by reason of the adjustment required by such event; and

(ii) delivering to the Warrantholder any distribution declared with respect to such additional Common Shares or other securities after such record date and before such event;

provided, however, that the Corporation shall deliver to the Warrantholder an appropriate instrument evidencing the right of the Warrantholder upon the occurrence of the event requiring the adjustment, to an adjustment in the Exercise Price or the number of Common Shares purchasable upon the exercise of the Warrants and to such distribution declared with respect to any such additional Common Shares issuable upon the exercise of the Warrants.

(i) In the absence of a resolution of the directors of the Corporation fixing a record date for a Rights Offering, the Corporation shall be deemed to have fixed as the record date therefor the date of the issue of the rights, options or warrants issued pursuant to the Rights Offering.

(j) If a dispute shall at any time arise with respect to adjustments of the Exercise Price or the number of Common Shares purchasable upon the exercise of the Warrants, such disputes shall be conclusively determined by the auditors of the Corporation or if they are unable or unwilling to act, by such other firm of independent chartered accountants as may be selected by the directors of the Corporation and any such determination shall be conclusive evidence of the correctness of any adjustment made pursuant to subsection 8(2) hereof and shall be binding upon the Corporation and the Warrantholder.

(k) As a condition precedent to the taking of any action which would require an adjustment pursuant to subsection 8(2) hereof, including the Exercise Price and the number or class of Common Shares or other securities which are to be received upon the exercise thereof, the Corporation shall take any action which may, in the opinion of counsel to the Corporation, be necessary in order that the Corporation may validly and legally issue as fully paid and non-assessable shares all of the Common Shares or other securities which the Warrantholder is entitled to receive in accordance with the provisions of this Warrant Certificate

(l) As promptly as reasonably practicable following any adjustment of the Exercise Price, the Corporation shall furnish to the Warrantholder a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(4) Notice: At least 21 days prior to the earlier of the record date or effective date of any event which requires or might require an adjustment in any of the rights of the Warrantholder under this Warrant Certificate, including the Exercise Price or the number of Common Shares which may be purchased under this Warrant Certificate, the Corporation shall deliver to the Warrantholder a certificate of the Corporation specifying the particulars of such event and, if determinable, the required adjustment and the calculation of such adjustment. In case any adjustment for which a notice in this subsection 8(4) has been given is not then determinable, the Corporation shall promptly after such adjustment is determinable deliver to the Warrantholder a certificate providing

the calculation of such adjustment. The Corporation hereby covenants and agrees that the register of transfers and share transfer books for the Common Shares will be open, and that the Corporation will not take any action which might deprive the Warrantholder of the opportunity of exercising the rights of subscription contained in this Warrant Certificate, during such 21 day period.

9. **Consolidation and Amalgamation**:

(1) In the case of the Corporation entering into a transaction whereby all or substantially all of its undertaking, property and assets would become the property of any other corporation and/or its securities exchanged for the securities of another corporation (herein called a "successor corporation") whether by way of reorganization, reconstruction, consolidation, amalgamation, merger, transfer, sale, disposition or otherwise, the successor corporation shall be bound by all of the provisions hereof including the due and punctual performance of all covenants of the Corporation and forthwith following the occurrence of such event, the successor corporation resulting from such reorganization, reconstruction, consolidation, amalgamation, merger, transfer, sale, disposition or otherwise (if not the Corporation or a subsidiary of the Corporation), shall expressly assume, by supplemental certificate satisfactory in form to the Warrantholder, acting reasonably, and executed and delivered to the Warrantholder, the due and punctual performance and observance of this Warrant Certificate to be performed and observed by the Corporation and these securities and the terms set forth in this Warrant certificate will be a valid and binding obligation of the successor corporation entitling the Warrantholder, as against the successor corporation, to all the rights of the Warrantholder under this Warrant Certificate.

(2) Whenever the conditions of Section 9(1) shall have been duly observed and performed the successor corporation shall possess, and from time to time may exercise, each and every right and power of the Corporation under this Warrant Certificate in the name of the Corporation or otherwise and any act or proceeding by any provision hereof required to be done or performed by any director or officer of the Corporation may be done and performed with like force and effect by the like directors or officers of the successor corporation.

10. **No Obligation to Purchase**: Nothing herein contained or done pursuant hereto shall obligate the Warrantholder to purchase or pay for or the Corporation to issue any Common Shares except those Common Shares in respect of which the Warrantholder shall have exercised its right to purchase in the manner provided hereunder.

11. **Change; Waiver**: Subject to the approval of the CSE (or such other stock exchange on which the Common Shares are listed or posted for trading), the provisions of these Warrants may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to in writing by the Corporation and the Warrantholder.

12. **Further Assurances:** The Corporation hereby covenants and agrees that it will do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all and every such other act, deed and assurance as the Warrantholder shall reasonably require for the better accomplishing and effectuating of the intentions and provisions of this Warrant Certificate.

13. **Time of Essence:** Time shall be of the essence of this Warrant Certificate.

14. **Governing Laws:** This Warrant Certificate shall be construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

15. **Notices**: All notices or other communications to be given under this Warrant Certificate shall be delivered by hand, courier, ordinary prepaid mail, facsimile or by electronic transmission and, if delivered by hand, shall be deemed to have been given on the delivery date, if delivered by ordinary prepaid mail shall be deemed to have been given on the fifth day following the delivery date and, if sent by facsimile or electronic transmission, on the date of transmission if sent before 5:00 p.m. (Toronto time), on a business day or, if sent after 5:00 p.m. (Toronto time), or such day is not a business day, on the first business day following the date of transmission.

Notices to the Corporation shall be addressed to:

LEEF Brands, Inc.
666 Burrard Street, Suite 2500
Vancouver, BC V6C 2X8

Attention: Kevin Wilson, Chief Financial Officer
Email: kevin@leefca.com

with a copy (which shall not constitute notice) to:

FBFK Law LLP
5 Park Plaza, Suite 1400
Irvine, CA 92614

Attention: Jason R. Wisniewski, Esq.
Email: jwisniewski@fbfk.law

Notices to the Warrantholder shall be addressed to the address of the Warrantholder set out on the face page of this Warrant Certificate.

The Corporation and the Warrantholder may change its address for service by notice in writing to the other of them specifying its new address for service under this Warrant Certificate.

16. **Lost Certificate:** If this Warrant Certificate or any replacement hereof becomes stolen, lost, mutilated or destroyed, the Corporation shall, on such terms as it may in its discretion impose, acting reasonably, issue and deliver a new certificate, in form identical hereto but with appropriate changes, representing any unexercised portion of the subscription rights represented hereby to replace the certificate so stolen, lost, mutilated or destroyed.

17. **Language:** The parties hereto acknowledge and confirm that they have requested that this Warrant Certificate as well as all notices and other documents contemplated hereby be drawn up in the English language. *Les parties aux présentes reconnaissent et confirment qu'elles ont exigé que la présente convention ainsi que tous les avis et documents qui s'y rattachent soient rédigés en langue anglaise.*

18. **Transfer:** The Warrants are transferable and the term "**Warrantholder**" shall mean and include any successor, transferee or assignee of the current or any future Warrantholder. The Warrants may be transferred by the Warrantholder completing and delivering to the Corporation the transfer form attached hereto as Schedule "B" and subject to compliance with all applicable laws including the applicable securities legislation.

19. **Successors and Assigns:** This Warrant Certificate shall enure to the benefit of the Warrantholder and the successors and assignees thereof and shall be binding upon the Corporation and the successors thereof.

20. **Canadian Dollars**: All references herein to monetary amounts are references to lawful money of Canada.

21. **Electronic Execution**: This Warrant Certificate may be executed electronically (i.e., in portable document format (".pdf"), DocuSign or similar) and may be delivered in original or electronic form, and when so executed and delivered will be deemed to be an original.

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IN WITNESS WHEREOF the Corporation has caused this Warrant Certificate to be signed by its duly authorized officer as of the _____ day of _______________, 2026.

LEEF BRANDS, INC.

By: ____
Authorized Officer

SCHEDULE "A"
SUBSCRIPTION FORM

TO: LEEF BRANDS, INC.

◯ The undersigned hereby subscribes for _______________ common shares ("**Common Shares**") of LEEF Brands, Inc. (the "**Corporation**") (or such other number of Common Shares or other securities to which such subscription entitles the undersigned in lieu thereof or in addition thereto pursuant to the provisions of the warrant certificate (the "**Warrant Certificate**") dated [•], 2026 issued by the Corporation) at the purchase price of $0.25 per Common Share (or at such other purchase price as may be in effect under the provisions of the Warrant Certificate) and on and subject to the other terms and conditions specified in the Warrant Certificate and hereunder and encloses herewith a certified cheque, bank draft or money order in lawful money of Canada payable to the Corporation or has transmitted same day funds by wire to such account as the Corporation directed the undersigned in payment of the subscription price.

◯ The undersigned hereby subscribes for _______________ common shares ("**Common Shares**") of LEEF Brands, Inc. (the "**Corporation**") (or such other number of Common Shares or other securities to which such subscription entitles the undersigned in lieu thereof or in addition thereto pursuant to the provisions of the warrant certificate (the "**Warrant Certificate**") dated [•], 2026 issued by the Corporation) pursuant to the terms of the net exercise provisions set forth in Section 2 of the Warrant Certificate.

The undersigned hereby represents and warrants to the Corporation that the undersigned (check one):

☐ 1. at the time of exercise of these warrants (i) is not in the United States; (ii) is not a U.S. Person as defined in Regulation S under the U.S. Securities Act of 1933, as amended (the "**U.S. Securities Act**"); (iii) is not exercising these warrants on behalf of, or for the account of, a U.S. Person or a person in the United States; (iv) did not acquire these warrants in the United States or on behalf of, or for the account or benefit of, a U.S. Person or a person in the United States; (v) did not execute or deliver this exercise form in the United States; (vi) is not requesting delivery in the United States of the Common Shares issuable upon such exercise; and (vii) represents and warrants that the exercise of these warrants and acquisition of the Common Shares occurred in an "offshore transaction" (as defined in Regulation S under the U.S. Securities Act); OR

☐ 2. is

(A) (i) present in the United States, (ii) a U.S. Person, (iii) a person exercising these warrants for the account or benefit of a U.S. Person or a person in the United States, or (iv) requesting delivery in the United States of the Common Shares issuable upon such exercise; and

(B) the undersigned has an exemption from the registration requirements of the U.S. Securities Act and all applicable state securities laws available for the exercise of these warrants, and has delivered to the Corporation a written opinion of U.S. counsel, in form and substance reasonably satisfactory to the Corporation, or such other evidence reasonably satisfactory to the Corporation to that effect; OR

☐ 3. is the original purchaser of these warrants and (a) purchased these warrants directly from the Corporation pursuant to the terms and conditions of a subscription agreement for the purchase

of units from the Corporation; (b) is exercising these warrants solely for its own account or for the account of the original beneficial owner, if any; (c) each of it and any beneficial owner was on the date these warrants were purchased from the Corporation, and is on the date of exercise of these warrants, an "accredited investor" within the meaning of Rule 501(a) under the U.S. Securities Act; and (d) all the representations, warranties and covenants agreed upon or made by the undersigned during the purchase of these warrants from the Corporation continue to be true and correct as if duly executed as of the date thereof; OR

☐ 4. is the original purchaser of these warrants and (a) purchased these warrants directly from the Corporation pursuant to the terms and conditions of a subscription agreement for the purchase of units from the Corporation; (b) is exercising these warrants solely for its own account or for the account of the original beneficial owner, if any, and for whose account such original purchaser exercises sole investment direction; (c) each of it and any beneficial owner was on the date these warrants were purchased from the Corporation, and is on the date of exercise of these warrants, a "qualified institutional buyer" (as that term is used in Rule 144A of the U.S. Securities Act) and is also an "accredited investor" that satisfies one or more of the criteria set forth in Rule 501(a) of Regulation D under the U.S. Securities Act; and (d) all the representations, warranties and covenants agreed upon or made by the undersigned, or any beneficial purchaser, as the case may be during the purchase of these warrants from the Corporation continue to be true and correct as if duly executed as of the date thereof.

"United States" and "U.S. Person" are as defined in Regulation S under the U.S. Securities Act.

The undersigned holder understands that unless Box 1 or 4 above is checked, the certificate representing the Common Shares issued upon exercise of the warrants represented by this Warrant Certificate will bear a legend restricting transfer without registration under the U.S. Securities Act and applicable state securities laws unless an exemption from registration is available (as described in the Warrant Certificate and the subscription documents). If Box 2 above is checked, holders are encouraged to consult with the Corporation in advance to determine that the legal opinion tendered in connection with the exercise will be satisfactory in form and substance to the Corporation.

If Box 2 or Box 3 is checked, any certificate representing the Common Shares issuable upon exercise of these warrants will bear an applicable United States restrictive legend

The undersigned hereby directs that the Common Shares subscribed for be registered and delivered as follows:

Name in Full	Address	Number of Common Shares

DATED this _____ day of _______________, 20_____.

____

By: ____

SCHEDULE "B"
FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ____

(include name and address of the transferee) Warrants exercisable for common shares of LEEF Brands, Inc. (the "**Corporation**") registered in the name of the undersigned on the register of the Corporation maintained therefor, and hereby irrevocably appoints ____
the attorney of the undersigned to transfer the said securities on the books maintained by the Corporation with full power of substitution.

In the case of a Warrant Certificate that contains a U.S. restrictive legend, the undersigned hereby represents, warrants and certifies that (one (only) of the following must be checked):

☐ (A) the transfer is being made to the Corporation; OR

☐ (B) the transfer is being made outside the United States in accordance with Regulation S under the United States Securities Act of 1933, as amended (the "**U.S. Securities Act**"), and in compliance with any applicable local securities laws and regulations and the Warrantholder has provided herewith a declaration for removal of U.S. Legend in such form as the Corporation or its transfer agent may prescribe from time to time; OR

☐ (C) the transfer is being made pursuant to the exemption from the registration requirements of the U.S. Securities Act provided by (i) Rule 144 or (ii) Rule 144A thereunder, and in either case in accordance with applicable state securities laws; OR

☐ (D) the transfer is being made within the United States or to, or for the account or benefit of, U.S. Persons, in accordance with a transaction that does not require registration under the U.S. Securities Act or any applicable state securities law.

In the case of a transfer in accordance with (C)(i) or (D) above, the Corporation and its transfer agent shall first have received an opinion of counsel of recognized standing in form and substance reasonably satisfactory to the Corporation, to such effect. "United States" and "U.S. Person" are used herein as such terms are defined by Regulation S under the U.S. Securities Act.

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DATED this _____ day of ______________, 20_____.

Signature of Transferor guaranteed by:

___________________________________ ___________________________________

Name of Bank or Trust Company: Signature of Transferor

____

____

____

Address of Transferor

Instructions:

1. The name of the transferor must correspond with the name written upon the face of this Warrant Certificate in every particular without any changes whatsoever.

2. The signature of the Transferor on the Transfer Form must be guaranteed by an authorized officer of a chartered bank, trust company or an investment dealer who is a member of a recognized stock exchange, and the Warrantholder must pay any applicable transfer taxes or fees.

3. If the Transfer Form is signed by a trustee, executor, administrator, curator, guardian, attorney, officer of a corporation or any person acting in a judiciary or representative capacity, the Warrant Certificate must be accompanied by evidence of authority to sign satisfactory to the Corporation.

EXHIBIT I

Form of Indemnification Agreement (Incentive Stockholders)

(attached hereto)

INDEMNITY AGREEMENT

This **INDEMNITY AGREEMENT** (this "**Agreement**") is entered into as of April [●], 2026, by and among Leef Brands, Inc., a British Columbia corporation ("**Parent**"), the undersigned holders of Incentive Shares ("**Holder**"), and Robert J. Mendola, Jr., solely in his capacity as the representative of the Holders (the "**Holder Representative**"). Except as otherwise provided in Section 3 (which shall control in the event of a conflict), capitalized terms used in this Agreement and not otherwise defined have the meanings ascribed to such terms in the Merger Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Agreement and Plan of Merger (as the same may be amended from time to time, the "**Merger Agreement**"), dated as of April 14, 2026, by and among Parent, the Company, LEEF Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("**Merger Sub**"), and Robert J. Mendola, Jr., as representative of the Stockholders, Merger Sub shall merge with and into the Company, with the Company to be the surviving company of the Merger (the "**Merger**");

WHEREAS, as a result of the consummation of the Merger, the Company will be acquired by the Parent and the undersigned Holder will receive Incentive Shares pursuant to Section 6.3 of the Merger Agreement;

WHEREAS, it is a condition to the obligation of Parent and Merger Sub to effect the Merger that Parent shall have received a fully executed copy of this Agreement from each of the undersigned Holders that that are receiving Incentive Shares; and

WHEREAS, in order to induce Parent and Merger Sub to complete the transactions contemplated by the Merger Agreement, Holder is willing to enter into this Agreement, and it is a material benefit to the undersigned Holders that the Merger be consummated and the Incentive Shares issued.

NOW, THEREFORE, intending to be legally bound, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1. Representations and Warranties of Holder. Holder hereby represents and warrants to Parent as follows:

(a) If Holder is an entity, it has all requisite power and authority or, if Holder is an individual, he/she has the legal capacity, to enter into this Agreement, and to perform its, his or her covenants and obligations hereunder. If Holder is an entity, the execution and delivery of this Agreement and the performance by Holder of its covenants and obligations under the this Agreement have been duly authorized by all necessary action on the part of Holder and no further action is required on the part of Holder to authorize the this Agreements or the performance by Holder of its covenants and obligations hereunder. This Agreement has been, or will be upon execution by Holder, duly executed and delivered by Holder, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Holder, enforceable against Holder in accordance with its respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(b) The execution and delivery by Holder of this Agreement, and the performance by Holder of its, his or her covenants and obligations hereunder and, if applicable, thereunder will not conflict with

(i) any provision of the charter documents of Holder if Holder is an entity, (ii) any Contract to which Holder or any of its, his or her properties or assets is subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Holder or its, his or her properties or assets. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of Holder in order to enable Holder to execute and deliver this Agreement, and perform its, his or her covenants and obligations hereunder.

(c) Holder (i) has received a copy of the Merger Agreement, (ii) has had the opportunity to carefully read the Merger Agreement, (iii) has discussed the foregoing with Holder's professional advisors to the extent Holder has deemed necessary and (iv) understands his, her or its obligations hereunder.

2. Agreements to Indemnify.

(a) Incentive Stockholder Agreement to Indemnify. Subject to the other terms and conditions of Article 10 of the Merger Agreement, each Holder shall severally (based on each such Holder's Pro Rata Share), and not jointly, indemnify and hold harmless each of the Parent Indemnified Parties from and against, and shall compensate and reimburse each of them for, any and all Damages incurred by a Parent Indemnified Party, directly or indirectly, and whether arising out of a Third Party Claim or a direct claim (so long as a Parent Indemnified Party has made a claim for indemnification in accordance with Section 2(c), and, prior to the expiration of the applicable survival period under Section 10 of the Merger Agreement arising out of or resulting from:

(i) any inaccuracy in or breach of any representation or warranty made by the Company in Article 3 of the Merger Agreement (as qualified by the Company Disclosure Letter) as of the Agreement Date or as of the Closing Date as though such representation or warranty were made as of the Closing Date rather than the Agreement Date, except in the case of any individual representation and warranty which by its terms speaks only as of a specific date or dates, in which case as though made as of such specific date or dates, and any inaccuracy in or breach of any certification made by the Company pursuant to Section 8.2(a) of the Merger Agreement as of the date such certificate shall be delivered to Parent;

(ii) any breach of, or failure to perform or comply with, any of the covenants of or agreements made by the Company in the Merger Agreement and any inaccuracy in or breach of any certification made by the Company pursuant to Section 8.2(b) of the Merger Agreement as of the date such certificate shall be delivered to Parent;

(iii) any claim asserted by: any current, former or alleged securityholder (including any current, former or alleged holder of options or other securities or rights to securities) of any of the Company Group (whether against the Company, Subsidiary, Parent, any Affiliate of the Company or Parent, or any officer, director, employee, agent or representative of any of the foregoing) (A) relating to the Merger Agreement, any other agreement entered into in connection with the Merger Agreement, the Merger or any of the other transactions contemplated thereby, (B) alleging any ownership of or interest in any equity interests or other securities of any of the Company Group that is not specifically disclosed in the Spreadsheet, (C) that is in any way inconsistent with, or that involves an allegation of facts inconsistent with, any of the information set forth in Schedule 3.4 of the Company Disclosure Letter or in the Spreadsheet, (D) relating to any rights of a securityholder of the Company, including any rights to securities, antidilution protection, preemptive rights, rights of first offer or first refusal, or rights to notice or to vote and any claim that any formulas, definitions or provisions related to the payment of the Merger Consideration or application thereof are incorrect, (E) relating to any rights under the Company Charter Documents, (F) that such Person's securities were wrongfully issued or repurchased by the Company or (G) relating to any actual or alleged breach of fiduciary duties or (ii) any Company Indemnification Obligation Payments;

(iv) any inaccuracies or errors in or omissions from the Spreadsheet or the Closing Financial Certificate, or any inaccuracy in or breach of any certification to be made by the Company pursuant to Section 8.2(h), Section 8.2(i), or Section 8.2(k) of the Merger Agreement, as of the date of such certification;

(v) any payments made with respect to Dissenting Shares in excess of the portion of the Merger Consideration payable with respect to such Dissenting Shares pursuant to the Merger Agreement, and any costs and expenses incurred in connection with defending against and resolving any claim with respect to the Dissenting Shares;

(vi) any Action pending against any of the Company Group (or against any officer, director, manager, employee or agent of any of the Company Group in their capacity as such) as of the Effective Time;

(vii) any Pre-Closing Taxes, to the extent not accrued for in Working Capital;

(viii) any Fraud; and

(ix) any Third Party Claim alleging the occurrence of facts or circumstances or raising claims that, if assumed to be true, would otherwise entitle a Parent Indemnified Party to indemnification, compensation or reimbursement under any of clauses (ii) through (viii) of this Section 2(a), including the costs and expenses incurred or paid by any Parent Indemnified Party in connection with the defense (including reasonable attorneys' fees, other professionals' and experts' fees, costs of investigation and court or arbitration costs) and settlement or other resolution, regardless of the resolution of such Third Party Claim, but subject to Section 2(e); and

(b) Limitations.

(i) In the case of any General Representation Claim, each Holder shall be severally and not jointly liable for such Holder's Pro Rata Share of any Holder Indemnity Amount resulting therefrom, provided that the aggregate liability of the Holders for all General Representation Claims shall be capped at the General Representation Cap.

(ii) In the case of any Claim under (i) Section 2(a)(i) with respect to any Fundamental Representation or any certifications made with respect thereto pursuant to Section 8.2(a) of the Merger Agreement (ii) any of clauses (ii) through (ix) of Section 2(a) ((i) and (ii), collectively, ("**Special Matters**"), each Holder shall be severally and not jointly liable for such Holder's Pro Rata Share of any Holder Indemnity Amount resulting therefrom, provided that the aggregate liability for the Holders for all Claims for Special Matters shall be capped at the total Incentive Shares paid or payable to the Holders.

(iii) Subject to Section 2(b)(iv), in no event shall any Holders have liability under this Agreement in excess of the Incentive Shares payable (inclusive of the portion of the Incentive Holdback Shares withheld from such Holder) to such Holder pursuant to the terms of this Agreement.

(iv) Notwithstanding anything herein to the contrary, there shall be no maximum liability for any Holder who committed Fraud.

(v) No Parent Indemnified Party may recover any Damages in respect of General Representation Claims unless and until Damages in the aggregate under all Claims that have been incurred, paid or properly accrued exceed the Basket, in which case the Parent Indemnified Parties may recover all Damages from the first dollar (inclusive of the Basket). In determining whether a breach of a representation or

warranty has occurred, and in determining the amount of any Damages in respect of the inaccuracy in or breach of any representation or warranty as of any particular date, any materiality, Material Adverse Effect or similar qualification limiting the scope of such representation or warranty shall be disregarded.

(vi) Notwithstanding anything herein to the contrary, for purposes of calculating or determining the amount of Damages incurred under the Merger Agreement there shall be deducted from any Damages an amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements (after giving effect to any deductible or retention or increase in premium associated therewith to the extent paid or payable and net of any costs, Taxes and expenses of recovery or collection thereof) actually received by any Parent Indemnified Party, as applicable, in connection with such Damages; *provided*, *however*, that none of the Parent Indemnified Parties shall have any obligation to (i) seek recovery against any insurance policies or (ii) obtain insurance coverage or other third party protection with respect to any particular matter.

(vii) No Parent Indemnified Party shall be entitled to double recovery for any indemnifiable Damages even though such Damages may be recoverable under more than one provision of Section 2(a).

(viii) Each Parent Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Damages upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

(ix) Notwithstanding anything to the contrary contained in this Agreement, under no circumstances will any Parent Indemnified Party be entitled to recover exemplary or punitive damages under this this Agreement (except to the extent such punitive damages are awarded to a third party or in the case of Fraud).

(x) The rights to indemnification, compensation or reimbursement pursuant to the Merger Agreement or set forth in this Agreement shall not be affected by any investigation conducted by Parent, or any knowledge acquired (or capable of being acquired) at any time (whether before or after the Agreement Date or the Closing Date), with respect to the accuracy or inaccuracy of, or compliance with, any representation, warranty, covenant, agreement or obligation or the existence of facts and circumstances that provide the basis for a Claim thereunder.

(c) Notice of Claim. As used herein, an "**Indemnified Party**" shall refer to a Parent Indemnified Party; the party or parties hereto against whom an Indemnified Party is entitled to assert a claim for indemnification hereunder shall be referred to herein as the "**Indemnifying Party**". If any Indemnified Party wishes to assert a Claim, it shall deliver a notice of claim (any such notice, together with any notice of a Third Party Claim, a "**Notice of Claim**") to the Holders Representative. The Notice of Claim shall set forth: (a) that an Indemnified Party has directly or indirectly incurred, paid or properly accrued or reasonably believes it may have to directly or indirectly incur, pay or accrue, Damages; (b) the actual or estimated amount of such Damages to the extent known or reasonably estimable (which, in the case of Damages not yet incurred, paid or accrued, may be the maximum amount reasonably anticipated by Parent to be incurred, paid or accrued or may be the amount of Damages claimed by a third party in a Third Party Claim (which amount may be modified by the Indemnified Party in good faith from time to time); and (c) a description, in reasonable detail (to the extent reasonably available to such Indemnified Party), of the facts, circumstances or events giving rise to the alleged Damages based on such Indemnified Party's belief thereof and the basis for indemnification. All Claims properly set forth in a Notice of Claim shall remain outstanding until such Claims for Damages have been finally resolved or satisfied. The failure to give such Notice of Claim shall not affect any Indemnified Party's ability to seek indemnification hereunder unless, and only to the extent that, such failure has materially prejudiced the Indemnifying Party's ability to defend successfully a Claim.

(d) Resolution of Notice of Claim.

(i) Each Notice of Claim shall be resolved as follows:

(1) Uncontested Claims. If, within 30 days after a Notice of Claim is received by the Holders Representative, the Holders Representative does not contest such Notice of Claim in writing to the Indemnified Party as provided in Section 2(d)(i)(2), the Indemnifying Party shall be conclusively deemed to have consented to the recovery by each applicable Indemnified Party of the full amount of Damages (subject to the limitations contained in Section 2(b)) arising out of or resulting from the matters specified in the Notice of Claim, including the forfeiture of all or a portion of the Incentive Holdback Shares (including, for the avoidance of doubt, by permanently withholding the issuance of the Incentive Holdback Shares), and, without further notice, to have stipulated to the entry of a final judgment for damages against the Indemnifying Parties for such amount in any court having jurisdiction over the matter where venue is proper.

(2) Contested Claims. If the Holders Representative gives the Indemnified Party written notice contesting all or any portion of a Notice of Claim (a "**Contested Claim**") within the 30-day period specified in Section 2(d)(i)(1), then such Contested Claim shall be resolved by either (A) a written settlement agreement executed by the Indemnified Party and the Holder Representative or (B) in the absence of such a written settlement agreement within 30 days following receipt by Indemnified Party of the written notice from the Holder Representative (or such longer period as agreed by the Parties), by litigation in accordance with the terms and provisions of Section 2(d)(ii).

(ii) Litigation of Contested Claims. Either Parent or the Holder Representative may bring suit in accordance with Section 61(g) to resolve a Contested Claim. The decision of the trial court as to the validity and amount of any claim in such Notice of Claim shall be nonappealable, binding and conclusive upon the parties to this Agreement, the applicable Indemnified Party and the Indemnifying Parties, as applicable, all of whom shall be obligated to act in accordance with such decision. Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction.

(iii) Payment of Claims. If any amount is determined, agreed or deemed agreed to be owed to any Indemnified Party in accordance with this Section 2, then, (1) first, Parent shall permanently withhold the Forfeited Incentive Shares from the Incentive Holdback Shares (or, if the number of Forfeited Incentive Shares exceeds the number of remaining Incentive Holdback Shares then all remaining Incentive Holdback Shares), and (2) second, if the remaining Incentive Holdback Shares are, as reasonably determined by Parent, insufficient to cover the full amount that is determined, agreed or deemed agreed to be owed to such Indemnified Party, then, subject to the limitations contained in Section 2(b), the Holders shall pay, within ten (10) Business Days following the date such amount is determined, agreed or deemed agreed to be owed, such Holders's Pro Rata Share of the amount owed, to such Indemnified Party (the "**Owed Amount**") by either (i) transferring to Parent a number of Incentive Shares equal to the Holder's portion of the Owed Amount (the "**Clawback Shares**"); or (ii) paying such portion of the Owed Amount in cash. Each Holder shall, at such Holder's sole discretion, either transfer to Parent the Clawback Shares or pay its portion of the Owed Amount in cash. The Holder Representative shall provide notice to each Holder of any such payment obligation within three (3) Business Days of such determination, agreement or deemed agreement.

(e) Defense of Third Party Claims. In the event that an Indemnified Party becomes aware of a claim by a third party (a "**Third Party Claim**") that such Indemnified Party in good faith believes may result in a Claim by or on behalf of such Indemnified Party, such Indemnified Party shall have the right in its sole discretion to conduct the defense of and to settle or resolve such Third Party Claim. The Indemnified Party shall notify the Holder Representative of any such Third Party Claim, and the Holder Representative shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim.

The Holder Representative shall have the right to receive copies of all pleadings, notices and communications with respect to the Third Party Claim to the extent that receipt of such documents does not affect any privilege relating to the Indemnified Party and subject to execution by the Holder Representative of a standard non-disclosure agreement to the extent that such materials contain confidential or proprietary information. In the event of settlement or other resolution by the Indemnified Party of any Third Party Claim, the amount paid in such settlement or resolution (the "**Settlement Amount**") shall not be determinative and binding upon the Indemnifying Party as to the amount of Damages recoverable pursuant to this Agreement with respect thereto unless the Holder Representative has consented (or been deemed to have consented), which consent may not be unreasonably withheld, conditioned or delayed, to any such settlement or resolution (in which case the Settlement Amount for such settlement or resolution shall, subject to the limitations set forth in this Agreement, be Damages for which the Indemnified Party is entitled to be indemnified, compensated and reimbursed hereunder), it being understood and agreed that any costs and expenses incurred or paid by any Indemnified Party in connection with the defense (including reasonable attorneys' fees, other professionals' and experts' fees, costs of investigation and court or arbitration costs) with respect to such settlement or resolution are Damages recoverable pursuant to this Agreement regardless of whether the Holder Representative consents (or is deemed to have consented) to the Settlement Amount. The Holder Representative's consent to any such settlement or resolution shall be deemed to have been given unless the Holder Representative shall have objected in a writing delivered to the Indemnified Party within ten (10) Business Days after a written request for such consent is delivered to the Holder Representative by the Indemnified Party. Notwithstanding anything to the contrary set forth herein, with regard to any Tax matters, the Parent Indemnified Parties shall obtain the prior written consent of the Holder Representative (such consent not to be unreasonably withheld, conditioned or delayed) before ceasing to defend or entering into any settlement of a claim regarding such Tax matters.

(f) Holdback Arrangements.

(i) The Incentive Holdback Shares shall be available to indemnify, compensate and reimburse the Parent Indemnified Parties for any Holder Indemnity Amount for which they are entitled to recover in accordance with the terms of this Agreement, which will occur through permanently withholding the applicable portion of the Incentive Holdback Shares (including, for the avoidance of doubt, by permanently withholding the issuance of Parent Common Shares that would otherwise become Incentive Holdback Shares) in accordance with the terms of this Agreement. In all cases, Holder Indemnity Amount shall be allocated to the Incentive Holdback Shares, and such Incentive Holdback Shares shall be withheld proportionately, in accordance with each Holder's Pro Rata Share.

(ii) As soon as reasonably practicable (but in any event within five (5) Business Days) following the Expiration Date, Parent shall, deliver to the Holders the portion of the Incentive Holdback Shares, if any, that has not previously been forfeited pursuant to Section 2(d)(iii). If any Claim is unresolved, unsatisfied or disputed as of the Expiration Date, then Parent shall retain possession and custody of the portion of the Incentive Holdback Shares with a value that equals the total maximum amount of the Holder Indemnity Amount that may reasonably be necessary to satisfy all such unresolved, unsatisfied or disputed Claims, and as each such Claim is resolved, Parent shall deliver to the Holders the remaining Incentive Holdback Shares that are not required to satisfy such Claim and any remaining Claims.

(iii) Each delivery of any portion of the Incentive Holdback Shares to Holders pursuant to Section 2(f) shall be made by Parent in proportion to the Holders' respective Pro Rata Share of the Incentive Holdback Shares being delivered, with the Incentive Holdback Shares so delivered to a particular Holder to be based on the same Pro Rata Share as the Incentive Holdback Shares were held back and retained

by Parent from the Holders. Any Incentive Holdback Shares to be so delivered to a particular Holder shall be rounded down to the nearest whole number of shares.

(iv) For purposes of this Agreement, each Incentive Holdback Share shall be deemed to have a value equal to the Closing Price (as adjusted to appropriately reflect any stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change with respect to Parent Common Shares occurring after the Effective Time). The parties further agree that, until such time as the Incentive Holdback Shares shall be released to the Holders or permanently withheld, the Incentive Holdback Shares will be held in escrow by Parent and treated as having been issued to the respective Holders and outstanding, and the respective Holders (i) will be shown as the registered owners thereof on the books and records of Parent and (ii) shall have all rights to vote such Incentive Holdback Shares and receive on a current basis any cash dividends or other distributions made with respect to the Incentive Holdback Shares, other than dividends or distributions of shares of Parent capital stock (which shall be issued to Parent for the benefit of the respective Holders and included as part of the Incentive Holdback Shares).

(v) As security for Holder's faithful performance of this Agreement, each Holder has executed the Stock Power in the form attached hereto as Exhibit A, in blank, to the Secretary of Parent, or the Secretary's designee, to hold such Stock Power in escrow and to take all such actions and to effectuate all such transfers, forfeitures and/or releases in respect of the Incentive Holdback Shares withheld from Holder pursuant to the terms of this Agreement as are in accordance with the terms of this Agreement. Each Holder hereby acknowledges that the Secretary of Parent, or the Secretary's designee, is so appointed as the escrow holder with the foregoing authorities as a material inducement to consummate the Merger and that said appointment is coupled with an interest and is accordingly irrevocable. Each Holder agrees that said escrow holder shall not be liable to any party hereof (or to any other party) except for such escrow holder's gross negligence or willful misconduct. The escrow holder may rely upon any letter, notice or other document executed by any signature purported to be genuine and may resign at any time. Each Holder agrees that if the Secretary of Parent, or the Secretary's designee, resigns as escrow holder for any or no reason, then Parent shall have the power to appoint a successor to serve as escrow holder pursuant to the terms of this Agreement. If at any time any further action is necessary or desirable to carry out the purposes of this Agreement or the Merger Agreement, then each Holder hereby agrees to execute and deliver any documents or other instruments and to take such action as is reasonably necessary to effect such actions in accordance with the provisions of this Agreement or the Merger Agreement. Holder will be shown as the registered owner of the Holder's Incentive Holdback Shares on the books and records of Parent and shall have all rights with respect to the Incentive Holdback Shares during the period of time in which such shares have not been forfeited (including the right to vote such shares and the right to receive on a current basis any cash dividends or other distributions made with respect to the Incentive Holdback Shares.

(g) No Right of Contribution. Except with respect to rights to any exculpation, expense advancement, indemnification or other protections owing to a Holder in such Holder's capacity as a director or officer of the Company under the Company's governing documents or applicable law or any indemnification agreement between the Company and such Holder, each Indemnifying Party waives, and acknowledges and agrees that such Indemnifying Party shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, indemnity, subrogation, reimbursement, or advancement of expenses, against Parent, the Surviving Company, or any of their respective Affiliates, successors or assigns, in connection with any indemnification obligation of such Indemnifying Party in his, her or its capacity as an Indemnifying Party under this Agreement.

(h) Exclusive Remedy. Following the Closing, except for (a) claims for Fraud against any Indemnifying Party who committed, participated in or had actual knowledge of such fraud, intentional misrepresentation or willful breach, (b) claims for equitable relief and (c) claims pursuant to any other

agreement (other than this Agreement) entered into in connection with the Merger Agreement, this Agreement and the transactions contemplated hereby, the rights to indemnification, compensation or reimbursement under this Agreement shall be the sole and exclusive remedy of the Parent Indemnified Parties against the Indemnifying Parties with respect to the subject matter of this Agreement.

(i) Set Off Right. Subject to the limitations set forth in this Agreement, after first seeking recovery from the Incentive Holdback Shares, Parent and Company shall be entitled to set off any amounts to which Parent or Company is entitled pursuant to this Agreement, against any amounts owed by Parent or Company to any Holder. Parent and Company shall have the right, exercisable by delivery of written notice to the Holder Representative, to set-off against amounts owed by Parent to any Holder an amount equal to the aggregate amount of all Holder Indemnity Amounts relating to unpaid claims for indemnification made by Parent; *provided*, *however*, that if the amount of any Damages relating to claims for indemnification made by Parent or Company that is setoff against amounts owed by Parent or Company exceeds the amount by which the amounts owed by Parent or Company were reduced for such claim, then Parent or Company shall continue to be entitled to indemnification for the amount of such excess pursuant to the terms and conditions of this Agreement.

3. Certain Definitions. As used in this Agreement, the following terms have the following meanings:

(a) "**General Representation Cap**" means an amount equal to 20% of the Incentive Shares.

(b) "**Holder Indemnity Amount**" means, with respect to any Claim for indemnification by a Parent Indemnified Party pursuant to this Agreement, the amount of Damages determined, agreed or deemed agreed to be owed in accordance with this Agreement by the Holders multiplied by 0.08.

(c) "**Incentive Holdback Shares**" means 20% of the Incentive Shares.

(d) "**Pro Rata Share**" means, with respect to any Holder, the fraction having (i) a numerator equal to the total number of Incentive Shares held by such Holder on a fully diluted basis (assuming exercise of all Parent Incentive Warrants held by such Holder) and (ii) a denominator equal to the total number of Incentive Shares held by all Holders on a fully diluted basis (assuming exercise of all Parent Incentive Warrants held by all Holders).

4. Appointment of Holder Representative.

(a) By executing this Agreement, each Holder shall be deemed to have approved the designation of and hereby designates the Holder Representative as the representative of the Holders and as the attorney-in-fact and exclusive agent for and on behalf of each Holder with respect to Claims under this Agreement and the taking by the Holder Representative of any and all actions and the making of any decisions required or permitted to be taken by the Holder Representative under this Agreement, including the exercise of the power to: (i) give and receive notices and communications (on behalf of itself or any other Holder) relating to this Agreement or any of the transactions and other matters contemplated hereby, (ii) authorize Parent and any other applicable Indemnified Party to be indemnified, reimbursed or compensated for Damages through the forfeiture by the Holders of all or any portion of the Incentive Holdback Shares (including, for the avoidance of doubt, by permanently withholding the issuance of Parent Common Shares that would otherwise become Incentive Holdback Shares) in satisfaction of Claims by Parent or any other Indemnified Party pursuant to this Agreement (including by not objecting to such Claims), (iii) agree to, object to, negotiate, resolve, enter into settlements and compromises of, demand litigation of, and comply with orders of courts with respect to Claims by Parent or any other Indemnified Party pursuant to this Agreement and (iv) take all actions necessary or appropriate in the judgment of the Holder Representative for the accomplishment of the foregoing.

Notwithstanding the foregoing, the Holder Representative shall have no obligation to act on behalf of the Holders, except as expressly provided herein. The Holder Representative shall have authority and power to act on behalf of each Holder with respect to the disposition, settlement or other handling of all Claims under this Agreement and all rights or obligations arising under this Agreement. The Holders and their respective successors, heirs, estates and assigns shall be bound by all actions taken and documents executed by the Holder Representative in connection with the Holder Representative's duties under this Agreement, and Parent and the other Indemnified Parties shall be entitled to rely on any action or decision of the Holder Representative. The Holders recognize and intend that the power of attorney granted in this Section 4(a) and the powers, immunities and rights to indemnification granted hereunder: (1) are coupled with an interest and are irrevocable; (2) may be delegated by the Holder Representative; and (3) shall survive the death, incapacity, dissolution, liquidation, bankruptcy or winding up of each of the Holders and shall be binding on any successor thereto. Each Holder (x) agrees that all actions taken by the Holder Representative under this Agreement shall be binding upon such Holder and such Holder's successors as if expressly confirmed and ratified in writing by such Holder and (y) waives any and all defenses which may be available to contest, negate or disaffirm the action of the Holder Representative taken in good faith under this Agreement. The Holder Representative shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied. The Holder Representative may engage attorneys, accountants and other professionals and experts. The Holder Representative may in good faith (1) rely conclusively upon (x) any signature believed by it to be genuine, and (y) information, reports, statements and opinions prepared or presented by such professionals engaged by the Holder Representative, and any action taken by the Holder Representative based on such reliance shall be deemed conclusively to have been taken in good faith; and (2) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Holder or other party. Parent may conclusively rely, without independent verification or investigation, upon any action of the Holder Representative as being the binding decision or action of the Holders, and Parent shall not be liable to any Holder or any other Person for any actions taken or omitted from being taken by them or by Parent in accordance with or reliance upon any decision or action of the Holder Representative. The Person serving as the Holder Representative may resign at any time and may be replaced from time to time by the holders of a majority in interest of the Incentive Shares issuable to the Holders. No bond shall be required of the Holder Representative. The immunities and rights to indemnification shall survive the resignation or removal of the Holder Representative and/or any termination of this Agreement. Notices or communications to or from the Holder Representative shall constitute notice to or from each of the Holders.

(b) In performing the functions specified in this Agreement, neither the Holder Representative nor its members, managers, directors, officers, contractors, agents and employees (collectively, the "**Representative Group**") shall be liable to any Holder in the absence of fraud, gross negligence, intentional misconduct, bad faith or willful breach on the part of the Holder Representative. Each Holder shall severally (based on each such Holders' respective Pro Rata Share and in an amount not to exceed such Holder's Incentive Shars proceeds pursuant to this Agreement), and not jointly, indemnify, defend and hold harmless the Representative Group from and against any loss, liability, claim, damage, fee, cost or expense (including costs of skilled professionals and incurred in connection with seeking recovery from insurers), judgment, fine or amount paid in settlement incurred without fraud, gross negligence, intentional misconduct, bad faith or willful breach on the part of the Holder Representative and arising out of or in connection with the acceptance or administration of its duties hereunder, including any reasonable out-of-pocket costs and expenses and legal fees and other reasonable legal costs reasonably incurred by the Holder Representative (together, the "**Representative Expenses**"). The Holders acknowledge that the Holder Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement or the transactions contemplated hereby. Furthermore, the Holder Representative shall not be required to take any action unless the Holder Representative has been provided with funds, security or indemnities which, in his, her or its determination, are sufficient to protect the Holder Representative against the costs, expenses and liabilities which may be incurred by the Holder Representative in performing such actions.

(c) The Representative represents and warrants to Parent and Merger Sub as of the date hereof as follows: (i) the Holder Representative has all requisite power and authority to execute and deliver this Agreement and any other applicable Contract, instrument or document contemplated hereby and to perform its obligations hereunder and thereunder, (ii) this Agreement and any other applicable Contract, instrument or document contemplated hereby has been duly executed and delivered by the Holder Representative and constitutes a valid and binding obligation of the Holder Representative, enforceable in accordance with its terms and (iii) neither the execution, delivery or performance of this Agreement or any other applicable Contract, instrument or document contemplated hereby by the Holder Representative nor the consummation of the Merger will conflict with, or result in a termination, breach, impairment or violation of, the organizational or other governing documents of the Holder Representative, or any applicable Law or Contract to which the Holder Representative or its assets or properties is bound.

5. Confidentiality. Holder agrees to at all times keep confidential and not divulge, furnish or make accessible any information regarding or relating to the Merger Agreement, this Agreement and, if applicable, the other Holder Agreements or the Merger or any of the other transactions contemplated hereby or thereby, or any claim or dispute arising therefrom or relating thereto, to anyone (other than: (a) to directors, officers, managers, attorneys, accountants, or financial advisors of Holder, in each case who have a need to know such information in order to fulfill their obligations to the Holder, are made aware of the confidential nature of the information, are directed by Holder to keep such information confidential and are either bound by confidentiality restrictions with respect to the information shared that are at least as restrictive as this Section 5 or are bound by legally enforceable codes of professional responsibility that require maintenance of confidentiality of such information or (b) in the case of a Holder that is a venture capital or private equity fund, to the limited and prospective partners, stockholders, or members of such Holder to the extent such disclosure is made in the ordinary course of such Holder's business and only to the extent necessary to satisfy such Holder's reporting requirements under applicable agreements with such parties in effect on the date of this Agreement or in connection with customary fundraising activities; provided that any such Persons to whom such information is disclosed are made aware of the confidential nature of the information, are directed by Holder to keep such information confidential and are bound by confidentiality restrictions with respect to the information shared that are at least as restrictive as this Section 5; provided further that Holder shall be liable to Parent for any Damages resulting from any failure to maintain such confidentiality by any Person to whom disclosures were made by Holder pursuant to the foregoing clauses (a) or (b) except, in each case, to the extent that (A) such information has otherwise been made public (other than as a result of disclosure by Holder in violation of the terms of this Joinder Agreement, any Person to whom any Holder disclosed such information who violated the terms of any confidentiality obligation to such Holder or by the Company or the Representative in violation of the confidentiality provisions in the Merger Agreement); (B) such Holder is required by applicable Law or any applicable Action to divulge or disclose such information, in which case Holder shall use its reasonable efforts to cooperate with Parent, at Parent's sole cost and expense, to limit such disclosure to the greatest extent permitted under applicable Law; or (C) Holder is required by an applicable process, subpoena or order, provided that Holder gives Parent notice that is reasonable in the circumstances and cooperates with Parent, at Parent's sole cost and expense, to obtain a protective order to take such other legal steps to protect its interest in such information).

6. Miscellaneous.

(a) Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by electronic mail, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective and be deemed delivered and received (i) upon receipt if hand delivered, (ii) on the date of transmission if transmitted by electronic mail by 5:00 p.m. (Pacific time) on a Business Day, otherwise on the next Business Day after transmission, (iii) three Business Days after

mailing if sent by mail, and (iv) one Business Day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 6(a):

If to Parent or Merger Sub:

Leef Brands, Inc.
175 N. Lenore Avenue
Willits, CA 95490
Attn: Micah Anderson
E-Mail: micah@leefca.com

with a copy (which shall not constitute notice) to:

FBFK Law LLP
5 Park Plaza, Suite 1400
Irvine, CA 92614
Attn: Jason Wisniewski, Esq.
E-Mail: jwisniewski@fbfk.law

if to Holder Representative to:

Robert J. Mendola, Jr.
353 Kearny Street, 3rd Floor
San Francisco, CA 94108
E-Mail: Jamie.mendola@gmail.com

with a copy (which shall not constitute notice) to:

Chain Law, P.C.
Attn: Matt Chain, Esq.
E-mail: matt@chainlawpc.com

(b) Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." Unless the context of this Agreement otherwise requires (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number respectively, (iii) the terms "hereof," "herein," "hereunder," and derivative or similar words refer to this entire Agreement and (iv) references to any statute shall refer to the statute, as amended, and include the rules and regulations promulgated thereunder. The use of "or" is not intended to be exclusive unless expressly indicated otherwise. All references in this Agreement to the subsidiaries of a legal entity shall be deemed to include all direct and indirect subsidiaries of such entity.

(c) Counterparts. This Agreement may be executed in any number of counterparts (including via. pdf or other electronic means), each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

(d) Entire Agreement. This Agreement, the Merger Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (other than the Parent Indemnified Parties and Releasees who are not party to this Agreement and which such Persons are intended third party beneficiaries of this Agreement and shall be entitled to enforce this Agreement against Holder in accordance with its terms).

(e) Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

(f) Remedies Cumulative. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any State having jurisdiction, subject to Section 6(g) below, this being in addition to any other remedy to which they are entitled at law or in equity.

(g) Governing Law. This Agreement shall be governed and construed in accordance with the internal Laws of the State of California, irrespective of its conflicts of law principles. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of California and the federal courts of the United States of America located in the State of California in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the courts of the State of California or the federal courts of the United States of America located in the State of California; provided that a judgment rendered by such court may be enforced in any court having competent jurisdiction. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6(a) or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in the State of California.

(h) Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement or determined after reviewing this Agreement carefully that it would not seek such guidance or counsel and, therefore, hereby waive, with respect to this Agreement and each Exhibit attached hereto, the application of any law, regulation, holding or rule of

construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

[*Signature page follows.*]

IN WITNESS WHEREOF, the parties hereto have caused this Indemnity Agreement to be duly executed as of the date first written above.

LEEF BRANDS, INC.

By: ____________________________________

Name: Micah Anderson

Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Indemnity Agreement to be duly executed as of the date first written above.

HOLDER REPRESENTATIVE

____

Robert J. Mendola, Jr.

IN WITNESS WHEREOF, the parties hereto have caused this Indemnity Agreement to be duly executed as of the date first written above.

HOLDERS

ELITE CAPITAL VENTURES, LLC

By: ______________________________________
Name:
Title:

____
Noah Farb

____
Benjamin Burack

EXHIBIT A

STOCK POWER

FOR VALUE RECEIVED and pursuant to that certain Indemnity Agreement between the undersigned ("**Stockholder**") and Leef Brands, Inc., a British Columbia corporation (the "**Company**"), dated April _____, 2026 (the "**Agreement**") and the Merger Agreement (as defined in the Agreement), the undersigned Holder hereby sells, assigns and transfers unto the Company_____________________________ (________) shares of capital stock of Parent (as defined in the Agreement) standing in Holder's name on Parent's books in DRS entry and does hereby irrevocably constitute and appoint the Secretary of the Company to transfer said stock on the books of Parent with full power of substitution in the premises.

THIS STOCK POWER MAY ONLY BE USED IN CONNECTION WITH THE FORFEITURE OF INCENTIVE HOLDBACK SHARES (AS DEFINED IN THE AGREEMENT) AS AUTHORIZED BY THE AGREEMENT. IN THE EVENT MORE THAN ONE FORFEITURE OF INCENTIVE HOLDBACK SHARES TO THE COMPANY IS TO OCCUR PURSUANT TO THE TERMS OF THE AGREEMENT, THE COMPANY IS HEREBY AUTHORIZED BY THE UNDERSIGNED TO MAKE AND USE COPIES HEREOF TO EFFECT ALL SUCH TRANSFERS.

Dated: _________________

HOLDER:

By:_______________________________________
Name:_____________________________________

[**Instructions**: Please do not fill in any blanks other than the signature line. The purpose of this Stock Power is to enable the Company to exercise its rights to effect the forfeiture of Incentive Holdback Shares as set forth in the Agreement without requiring additional signatures on the part of Holder.]